As filed with the Securities and Exchange Commission on May 2, 2025

Registration No. 333-286678

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fly-E Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3711	92-0981080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

136-40 39th Avenue
Flushing, NY 11354
(929) 410-2770
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zhou Ou
Chief Executive Officer
136-40 39th Avenue
Flushing, NY 11354
(929) 410-2770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wei Wang, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Tel: (212) 370-1300

Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMIARY PROSPECTUS	SUBJECT TO COMPLETION DATED MAY 2, 2025

Up to 38,095,238 Shares of Common Stock

Up to 76,190,476 Warrants to Purchase Common Stock

Up to 76,190,476 Shares of Common Stock Underlying the Warrants

Fly-E Group, Inc.

Fly-E Group, Inc. (the “Company”, “we”, “us” or “our”) is offering on a reasonable best efforts basis up to 38,095,238 shares of our common stock, par value $0.01 (the “Common Stock”) and up to 76,190,476 warrants (the “Warrants”) to purchase Common Stock (including shares of Common Stock underlying warrants) for gross proceeds of up to approximately $8.0 million. Each share of Common Stock is being sold together with two Warrants, with each Warrant to purchase one share of Common Stock. The shares of Common Stock and accompanying Warrants must be purchased together in this offering but will be issued separately. Each Warrant is exercisable immediately with an exercise price equal to 120% of the offering price, and expires on the fifth anniversary of the issuance date, subject to certain adjustments. We are offering the securities for an assumed offering price of $0.21 per share of Common Stock and accompanying Warrants, which was 50% of the last reported sale price for our Common Stock on Nasdaq on April 29, 2025. The final offering price will be determined through negotiation between us and the Placement Agent (as defined below) in the offering, may be at a discount to the current market price, and the recent market price used throughout this preliminary prospectus may not be indicative of the actual offering price.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FLYE.” On April 29, 2025, the closing trading price for our Common Stock, as reported on The Nasdaq Stock Market LLC (the “Nasdaq”), was US$0.41 per share. The Warrants offered hereby are not listed on any stock exchange or any trading system, and we do not expect a market for the Warrants to develop.

We have retained American Trust Investment Services, Inc., LLC to act as our exclusive placement agent (the “Placement Agent” or “ATIS”) in connection with this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number of dollar amount of securities. The Placement Agent is arranging for the sale of Common Stock and accompanying Warrants offered in this prospectus on a “best-efforts” basis and such Common Stock and accompanying underlying the Warrants are not being offered on a firm commitment by the Placement Agent. The offering will terminate on [●], 2025, unless completed sooner or unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent (as defined below) have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have received a written notification from Nasdaq on October 2, 2024, notifying us that we are not in compliance with the minimum bid price requirement set forth in Nasdaq Rules for continued listing on the Nasdaq. To regain compliance, our Common Stock must have a closing bid price of at least US$1.00 for a minimum of 10 consecutive business days by March 31, 2025. On April 2, 2025, Nasdaq notified us that, although the Company has not regained compliance with the minimum bid price requirement, the Company is eligible to receive an additional 180 calendar day period or until September 29, 2025, to regain compliance with the minimum bid price requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). We will monitor the closing bid price of our Common Stock and may, if appropriate, consider implementing available options, including, but not limited to, implementing a reverse share split of our Common Stock, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules. See “Risk Factors – Risks Related to this Offering and Our Securities – There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.”

We are an “emerging growth company” and a “smaller reporting company” as defined in the federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Because our directors and executive officers control a majority of the voting power of our Common Stock, we are deemed a “controlled company” under the listing rules of Nasdaq, and we qualify for exemptions from certain corporate governance requirements afforded to controlled companies. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we so elect, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. See “Prospectus Summary— Implication of Being a Controlled Company.”

An investment in our securities involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 11 of this prospectus before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share of Common Stock and accompanying Warrants	Total
Offering price(1)	$0.21	$8,000,000
Placement Agent commissions(2)	$0.01	560,000
Proceeds to us, before expenses	$0.20	$7,440,000

(1)	Assuming an offering price of $0.21 per share and maximum offering amount of approximately $8,000,000.

(2)	We have agreed to pay the Placement Agent a commission equal to 7% of the gross proceeds of this offering. We have also agreed to provide the Placement Agent a non-accountable expense allowance equal to 1% of the gross proceeds of this offering and out-of-pocket expenses up to a maximum amount of $150,000. See “Plan of Distribution”.

We expect to deliver the securities comprising the Common Stock and the accompanying Warrants against payment in U.S. dollars in New York, NY on or about [●], 2025.

American Trust Investment Services, Inc.

The date of this prospectus is ___________________, 2025.

i

ABOUT THIS PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Although we are responsible for all of the disclosures contained in this prospectus and we believe the market and industry data included in this prospectus is reliable, we have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. The market and industry data and forecasts included in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. While we are not aware of any misstatements regarding the market and industry data and forecasts presented in this prospectus, such data and forecasts involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

This prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our ability to obtain additional funding to market our vehicles and develop new products;

●	our ability to produce our vehicles with sufficient volume and quality to satisfy customers;

●	the inability of our principal vendors to deliver the necessary components for our vehicles at prices and volumes acceptable to us;

●	our principal vendors failing to perform quality control on our products;

●	the inability to obtain sufficient intellectual property protection for our brand and technologies;

●	our vehicles failing to perform as expected;

●	our facing product warranty claims or product recalls;

●	our facing adverse determinations in significant product liability claims;

●	customers not adopting electric vehicles;

●	the development of alternative technology that adversely affects our business;

●	our ability to regain and maintain compliance with the continued listing standards of the Nasdaq;

●	the changes or developments with respect to domestic and international customs, tariffs, and trade policies, corresponding or retaliatory actions by other countries and related uncertainties;

●	increased government regulation of our industry; and

●	tariffs and currency exchange rates.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

iii

Prospectus Summary

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, before making an investment decision. This prospectus include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included are the property of their respective owners.

Overview

We are an electric vehicle (“EV”) company that is principally engaged in designing, installing, selling and rental of smart electric motorcycles (“E-motorcycles”), electric bikes (“E-bikes”), electric scooters (“E-scooters”) and related accessories under the brand “Fly E-Bike.” At Fly E-Bike, our commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future.

Fly E-Bike was established in 2018 with its first store opened in New York. Our business has grown rapidly since then and we are now one of the leading providers of E-bikes for food delivery workers in New York City. As of May 1, 2025, we have 25 stores, including 24 retail stores in the United States and one retail store in Canada. The Company offers rental services from selected locations in New York and Los Angeles. We also operate one online store at flyebike.com, focusing on selling E-motorcycles, E-bikes and E-scooters, serving customers in the United States. In addition, we plan to open a second online store focusing on selling gas bikes in the future. In addition, we plan to expand our presence in the United States and extend our business into South America and Europe.

We have a diversified product portfolio that is designed to satisfy the various demands of our customers and address different urban travel scenarios. Additionally, we aim to refresh our product offerings continuously to align with evolving market trends. As of May 1, 2025, we offered 25 E-motorcycle products, 28 E-bike products and 37 E-scooter products.

We are currently in the process of developing a Fly E-Bike app, which is a management service mobile software for our EVs, enabling customers to purchase bikes, locate company stores, schedule bike repairs, and more. We aim to design an app that will bring users a comprehensive intelligent experience to create a safer and more satisfying riding life. The development of the app is still in its preliminary stage. We have launched a testing version of the app, which is currently unavailable to our customers. We are also in the process of developing the enterprise resource planning system (“ERP system”). We have developed a mobile phone application for our renal services, the GO FLY APP, which was launched in the rental business on September 5, 2024.

We source a significant portion of our vehicle components from China and the United States, and then assemble them into our vehicles in a facility located in Maspeth, New York.

Recent Developments

Reverse Split

In April 2024, we effected a stock split of our authorized and all issued and outstanding shares of our Common Stock and preferred stock at a split ratio of 1-for-110,000, where the par value of the Company’s Common Stock remained unchanged at $0.01 per share, and number of authorized shares of the Company’s capital stock was increased from 440 to 48,400,000, with the number of authorized shares of Common Stock and preferred stock being increased from 400 to 44,000,000 and from 40 to 4,400,000, respectively. The issued and outstanding Common Stock and preferred stock increased at a split ratio of 1-for-110,000. The share number and related data in this prospectus has been updated to reflect the stock split referenced above.

IPO

On June 7, 2024, we consummated our initial public officering (the “IPO”) and sold 2,250,000 shares of Common Stock, at a price of $4.00 per share. The gross proceeds of the offering were $9.0 million, prior to deducting the underwriting discounts, commissions and offering expenses payable by the Company. In addition, we granted the underwriters a 30-day option to purchase an additional 337,500 shares of Common Stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments. On June 25, 2024, we sold an additional 337,500 shares of Common Stock to the underwriters of our IPO for gross proceeds of $1.4 million upon full exercise of the underwriters’ over-allotment option. Net proceeds received by us from our initial public offering, including the exercise of the over-allotment option, were approximately $9.2 million.  We also issued to The Benchmark Company, LLC (the “IPO Representative”), the representative of the IPO underwriters warrants to purchase 129,375 shares. None of such warrants were exercised as of the date of this prospectus.

Loan and Security Agreement

On August 5, 2024, the Company, Fly E-Bike, Inc. (“Fly E-Bike”), a Delaware corporation, and Fly EV, Inc. (collectively with the Company and Fly E-Bike, the “Borrower”) entered into a loan and security agreement (the “Loan Agreement”) with Peapack-Gladstone Bank (the “Lender”). Pursuant to the Loan Agreement, the Lender made available to the Borrower a $5 million revolving credit facility (the “Revolving Credit”), which the Borrower will use periodically for operating needs and to help facilitate acquisitions. The Loan Agreement has a one-year term. The principal balance of the loan under the Revolving Credit bears interest at a per annum rate equal to the term SOFR plus a spread of 3.50%, with a floor of 5.50%. The Borrower will make interest-only payments quarterly, starting on November 1, 2024. The entire amount of outstanding principal and interest is due on August 31, 2025.

As security for the payment of the loan, the Borrower granted the Lender a continuing lien on and security interest in all assets of the Borrower, including accounts, chattel paper, documents, instruments, inventory, general intangibles, equipment, fixtures, deposit accounts, goods, letter-of-credit rights, supporting obligations, investment property, commercial tort claims, property in the Lender’s possession, additions, and proceeds. The Borrower paid a non-refundable revolving credit closing fee of $20,000 at closing, agreed to pay an unused line fee of 0.25% quarterly, and a late charge of 5% on any payments not made within five days of the due date. Upon an event of default, the Lender may terminate the Revolving Credit, declare the Borrower’s obligations immediately due and payable, and exercise rights under the UCC and other applicable laws, including taking possession of the collateral and selling it.

Rental Program

We launched a rental program to meet the increasing market demand for safe, UL-certified e-bikes in compliance with New York State regulations in October 2024. The rental service, now available in New York City, Los Angeles, and Toronto via the Go Fly rental service mobile app and select Fly E-Bike stores, provides users with a flexible and affordable e-bike rental option. As part of our growth strategy, we plan to expand the rental service to Miami in the near term.

Trade-in Program

In January 2025, the New York City Department of Transportation (“NYC DOT”) launched a $2 million trade-in program, allowing eligible food delivery workers to replace their unsafe e-bikes, e-mobility devices, and batteries with high-quality versions. Our Fly-11 PRO was chosen as the official model of NYC DOT and participates in this program. In January 2025, we completed the delivery of the initial batch of Fly-11 Pro models to our retail partner participating in the program. We have also been actively cooperating with the government to provide information and promote the model.

Increase in Authorized Shares

In March 2025, we amended our amended and restated certificate of incorporation to increase the authorized shares of Common Stock from 100,000,000 shares to 300,000,000 shares.

UL Litigation

On or about March 12, 2025, UL LLC (“UL”) filed a complaint against the Company, along with the Company’s certain subsidiaries and certain individuals, in the Eastern District of New York (the “Complaint”). The Complaint alleges that the Company improperly used UL’s trademark by claiming certain products were certified by UL. The Complaint seeks $2,000,000 for each instance an allegedly counterfeit UL mark was used and asserts claims for federal trademark infringement and counterfeiting, unfair competition and false designations of the origin and false and misleading representations, common law unfair competition, common law unjust enrichment, and unlawful deceptive acts and practices. The response to the Complaint is due on May 8, 2025. The Company and UL are in the process of discussing settlement. If settlement efforts are unsuccessful, the Company intends to defend itself against the lawsuit.

Approved Reverse Split and Financing

On March 10, 2025, the Company held a special meeting of stockholders. At the special meeting, among other proposals, the Company’s stockholders approved an amendment to the amended and restated certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock by a ratio in a range of 1-for-2 to 1-for-15, with such ratio to be determined in the discretion of the board of directors of the Company and with such action to be effected at such time and date, if at all, as determined by the board of directors of the Company within one year after the conclusion of the special meeting. On April 2, 2025, Nasdaq notified us that, although the Company has not regained compliance with the minimum bid price requirement, the Company is eligible to receive an additional 180 calendar day period or until September 29, 2025, to regain compliance with the minimum bid price requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). We will monitor the closing bid price of our Common Stock and may, if appropriate, implement a reverse share split of our Common Stock, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules.

On April 25, 2025, the Company held a special meeting of stockholders. At the special meeting, the Company’s stockholders approved the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of up to 50% below the market price of the Company’s Common Stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d).

Our History and Corporate Structure

We initially started our business in 2018 as Ctate Inc. (“Ctate”), a New York corporation. Our business has experienced rapid growth since then and we opened multiple retail stores within a short period of time. In the interest of efficient management, each retail store was managed by a separate company wholly owned by Ctate.

Fly E-Bike was a wholly owned subsidiary of Ctate incorporated on August 22, 2022. On September 12, 2022, Ctate and Fly E-Bike entered into an Agreement and Plan of Merger, pursuant to which Ctate merged into and with Fly E-Bike, with Fly E-Bike being the surviving corporation.

Fly-E Group, Inc. (“Fly-E Group”), a Delaware corporation, was incorporated on November 1, 2022. On December 21, 2022, Fly E-Bike, the stockholders of Fly E-Bike and Fly-E Group entered into a Share Exchange Agreement, pursuant to which Fly-E Group acquired all of the issued and outstanding shares of Fly E-Bike by issuing its shares to the stockholders of Fly E-Bike on a one-for-one basis (the “Share Exchange”). As a result of the Share Exchange, Fly E-Bike became a wholly owned subsidiary of Fly-E Group. Fly-E Group has no substantive operations other than holding all of the issued and outstanding shares of Fly E-Bike and Fly EV, Inc. Our business is primarily conducted through Fly E-Bike and its subsidiaries. Fly EV, Inc. is a Delaware corporation incorporated on November 1, 2022 and currently has no substantive operations.

Our Industry

The EV industry has been experiencing significant growth and innovation in recent years. With the advancement of technology and the increasing demand for environmentally friendly transportation options, E-bikes, E-motorcycles and E-scooters have become popular choices for commuting, leisure and sports. As the demand for sustainable transportation options continues to grow, the EV industry is poised for further growth and development.

Some of the major trends driving the growth of the EV industry include the increasing demand for sustainable transportation options, advancements in battery and motor technology, and the growing popularity of E-bike sharing services. Government incentives and regulations, such as tax credits and subsidies for the purchase of EVs, are also driving the growth of the industry.

City bikes and city E-bikes are popular in big cities in the United States, such as New York City, Miami and Dallas. There is also a growing popularity of E-scooters as an increasing number of EV merchants are launching their businesses in these cities.

New York City is a major commercial hub and the largest metropolitan area in the United States. As a result, the volume of small package deliveries in New York City is remarkably high, and it has continued to grow over the years. With the rise of E-commerce and online shopping, more and more people in New York City are relying on package deliveries for their everyday needs, leading to a significant increase in small package delivery volume. The COVID-19 pandemic has further accelerated this trend as more people have turned to online shopping.

The high volume of package deliveries in New York City has led to concerns about traffic congestion and delivery vehicle emissions, which the city is working to address through initiatives such as congestion pricing and EV incentives. For short-distance deliveries within urban areas, E-bike delivery can be a more efficient and environmentally friendly option compared to truck delivery. E-bikes can navigate through congested city streets, often taking shorter routes that trucks cannot access, and deliver packages quickly without contributing to traffic congestion or air pollution. Additionally, E-bikes are often cheaper to operate and maintain than trucks. We expect that other large densely populated cities in the United States, such as Miami and Dallas, face similar challenges and will continue to adopt the use of E-bikes, E-motorcycles and E-scooters to meet their delivery needs.

Our Products

We offer a diverse product portfolio that satisfies various demands of our customers and addresses different urban travel scenarios. Following market trends and technological updates, we continuously develop and add new products into our portfolio to meet our customers’ needs. We also aim to continuously introduce upgrades and refreshes to our existing models.

E-motorcycles

Our E-motorcycle category consists of 25 different products, which include a range of E-moped, E-motorcycle and E-tricycle.

E-moped

Our E-moped product line is one of our most popular, featuring a range of eight different models. Our E-mopeds can run an average of 20-70 miles on a single charge, with a top speed of 20-38 miles per hour. Additionally, our E-mopeds are capable of holding a payload of 185-400 pounds. Each E-moped offer several standard features, including a remote key fob, alarm system, lockable under-seat storage, front and rear suspension, and a complete lighting package. Some models also offer a USB phone charging port for added convenience. These features make them an ideal choice for delivery workers.

All of our E-mopeds feature a low seat height and large tires, providing excellent stability at all speeds and on all surfaces. Moreover, their electric drivetrain requires no clutch or gears, making them easy to operate for almost anyone.

E-motorcycle

We also offer E-motorcycles that are designed for urban commuting and city riding, offering a range of 25-80 miles on a single charge and a top speed of 30-59 miles per hour. They have a payload capacity of 160-400 pounds and feature a powerful electric motor with multiple riding modes to choose from. Additionally, our E-motorcycles are equipped with advanced safety features, including anti-lock brakes and a high-performance suspension system, ensuring optimal handling and rider safety.

E-tricycle

The Fly-Tricycle is an electric three-wheel vehicle that offers three seats. The interior of this vehicle is crafted with high-quality automotive-grade materials, ensuring long-lasting durability. This vehicle can run a range of 43-62 miles on a single charge, with a top speed of 30 miles per hour. Additionally, the Fly-Tricycle is capable of holding a payload of 1,239 pounds.

E-bikes

We currently offer 28 different E-bike products, which include City E-bikes, foldable E-bikes and standard E-bikes.

City E-bike

Our City E-Bike has a range of 15-20 miles on a single charge and a maximum speed of 20 miles per hour. It has a payload capacity of 200 pounds and an under-seat storage area.

Foldable E-bike

Our foldable E-bikes, including the Dolphin E-Bike and the Air-2, are versatile and convenient for folding. They are capable of running 20-25 miles on a single charge with a top speed of 23 miles per hour. In addition, our foldable E-bikes have a payload capacity of 250 pounds. They are compact, portable and easy to store, making them a good choice for people who are conscious of space limitations, such as those who live in small apartments in big cities.

Standard E-bike

Our standard E-bikes are designed to be lightweight and come in a variety of different outlook designs, with multiple speed options to choose from. They offer a range of 20-60 miles on a single charge, with a top speed range of 15-32 miles per hour, and have a payload capacity of 180-250 pounds.

E-scooters

Our E-scooter segment currently offers 37 different products, which the Insurgent E-Scooter, Flytron, H-Max and H-1 models.

Our E-scooters offer a range of 15-45 miles on a single charge and a top speed range of 15-40 miles per hour. They are also capable of holding a weight range of 250-330 pounds. Additionally, our smart E-scooters are equipped with hydraulic disc brakes made from special alloys. The brake discs are slotted to extend the life of the system. The hardware of the brakes is complemented by the electronic braking system, which provides for intelligent braking and recycling kinetic energy. Certain of our models also employ the combined braking system, which intelligently splits braking force between the front and rear discs to shorten the braking distance at higher speeds.

Accessories and spare parts

We offer a comprehensive line of Fly E-Bike branded accessories and spare parts. We also sell traditional bikes.

Intellectual Property

We currently hold one trademark in the United States, which covers our logo. We also hold four trademarks in China, which cover the names “FLY E-BIKE”, “FLY EBIKE”, “FLYEBIKE” and our logo. Additionally, we have two trademarks in the Dominican Republic covering the name “FLY E-BIKE” and our logo, and one trademark in Panama covering the name “FLY E-BIKE”. All these trademarks are effective from 2022 to 2033.

Other than the trademarks mentioned above, we do not own any patents, copyrights or other intellectual property registrations in the United States. We plan to seek further intellectual property registrations in the United States in the future. We currently also seek to protect our trade secrets and other proprietary information through common law copyright and trademark principles.

Summary of Risks

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors.” Before you make a decision to invest in our securities, you should carefully consider all of those risks including the following:

Risks Relating to Our Business

●	We may be unable to meet our growing production plans and delivery plans, any of which could harm our business and prospects.

●	We are dependent on certain principal vendors in China for a significant portion of our vehicle components, and the inability of these vendors to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

●	We rely on third parties for quality control on the parts sourced from China.

●	If we are unable to resolve the trademark infringement lawsuit filed by UL, we may incur substantial losses and face significant disruption to our business.

●	The current tensions in international trade policies and rising political tensions, particularly between the United States and China, may adversely impact our business and operating results.

●	Our success will depend on our ability to economically produce our vehicles at scale, and our ability to produce vehicles of sufficient quality and appeal to customers on schedule and at scale is unproven.

●	Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs and manage inventory at optimal levels, our operating results will suffer.

●	Increases in costs, disruption of supply, or shortage of materials used to manufacture the component parts used in our vehicles, including potential risks stemming from the conflict between Russia and Ukraine, could harm our business.

●	Our vehicles may not perform in line with customer expectations.

●	Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt electric vehicles.

●	The electric mobility industry is subject to rapidly changing and often complex regulatory environments.

●	We may be unable to adequately control the costs associated with our operations.

●	We may not succeed in establishing, maintaining and strengthening our brand, which could materially and adversely affect customer acceptance of our products, which could in turn materially affect our business, results of operations or financial condition.

●	We have a relatively short operating history, which makes it difficult to evaluate our future prospects, forecast financial results, and assess the risks and challenges we may face.

●	There is substantial doubt about our ability to continue as a going concern.

●	We identified material weaknesses and significant deficiencies in our internal control over financial reporting.

●	The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in this industry.

●	An adverse determination in any significant product liability claim against us could materially adversely affect our business, results of operations or financial condition.

●	We are dependent upon our executives for their services and any interruption in their ability to provide their services could cause us to cease operations.

●	Our management team does not have any experience in operating a publicly traded company.

●	We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

●	If we are unable to adequately establish, maintain, protect and enforce our intellectual property and proprietary rights, our reputation may be harmed, we may be subject to litigation, and our business may be adversely affected.

●	Improper activities by third parties, exploitation of encryption technology, new data-hacking tools and discoveries and other events or developments may result in future intrusions into or compromise of our networks and technology systems.

●	Significant changes or developments with respect to domestic and international customs, tariffs, and trade policies, corresponding or retaliatory actions by other countries and related uncertainties could adversely affect our financial results and profitability.

●	We may be unable to improve our existing products and develop and market new products that respond to customer needs and preferences and achieve market acceptance.

●	We have limited experience servicing our vehicles, and if we are unable to address the service requirements of our customers, our business could be materially and adversely affected.

●	Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on our business, results of operations or financial condition.

●	If our vehicle owners customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm our business.

Risks Related to this Offering and Our Securities

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

●	There can be no assurance that we will be able to regain compliance with the continued listing standards of Nasdaq.

●	We do not intend to apply for any listing of the Warrants on any exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants.

●	The Warrants are speculative in nature.

●	You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase. You may also experience future dilution as a result of future equity offerings.

●	Resales of our Common Stock in the public market during this offering by our stockholders may cause the market price of our Common Stock to fall.

●	This offering may cause the trading price of our Common Stock to decrease.

●	Our directors and executive officers will continue to exercise significant control over us, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

●	FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our Common Stock.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the federal securities laws and, therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

●	a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

●	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in total annual growth revenues, have issued more than $1 billion of non-convertible debt in the past three years, or if we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some, but not all, of the available benefits available to emerging growth companies. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Implication of Being a Controlled Company

As of the date of this prospectus, our directors and executive officers beneficially own approximately 68.5% of the outstanding shares of our Common Stock. Therefore, our directors and executive officers have a significant influence over fundamental and significant corporate matters and transactions. As such, we are deemed a “controlled company” under the listing rules of Nasdaq and we qualify for exemptions from certain corporate governance requirements afforded to controlled companies. However, we do not expect to rely on these exceptions. See “Risk Factors — Risks Related to this Offering and Our Securities — Our directors and executive officers will continue to exercise significant control over us, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.”

Company Information

Our principal executive office is located at 136-40 39th Avenue, Flushing, NY11354. Our website address is flyebike.com. The information on or accessible through our website is not part of this prospectus.

The Offering

Securities we are offering	Up to 38,095,238 shares of Common Stock and 76,190,476 Warrants to purchase up to 76,190,476 shares of Common Stock (including up to 76,190,476 shares of Common Stock underlying Warrants) on a reasonable “best efforts” basis for aggregate proceeds of approximately $8.0 million. Each share of Common Stock is being sold together with two Warrants, with each Warrant to purchase one share of Common Stock. The shares of Common Stock and accompanying Warrants must be purchased together in this offering but will be issued separately.

Assumed offering price	$0.21, which is 50% of the last reported sale price for our Common Stock on Nasdaq on April 29, 2025.

Shares of Common Stock outstanding immediately before this offering	24,587,500 shares.

Shares of Common Stock outstanding immediately after this offering	62,682,738 shares, based on the assumed offering price of $0.21 and the maximum offering amount of approximately $8.0 million and none of the Warrants issued in this offering are exercised.

Description of Warrants

The Warrants are exercisable immediately upon issuance, have an exercise price equal to 120% of the offering price and will expire five years from the date of issuance. Each Warrant is exercisable for one share of Common Stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Common Stock. A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of our outstanding shares of Common Stock after exercise, as such ownership percentage is determined in accordance with the terms of the Warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. This prospectus also relates to the offering of shares of Common Stock issuable upon exercise of the Warrants.

To better understand the terms of the Warrants, you should carefully read the “Description of Securities to be Registered” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Use of proceeds	We intend to use the net proceeds of this offering to cover the purchase of inventory and production costs of our vehicles and for general corporate purposes. See “Use of Proceeds”.

Risk Factors	See “Risk Factors” on page 11 of this prospectus and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Lock-up	We, our directors, executive officers, employees or other recipients of Common Stock pursuant to an employee stock ownership plan or other benefit plan, and holders of 5% or more of the outstanding shares of our Common Stock have agreed, for a period of six (6) months from the closing date of this offering, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to certain exceptions. See “Plan of Distribution”.

Nasdaq listing and symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FLYE”.

Payment and settlement	We expect to hold the closing of the offering and deliver the securities comprising the share of Common Stock and accompanying Warrants against payment on or around [●], 2025. The offering will be terminated by [●], 2025, provided that closing of the offering for all of the shares of Common Stock and accompanying Warrants have not occurred by such date, and may be extended by written agreement of us and the Placement Agent for a maximum period of [●] days. We will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent (as defined below) have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

The number of shares of Common Stock to be outstanding after this offering is based on 24,587,500 shares of our Common Stock outstanding As of May 1, 2025 and excludes, as of that date, the following:

●	129,375 shares of Common Stock issuable upon the exercise of the IPO Representative’s Warrants;

●	76,190,476 shares of Common Stock underlying the Warrants to be issued in connection with this offering; and

●	3,700,000 shares of Common Stock reserved for future grants of equity-based awards under our equity incentive plan.

Unless otherwise indicated, this prospectus reflects and assumes no exercise of any of the Warrants.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy shares of our Common Stock. If any of the following risks materializes, our business could be harmed. In that case, the trading price of shares of our Common Stock could decline, and you may lose all or part of your investment. Our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to the Company’s Business, Operations, and Industry

We may be unable to meet our growing production plans and delivery plans, any of which could harm our business and prospects.

In order to meet the demand of our products in domestic and overseas markets, we plan to open more stores overseas in the future. Meanwhile, we also focus on developing more wholesale domestic customers. Our plans call for achieving and sustaining increases in vehicles production and deliveries. Our ability to achieve these plans will depend upon a number of factors, including our suppliers’ ability to support our needs and our ability to utilize our current assembling capacity, achieve the planned production yield and further increase capacity as planned while maintaining our desired quality levels and optimize design and production changes. If we are unable to realize our plans, our brand, business, prospects, financial condition and operating results could be materially damaged.

We are dependent on certain principal vendors in China for a significant portion of our vehicle components, and the inability of these vendors to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

We source a significant portion of our vehicle components from China and then assemble these parts into our products in the United States. We rely on certain principal vendors who help us source and supply parts used in our vehicles from various suppliers in China. We currently do not maintain long-term contracts with our suppliers and vendors. While we believe our contract management processes are strong, we nevertheless could experience difficulties.

If our principal vendors decide to terminate their partnership with us, experience sourcing failures, or otherwise become unable to provide us with the necessary components in sufficient quantities, in a timely manner, and on acceptable terms, we may have to delay the production and sale of our products or find an alternative vendor. Any significant unanticipated demand would require us to procure additional components in a short amount of time. While we believe that we will be able to secure additional or alternate sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components of our products.

In addition, if we encounter unexpected difficulties with our principal vendors, and if we are unable to fill these needs from other vendors in a timely manner, we could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting our vehicles. The loss of any vendors or the disruption in the supply of components from these vendors could lead to design changes and delays in product deliveries to our customers, which could hurt our relationships with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

If we are unable to resolve the trademark infringement lawsuit filed by UL, we may incur substantial losses and face significant disruption to our business.

On or about March 12, 2025, UL filed a complaint against us, certain of our subsidiaries, and individuals affiliated with the Company in the Eastern District of New York. The complaint alleges improper use of UL’s trademark, including claims that certain products were falsely represented as UL-certified. UL seeks statutory damages of $2,000,000 per instance of alleged counterfeit use and asserts claims including federal trademark infringement and counterfeiting, unfair competition, false designation of origin, unjust enrichment, and deceptive practices.

We are currently engaged in settlement discussions with UL. However, if we are unable to reach a settlement, we intend to vigorously defend against the lawsuit. If we are unsuccessful, or if the dispute results in prolonged litigation, we may be required to cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property; pay substantial damages, cease the use of certain branding or components, or incur significant legal and operational costs. Any such outcome could materially and adversely affect our business, financial condition, and prospects.

The current tensions in international trade policies and rising political tensions, particularly between the United States and China, may adversely impact our business and operating results.

We source a significant portion of our vehicle components from China. The application of sanctions, trade restrictions or tariffs by the U.S. or other countries may adversely impact the industry supply chain. The U.S. government has implemented policies restricting international trade and investment, such as tariffs, export controls, economic or trade sanctions, and foreign investment filing and approval requirements. These actions may materially and adversely affect international trade, global financial markets, and the stability of the global economic condition. In the past, the U.S. government has imposed higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing higher tariffs on certain products imported from the United States.

On April 2, 2025, President Trump announced that the United States would impose a 10% tariff on all countries, effective on April 5, 2025, and individualized higher tariff rates on countries with which the United States has proportionately large trade deficits in goods, including, among others, a 34% additional tariff on goods imported from China that brings the total additional tariff rate levied on China since 2025 to 54%. Following that announcement, China and the United States sequentially imposed additional tariffs on each other. Other economies that are affected by increased tariffs by the United States are also considering imposing or increasing tariffs on goods from the United States. On April 9, 2025, President Trump announced a 90-day pause on the additional tariffs to other countries with the exception of China, which faced increased tariffs totaling 145%.

We cannot predict what additional actions, if any, may be taken with respect to tariffs or trade relations between the United States and China, what products may be subject to such actions, or what actions may be taken by the China in retaliation. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and our product margins. The additional tariffs imposed on components or equipment that we source from China will increase our costs and could have an adverse impact on our operating results and financial conditions in future periods.

We rely on third parties for quality control on the parts sourced from China.

We rely on one of our principal vendors in China to monitor the factories manufacturing the parts sourced from China for use in our vehicles. We have limited control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If our principal vendor fails to perform its duties, including proper inspections on sample products before mass production, the third-party manufacturers may fail to manufacture our product components according to our schedule and requirements or at all. The quality of our products is crucial to our continued growth. If our principal vendor fails to perform its supervising and inspecting duties properly, our final products could have quality issues, which could result in product recall, return of products and potential lawsuits against us if our products cause any injuries or damages due to the quality issues. Any occurrence of the foregoing could hurt our relationship with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

Our success will depend on our ability to economically produce our vehicles at scale, and our ability to produce vehicles of sufficient quality and appeal to customers on schedule and at scale is unproven.

Our business success will depend in large part on our ability to economically produce, market and sell our vehicles at sufficient capacity to meet the demands of our customers. We will need to scale our production capacity in order to successfully implement our growth strategy.

We currently have one facility in which we assemble all of our products in Maspeth, New York. We have no experience in large-scale production of our vehicles, and we do not know whether we will be able to develop efficient, automated, low-cost production capabilities and processes, such that we will be able to meet the quality, price and production standards, as well as the production volumes, required to successfully market our vehicles and meet our business objectives and customer needs. Any failure to develop and scale our production capability and processes could have a material adverse effect on our business, prospects, financial condition and operating results.

Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs and manage inventory at optimal levels, our operating results will suffer.

As we plan to continue expanding our business, we expect to include more products and their components in our inventory, which will make it more challenging for us to manage our inventory effectively and will put more pressure on our warehousing system. Maintaining excessive inventory levels beyond customer demand can lead to higher inventory carrying costs. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. On the other hand, if we underestimate customer demand or encounter delays from our vendors in supplying vehicle components promptly, we may face inventory shortages. This could potentially compel us to procure vehicle components at higher costs, leading to a backorder situation or unfulfilled customer orders, which could lead to potential cancellations or loss of customers to competitors and negatively impact our brand image and reputation.

There is no assurance that our suppliers will ultimately be able to meet our cost, quality and volume needs, or do so on a timely basis. Furthermore, as the volume of our sales increases, we will need to accurately forecast, purchase and warehouse components at much higher volumes than we have experience with. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, or storage, transportation and write-off costs. Any of the above could have a material adverse effect on our business, prospects, financial condition and operating results.

Increases in costs, disruption of supply, or shortage of materials used to manufacture the component parts used in our vehicles, including potential risks stemming from the conflict between Russia and Ukraine, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of similar products by our competitors, and could adversely affect our business and operating results. These risks include:

●	an increase in the cost, or decrease in the available supply, of materials used in the battery packs;

●	tariffs on the materials we source in China; and

●	fluctuations in the value of the Chinese Renminbi against the U.S. dollar as our purchases for the components of our products are denominated in Chinese Renminbi.

Disruption in our supply chain and rising prices of raw materials as a result of the conflict between Russia and Ukraine may also negatively impact our businesses. In February 2022, Russian military forces launched a military action in Ukraine. The ongoing military action between Russia and Ukraine, sanctions and other measures imposed against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic by the U.S. and other countries and bodies around the world, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, has in the past and in the future could continue to adversely affect the global economy and financial markets and could adversely affect our business, prospects, financial condition and operating results. Additional potential sanctions and penalties have also been proposed and/or threatened. Although our operations have not experienced a material adverse impact on supply chain or other aspects of our business from the ongoing conflict between Russia and Ukraine, during times of war and other major conflicts, we and the third parties upon which we rely may be vulnerable to a heightened risk of these attacks that could materially disrupt our operations, supply chain, and ability to produce, sell and distribute our products. We cannot predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, are rapidly developing and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant, could result in increases in commodity, freight, logistics and input costs and could potentially have substantial impact on the global economy and our business for an unknown period of time.

Substantial increases in the prices for our materials or prices charged to us would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase prices in response to increased material costs could result in cancellations of vehicle orders and therefore materially and adversely affect our brand, business, prospects, financial condition and operating results.

Our vehicles may not perform in line with customer expectations.

Our vehicles may not perform in line with customers’ expectations. For example, our vehicles may not have the durability or longevity of other vehicles in the market, and may not be as easy and convenient to repair as other vehicles on the market. Any product defects or any other failure of our vehicles to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, prospects, financial condition and operating results.

In addition, the range of our vehicles on a single charge declines principally as a function of usage, time and charging patterns as well as other factors. For example, a customer’s use of his or her electric vehicle as well as the frequency with which he or she charges the battery can result in additional deterioration of the battery’s ability to hold a charge. Furthermore, our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. If any of our vehicles fail to perform as expected, we may need to delay deliveries, initiate product recalls and provide servicing or updates under warranty at our expenses, which could materially and adversely affect our brand, business, prospects, financial condition and operating results.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt electric vehicles.

Demand for our products depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new electric vehicles and technologies. As our business grows, economic conditions and trends will impact our business, prospects and operating results as well.

Demand for our electric vehicles may also be affected by factors directly impacting the price or the cost of purchasing and operating electric vehicles such as sales and financing incentives, prices of raw materials, parts and components and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results.

In addition, the demand for our vehicles and services will highly depend upon the adoption by consumers of new energy vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, price and other competition, evolving government regulation and industry standards and changing consumer demands and behaviors.

Other factors that may influence the adoption of new energy vehicles, and specifically electric vehicles, include:

●	perceptions about electric vehicle quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles, whether or not such vehicles are produced by us or other companies;

●	perceptions about vehicle safety in general;

●	the limited range over which electric vehicles may be driven on a single battery charge and the speed at which batteries can be recharged;

●	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

●	the availability of service for electric vehicles;

●	the environmental consciousness of consumers;

●	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

●	macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase our electric vehicles and use our services. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be affected.

The electric mobility industry is subject to rapidly changing and often complex regulatory environments.

The electric mobility industry is subject to rapidly changing and often complex regulatory environments at local, state, national, and international levels. Evolving regulations related to safety standards, emissions, licensing, and operational requirements can have a substantial impact on our business operations and profitability. Compliance with these changing regulations may necessitate costly modifications to our products, business processes, or market strategies, which could lead to increased expenses and delays in product development and market entry. Failure to navigate and adhere to evolving regulations adequately could result in legal and financial liabilities, damage to our reputation, and potential market restrictions. Furthermore, inconsistency in regulations between different jurisdictions may create challenges in maintaining uniform business practices and product offerings, increasing our exposure to regulatory risks. Furthermore, a significant portion of our customer base comprises food delivery workers, and if leading food delivery platforms like Uber Eats and DoorDash impose new requirements on the type of electric vehicles they allow, non-compliance on our part could result in the loss of these customers. While we believe we are presently in compliance with applicable laws and regulations in our operating regions, there can be no assurance that we can always promptly adapt to the rapidly changing regulatory environment. If we fail to effectively adjust to the changing regulatory landscape and comply with applicable laws and regulations in our operating regions, our business, prospects, financial condition and operating results would be materially and adversely affected.

We may be unable to adequately control the costs associated with our operations.

We expect to incur significant costs which will impact our profitability, including research and development expenses as we roll out new models and improve existing models, raw material procurement costs and selling and distribution expenses as we build our brand and market our vehicles. Our ability to remain profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell and distribute and service our vehicles and services, our business, prospects, financial condition and operating results would be materially and adversely affected.

We may not succeed in establishing, maintaining and strengthening our brand, which could materially and adversely affect customer acceptance of our products, which could in turn materially affect our business, results of operations or financial condition.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Fly E-Bike brand. If we are unable to establish, maintain and strengthen our brand, we may lose the opportunity to build and maintain a critical mass of customers. Our ability to develop, maintain and strengthen our brand will depend heavily on the success of our marketing efforts. Failure to develop and maintain a strong brand could materially and adversely affect customer acceptance of our vehicles, could result in suppliers and other third parties being less likely to invest time and resources in developing business relationships with us, and could materially adversely affect our business, prospects, financial condition and operating results.

We have a relatively short operating history, which makes it difficult to evaluate our future prospects, forecast financial results, and assess the risks and challenges we may face.

Our business is relatively new and rapidly evolving. We first launched our business in 2018 and have a limited operating history. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. Risks and challenges we have faced or expect to face as a result of our relatively limited operating history and evolving business model include our ability to:

●	make operating decisions and evaluate our future prospects and the risks and challenges we may encounter;

●	forecast our revenue and budget for and manage our expenses;

●	attract new customers and retain existing customers in a cost-effective manner;

●	comply with existing and new or modified laws and regulations applicable to our business;

●	manage our business assets and expenses;

●	plan for and manage capital expenditures for our current and future offerings and manage our supply chain and supplier relationships related to our current and future offerings;

●	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

●	maintain and enhance the value of our reputation and brand;

●	effectively manage our growth and business operations;

●	successfully expand our geographic reach;

●	hire, integrate and retain talented people at all levels of our organization; and

●	successfully develop new features, offerings and services to enhance the experience of customers.

If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, prospects, financial condition and operating results could be adversely affected.

There is substantial doubt about our ability to continue as a going concern.

We believe there is substantial doubt about our ability to continue as a going concern as of the date of this prospectus. The going concern may be included in our future reports and could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise.

As of December 31, 2024, we had cash of $1.4 million. We had working capital of $3.0 million and $0.3 million as of December 31, 2024 and March 31, 2024, respectively. We had net loss of $2.0 million and net income of $1.2 million for the nine months ended December 31, 2024 and 2023, respectively. During the nine months ended December 31, 2024, net cash used in operating activities of the Company was approximately $9.4 million. As of December 31, 2024, we had a current portion of contractual obligation of approximately $8.2 million. We plan to alleviate the going concern risk through (i) equity financing to support the Company’s working capital; (ii) other available sources of financing (including debt) from banks and other financial institutions; and (iii) financial support from the Company’s related parties. There is no assurance that we will be successful in implementing the foregoing plans or that additional financing will be available to us on commercially reasonable terms, or at all. Our inability to secure needed financing when required could require material changes to our business plans and could have a material adverse effect on our ability to continue as a going concern and results of operations.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

In connection with the preparation and audit of our consolidated financial statements for the year ended March 31, 2024, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses that have been identified included our lack of (i) sufficient financial reporting and accounting personnel with appropriate knowledge of generally accepted accounting principles in the United States of America (the “U.S. GAAP”) and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements, (ii) formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework, and (iii) sufficient controls designed and implemented in IT environment and IT general control activities, which are mainly associated with areas of logical access management, change management, computer operation, service organization management as well as cyber security management.

In response to the material weaknesses identified for the year ended March 31, 2024, we are in the process of implementing a number of measures to address the material weaknesses identified, including but not limited to (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements; and (iii) regularly conducting checks on the IT software we utilize to ensure its proper functionality, and arranging training sessions for our IT staff. We also plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating a U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, strengthening corporate governance as well as general control over our information technology. While we believe these efforts will remediate the material weaknesses, we may not be able to complete our evaluation, testing or any required remediation in a timely fashion, or at all. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in internal control over financial reporting, to prevent the identification of significant deficiencies in the future or that they will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods required of public companies could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in this industry.

The market of electric two-wheel vehicles is in its infancy, and we expect it will become more competitive in the future. There is no assurance that our vehicles will be successful in the respective markets in which they compete. A significant and growing number of established and new companies, as well as other companies, have entered or are reported to have plans to enter the electric vehicle market. Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing, sales networks and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Increased competition could result in lower vehicles sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

An adverse determination in any significant product liability claim against us could materially adversely affect our business, results of operations or financial condition.

The development, production, marketing, sale and usage of our vehicles will expose us to significant risks associated with product liability claims. As a provider of consumer products, we are, from time to time, subject to civil litigation regarding those products, including in publicly-available court filings. Our business is vulnerable to product liability claims, and we may face inherent risk of exposure to claims in the event our vehicles do not perform or are claimed to not have performed as expected. If our products are defective, malfunction or are used incorrectly by our customers, it may result in bodily injury, property damage or other injury, including death, which could give rise to product liability claims against us. For example, our certain EVs use lithium-ion batteries, which, if not appropriately managed and controlled, can rapidly release energy by venting smoke and flames that can ignite nearby materials. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to product liability claims against us and potentially a safety recall. Any losses that we may suffer from any liability claims and the effect that any product liability litigation may have upon the brand image, reputation and marketability of our products could have a material adverse impact on our business, results of operations or financial condition. No assurance can be given that material product liability claims will not be made in the future against us, or that claims will not arise in the future in excess or outside of our insurance coverage and contractual indemnities with suppliers and manufacturers. We may not be able to obtain adequate product liability insurance for our existing or new products or the cost of doing so may be prohibitive. Adverse determinations of material product liability claims made against us could also harm our reputation and cause us to lose customers and could have a material adverse effect on our business, prospects, financial condition and operating results.

We are dependent upon our executives for their services and any interruption in their ability to provide their services could cause us to cease operations.

The loss of the services of any member of our management team, including our CEO, could have a material adverse effect on us. We do not maintain any key man life insurance on our executives, including our CEO. The loss of the services of any of our executive management could impair our ability to execute our business plan and growth strategy, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all.

Our management team does not have any experience in operating a publicly traded company.

While our management team has a wide breadth of business experience, none of our executive officers have held an executive position at a publicly traded company. Given the onerous compliance requirements to which public companies are subject, there is a chance our executive officers will fail to perform at a level expected of public company officers. In such an event, the Company’s share price could be adversely effected. The management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. In addition, the development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property;

●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

●	redesign our vehicles or other goods or services; or

●	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

If we are unable to adequately establish, maintain, protect and enforce our intellectual property and proprietary rights, our reputation may be harmed, we may be subject to litigation, and our business may be adversely affected.

Our future success and competitive position depend on our ability to establish, maintain, protect and enforce our intellectual property and proprietary rights. We currently hold one trademark in the United States. Other than that, we do not own any issued patents, copyright nor other intellectual property registrations in the United States. We also seek to protect our trade secrets and other proprietary information through common law copyright and trademark principles, but these actions may be inadequate. The steps we have taken and will take may not prevent unauthorized use, reverse engineering or misappropriation of our technologies and we may be unable to detect any of the foregoing. Our lack of intellectual property protection in the United States may restrict our ability to protect our technologies and processes from competition. Defending and enforcing our intellectual property rights may result in litigation, which can be costly and divert management attention and resources. We plan to apply for patents, additional trademarks and other intellectual property registrations in the United States in the future to protect our brand and technologies. However, the intellectual property application process is complex and can be time-consuming. Even after investing significant resources in preparing and filing an application, there is no guarantee that it will be granted. If our efforts to protect our technologies and intellectual property are inadequate, the value of our brand and other intangible assets may be diminished and competitors may be able to mimic our cloud services. Any of these events could have a material adverse effect on our business, prospects, financial condition and operating results.

Improper activities by third parties, exploitation of encryption technology, new data-hacking tools and discoveries and other events or developments may result in future intrusions into or compromise of our networks and technology systems.

Our systems, website, data (wherever stored), software or networks and those of third-party suppliers and service providers, are vulnerable to security breaches, including unauthorized access, computer viruses or other malicious code and other cyber threats that could have a security impact. We, our third-party suppliers and service providers may not be able to anticipate evolving techniques used to effect security breaches (which change frequently and may not be known until launched), or prevent attacks by hackers, including phishing or other cyber-attacks, or prevent breaches due to employee error or malfeasance, in a timely manner or at all. Cyber-attacks have become far more prevalent in the past few years, potentially leading to the theft or manipulation of confidential and proprietary information or loss of access to, or destruction of, data on our or third-party systems, as well as interruptions or malfunctions in our or third parties’ operations. If a breach occurs within the supply chain, disjointed or delayed response efforts can exacerbate the impact, prolong recovery time, and increase potential damage to our operations and reputation. In addition, at present, there are no existing contractual agreements delineating cybersecurity responsibilities between our company and our suppliers or service providers. This absence of clear terms poses a risk wherein disputes regarding liability and accountability in the event of a security breach may emerge. Such disputes could potentially result in legal complexities, financial losses, and impeded incident resolution within our supply chain.

We have taken and are taking steps to monitor and enhance the security of our information technology systems. Furthermore, our board of directors schedules periodic discussions with management regarding significant risk exposures, including risks related to data privacy and cybersecurity, and assists in taking steps to mitigate the risk of cyberattacks on us. However, the techniques used by cyber criminals change frequently and often cannot be recognized until launched against a target; accordingly, we may not be able to anticipate these frequently changing techniques, implement adequate preventive measures for all of them or remediate any unauthorized access on a timely basis. All preventive measures, as well as additional measures that may be required to comply with rapidly evolving security standards and protocols imposed by law, regulation, industry standards or contractual obligations, may cause us to incur substantial expenses. Any unauthorized access into our customers’ sensitive information, data belonging to us or our vendors or employee data, even if we are compliant with industry security standards, could put us at a competitive disadvantage, result in deterioration of our customers’, vendors’ and employees’ confidence in us and subject us to investigations, required notifications, potential litigation, liability, fines and penalties and consent decrees, resulting in a possible material adverse impact on our brand, business, prospects, financial condition and operating results.

We may be unable to improve our existing products and develop and market new products that respond to customer needs and preferences and achieve market acceptance.

We may not be able to compete as effectively with our competitors, and ultimately satisfy the needs and preferences of our customers unless we can successfully enhance existing products, develop new innovative products and distinguish our products from our competitors’ products through innovation and design. Product development requires significant financial, technological and other resources. There can be no assurance that we will be able to incur a level of investment in research and development that will be sufficient to successfully make us competitive in product innovation and design. In addition, even if we are able to successfully enhance existing products and develop new products, there is no guarantee that the markets for our existing products and new products will progress as anticipated. If any of the markets in which our existing products compete do not develop as expected, our business, prospects, financial condition and operating results could be materially adversely affected.

We have limited experience servicing our vehicles, and if we are unable to address the service requirements of our customers, our business could be materially and adversely affected.

We have limited experience servicing or repairing our vehicles. Servicing electric vehicles is different than servicing traditional vehicles and requires specialized skills, including training and servicing techniques for electric vehicles. If we are unable to successfully address the servicing requirements of our customers or establish a market perception that we maintain high-quality support, our reputation could be harmed, we may be subject to claims from our customers, and our business, prospects, financial condition and operating results may be materially and adversely affected.

Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on our business, results of operations or financial condition.

We provide a three-month warranty against defects for our EVs and three-month warranty on the battery. Our warranty will generally require us to repair or replace defective products during such warranty periods at no cost to the consumer. We will record provisions based on an estimate of product warranty claims, but there is the possibility that actual claims may exceed these provisions and therefore negatively impact our results of operations or financial condition.

In addition, we may in the future be required to make product recalls or could be held liable in the event that some of our products do not meet safety standards or statutory requirements on product safety, even if the defects related to any such recall or liability are not covered by our limited warranty. The repair and replacement costs that we could incur in connection with a recall could have a material adverse effect on our business, results of operations or financial condition. Product recalls could also harm our reputation and cause us to lose customers, particularly if recalls cause consumers to question the safety or reliability of our products, which could have a material adverse effect on our business, prospects, financial condition and operating results.

If our vehicle owners customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm our business.

Electric vehicle enthusiasts may seek to “hack” our vehicles to modify their performance, which could compromise vehicle safety systems. Also, customers may customize their vehicles with after-market parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. In addition, the use of improper external cabling or unsafe charging outlets can expose our customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety of our vehicles and any injuries resulting from such modifications could result in adverse publicity which would negatively affect our brand and harm our business, prospects, financial condition and operating results.

Risks Related to This Offering and Our Securities

An active, liquid and orderly trading market for our Common Stock may not develop or be maintained, and our stock price may be volatile.

We cannot predict the nature of the market for our Common Stock, and we cannot assure you that an active, liquid or orderly trading market for our Common Stock will be maintained. To the extent that an active market does not develop, you may have difficulty in selling any shares of our Common Stock. If there is no active, liquid or orderly market for our Common Stock, the reported bid and asked price at the time you seek to purchase or sell shares may not reflect the price at which you could either buy or sell shares of our Common Stock.

Our directors and executive officers will continue to exercise significant control over us, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

The existing holdings of our directors and executive officers are in the aggregate, approximately 68.5% of our outstanding Common Stock as of the date of this prospectus. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. The concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our Common Stock.

In addition, this concentration of ownership might adversely affect the market price of our Common Stock by: (1) delaying, deferring or preventing a change of control of our company; (2) impeding a merger, consolidation, takeover or other business combination involving our company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company. The interests of our directors and officers may not coincide with our interests or the interests of other stockholders.

The price of our Common Stock may be volatile and fluctuate substantially and rapidly, which could result in the loss of a significant part of your investment.

The market price of our Common Stock may fluctuate substantially and rapidly and may be higher or lower than the public offering price. The stock market, in general, and the market for smaller companies such as ours, in particular, have experienced extreme price and volume fluctuations. Such volatility, including any stock-run up, may be unrelated or disproportionate to the actual or expected operating performance and financial condition or prospects of those companies, making it difficult for the investors to assess the rapidly changing value of our Common Stock. These fluctuations may be even more pronounced in the trading market for our Common Stock shortly following the listing of our Common Stock on Nasdaq as a result of the limited public float available following the IPO. The market price for our Common Stock may be influenced by many factors, including:

●	limited trading volume;

●	our success in commercializing our products;

●	developments with respect to competitive products or technologies;

●	developments or disputes concerning patent applications, issued patents or other intellectual property or proprietary rights;

●	the recruitment or departure of key personnel;

●	actual or anticipated changes in estimates as to financial results, commercialization timelines or recommendations by securities analysts;

●	variations in our financial results or the financial results of companies that are perceived to be similar to us;

●	sales of Common Stock by us, our executive officers, directors or principal stockholders or others;

●	general economic, industry and market conditions, such as the impact of the COVID-19 pandemic on our industry;

●	the publication of unfavorable research reports and updates thereto by financial analysts; and

●	the other factors described in this “Risk Factors” section.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the federal securities laws, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company”, (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved. We will take advantage of these exemptions. In addition, an emerging growth company may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of this initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if we become a large accelerated filer, (2) if our gross revenue exceeds $1.235 billion in any fiscal year, or (3) if we issue more than $1.0 billion in non-convertible notes in any three year period. We cannot assure you that we will be able to take advantage of all of the benefits of the available to emerging growth companies.

We are a “smaller reporting company” and, even if we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. Smaller reporting companies may choose to present only the two most recent fiscal years of audited financial statements in their annual reports on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if a smaller reporting company has less than $100 million in annual revenue, it would not be required to obtain an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. We will remain a smaller reporting company until the last day of any fiscal year for so long as either: (i) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250 million measured on the last business day of our second fiscal quarter; or (ii) our annual revenues is less than $100 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Common Stock, which could depress the price of our Common Stock.

Our certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Common Stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Common Stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our Common Stock.

We have never declared or paid any cash dividends or distributions on our capital stock. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. As a result, investors will be reliant upon capital appreciation for any returns on their investment in the shares of our Common Stock.

Future sales of our Common Stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

As of May 2, 2024, there are 17,160,000 shares of restricted Common Stock, which constitute approximately 69.8% of our outstanding Common Stock, may be eligible for sale pursuant to Rule 144 at various times.

We intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our Common Stock issued or reserved for issuance under our equity incentive plan or pursuant to stock options. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction other than those restrictions imposed on sales by affiliates pursuant to Rule 144.

We cannot predict the size of future issuances of our Common Stock or securities convertible into Common Stock or the effect, if any, that future issuances and sales of shares of our Common Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock (including shares issued in connection with any acquisition we may make), or the perception that such sales, including sales by our existing stockholders pursuant to Rule 144, could occur, may adversely affect prevailing market prices of our Common Stock.

Delaware law and provisions in our amended and restated certificate of incorporation and bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our Common Stock.

Our amended and restated certificate of incorporation (as amended) and bylaws contain provisions that could depress the trading price of our Common Stock by acting to discourage, delay or prevent a change of control of us or changes in its management that the stockholders may deem advantageous. These provisions include the following:

●	establish a classified board of directors so that not all members of our board of directors are elected at one time;

●	permit the board of directors to establish the number of directors and fill any vacancies and newly-created directorships;

●	provide that directors may only be removed for cause;

●	require super-majority voting to amend some provisions in our bylaws;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of the stockholders;

●	provide that the board of directors is expressly authorized to amend or repeal our bylaws;

●	restrict the forum for certain litigation against the Company to Delaware; and

●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Any provision of our amended and restated certificate of incorporation (as amended) or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

Our management is required to devote a substantial amount of time to comply with public company regulations.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including those related to corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these requirements. Certain members of our management do not have significant experience in addressing these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Among other things, our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. We will need to hire additional accounting and financial staff to comply with public company regulations. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to us.

Moreover, because we have identified deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, causing the price of our securities to decline and to repay loans. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our eligibility for listing on Nasdaq depends on our ability to comply with Nasdaq’s continued listing requirements. On October 2, 2024, we received written notice from Nasdaq indicating that the bid price for our Common Stock for the last 31 consecutive business days, had closed below the minimum $1.00 per share and, as a result, we are not in compliance with the $1.00 minimum bid price requirement for the continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until March 31, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our Common Stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during this 180 day period. On April 2, 2025, Nasdaq notified us that, although the Company has not regained compliance with the minimum bid price requirement, the Company is eligible to receive an additional 180 calendar day period or until September 29, 2025, to regain compliance with the minimum bid price requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). We will monitor the closing bid price of our Common Stock and may, if appropriate, consider implementing available options, including, but not limited to, implementing a reverse share split of our Common Stock, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules. However, there can be no assurance that we will be able to regain such compliance.

If Nasdaq delists our Common Stock from trading on its exchange, we and our stockholders could face significant material adverse consequences including:

●	limited availability of market quotations for our securities;

●	a determination that our Common Stock is a “penny stock,” which will require brokers trading in our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Stock;

●	a limited amount of analyst coverage; and

●	decreased ability to issue additional securities or obtain additional financing in the future.

We do not intend to apply for any listing of the Warrants on any exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants.

We do not intend to apply for any listing of the Warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants. Without an active market, the liquidity of the Warrants will be limited. Further, the existence of Warrants may act to reduce both the trading volume and the trading price of our Common Stock.

The Warrants are speculative and dilutive in nature.

The Warrants offered in this offering do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our Common Stock at a fixed price, for a limited period of time. A holder of a Warrant may exercise the right to acquire a share of Common Stock and pay an exercise price equal to 120% of the offering price for securities this offering, prior to the fifth anniversary of the original issuance date, upon which date any unexercised Warrants will expire and have no further value.

Moreover, following this offering, the market value of the Warrants is uncertain. There can be no assurance that the market price of our Common Stock will ever equal or exceed the exercise price of the Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Warrants.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share of Common Stock in this offering. In the event that the outstanding options or warrants are exercised or settled, or that we make additional issuances of Common Stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share of Common Stock paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase securities in this offering. The price per share at which we sell additional shares of our Common Stock included in the Common Stock and accompanying Warrants or securities convertible into Common Stock in future transactions, may be higher or lower than the offering price per share of Common Stock in this offering. As a result, purchasers of the Common Stock and accompanying Warrants we sell, as well as our existing stockholders, will experience significant dilution if we sell at prices significantly below the price at which they invested.

Resales of our Common Stock in the public market during this offering by our stockholders may cause the market price of our Common Stock to fall.

Sales of a substantial number of shares of our Common Stock could occur at any time. The issuance of new shares of our Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Common Stock.

This offering may cause the trading price of our Common Stock to decrease.

The offering price per share, together with the number of shares of Common Stock and Warrants we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering.

Anti-takeover provisions in our amended and restated certificate of incorporation, as amended and our amended and restated bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws and Delaware law contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our Common Stock. These provisions may also prevent or delay attempts by our stockholders to replace or remove our management. Our corporate governance documents include provisions:

●	providing for a classified board of directors, as a result of which our board of directors is divided into three classes, with each class serving for staggered three-year terms;

●	the removal of directors only for cause;

●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

●	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our Common Stock; and

●	limiting the liability of, and providing indemnification to, our directors and officers.

Any provision of our amended and restated certificate of incorporation, as amended or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our Common Stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Holders of the Warrants will have no rights as a common stockholder until they acquire our Common Stock.

Until holders of the Warrants acquire shares of our Common Stock upon exercise of the Warrants, the holders will have no rights with respect to shares of our Common Stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

Provisions of the Warrants could discourage an acquisition of us by a third party.

Certain provisions of the Warrants could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

A possible “short squeeze” due to a sudden increase in demand of our shares of Common Stock that largely exceeds supply may lead to price volatility in our shares of Common Stock.

Following this offering, investors may purchase our shares of Common Stock to hedge existing exposure in our shares of Common Stock or to speculate on the price of our shares of Common Stock. Speculation on the price of our shares of Common Stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Common Stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our shares of Common Stock for delivery to lenders of our shares of Common Stock. Those repurchases may in turn, dramatically increase the price of our shares of Common Stock until investors with short exposure are able to purchase additional shares of Common Stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our shares of Common Stock that are not directly correlated to the performance or prospects of our company and once investors purchase the shares of Common Stock necessary to cover their short position the price of our Common Stock may decline.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, our stock price and trading volume could decline.

The trading market for our Common Stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In making your investment decision, you should understand that we and the Placement Agent have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We and the Placement Agent have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on unauthorized information in making an investment decision.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims for breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including timely delivery of shares and indemnification for breach of contract.

Use of Proceeds

We estimate that we will receive net proceeds from the sale of securities in this offering of approximately $7.0 million, based upon an assumed offering price of $0.21 per share of Common Stock and accompanying Warrants and assuming maximum offering amount of approximately $8,000,000, after deducting estimated discounts and commissions to the Placement Agent and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows: (i) approximately $3.5 million for purchase of inventory and production costs of our vehicles; and (ii) 3.5 million for working capital.

Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024 on:

●	an actual basis; and

●

on a pro forma adjusted basis to give effect the sale and issuance of 38,095,238 shares of Common Stock in this offering at an assumed offering price of $0.21 per share, after deducting the discounts and commissions to the Placement Agent and estimated offering expenses payable by us.

The unaudited as adjusted information below is prepared for illustrative purposes only and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes.

	At December 31, 2024
	Actual	Pro Forma
Cash and cash equivalents	$1,367,248	8,398,623

Debt:
Current portion of long-term loan payables	99,079	99,079
Short-term loan payables	4,909,982	4,909,982
Long-term loan payables	2,090,734	2,090,734
Total debt	7,099,795	7,099,795
Stockholders’ equity:
Common stock: 44,000,000 shares authorized and 24,587,500 shares outstanding; 300,000,000 shares authorized, and 62,682,738 shares issued and outstanding, pro forma	245,875	626,827
Additional paid-in capital	10,744,024	17,394,447
Shares Subscription Receivable	(219,998)	(219,998)
Retained earnings	2,388,806	2,388,806
Accumulated other comprehensive loss	(33,371)	(33,371)
Total stockholders’ equity	13,125,336	20,156,711
Total capitalization	$20,225,131	27,256,506

Each $0.10 increase (decrease) in the assumed offering price of $0.21 per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital and total stockholders’ equity by approximately $3.0 million, assuming the maximum number of securities offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the Placement Agent’s discounts and commissions and other offering expenses. Similarly, each increase (decrease) of 10.0 million shares in the number of Common Stock and accompanying Warrants offered would increase (decrease) cash and cash equivalents, additional paid-in capital and total stockholders’ equity by approximately $1.6 million, assuming the assumed offering price remains the same, and after deducting the Placement Agent’s discounts and commissions and other offering expenses. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual offering price and other terms of this offering determined at pricing.

The above discussion is based on 24,587,500 shares of our Common Stock outstanding as of December 31, 2024 and excludes, as of that date, the following:

●	129,375 shares of Common Stock issuable upon the exercise of the IPO Representative’s Warrants;

●	shares of Common Stock underlying the Warrants to be issued in connection with this offering; and

●	3,700,000 shares of Common Stock reserved for future grants of equity-based awards under our equity incentive plan.

Dilution

If you purchase our securities in this offering, your interest may be diluted immediately to the extent of the difference between the offering price per share of Common Stock and accompanying Warrants you will pay in this offering and the as adjusted net tangible book value per share of our Common Stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our Common Stock outstanding.

As of December 31, 2024, our net tangible book value as of December 31, 2024, was approximately $12.6 million, or $0.51 per share of Common Stock.

After giving effect to the sale by us of 114,285,714 shares of Common Stock (including Common Stock underlying Warrants) at an assumed offering price of $0.21 per share of Common Stock, and after deducting the Placement Agent’s discounts and commissions and other offering expenses, our as adjusted net tangible book value as of December 31, 2024, would have been approximately $19.6 million, or $0.31 per share. This represents an immediate decrease in pro forma net tangible book value of approximately $(0.20) per share to our existing stockholders, and an immediate dilution of approximately $(0.10) per share to purchasers of shares in this offering, as illustrated in the following table:

The following table illustrates this dilution on a per share basis to new investors:

Offering with no exercise of overallotment option
Assumed offering price per share of Common Stock	$0.21
Net tangible book value per share as of December 31, 2024	0.51
Decrease in net tangible book value per share to the existing stockholders attributable to this offering	(0.20)
Pro forma net tangible book value per share after giving effect to this offering	0.31
Dilution in net tangible book value per share to new investors	$(0.10)

The following tables set forth, as of December 31, 2024, the number of shares of Common Stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our Common Stock and the price to be paid by new investors at the offering price.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	24,587,500	39.2%	$10,989,899	57.9%	$0.45
Investors in this offering	38,095,238	60.8%	8,000,000	42.1%	0.21
Total	62,682,738	100.0%	$18,989,899	100.0%	$0.30

The above discussion is based on 24,587,500 shares of our Common Stock outstanding as of December 31, 2024 and excludes, as of that date, the following:

●	129,375 shares of Common Stock issuable upon the exercise of the IPO Representative’s Warrants;

●	76,190,476 shares of Common Stock underlying the Warrants to be issued in connection with this offering; and

●	3,700,000 shares of Common Stock reserved for future grants of equity-based awards under our equity incentive plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto included in this prospectus. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Overview

We are an EV company that is principally engaged in designing, installing and selling E-motorcycles, E-bikes, E-scooters and related accessories under the brand “Fly E-Bike.” At Fly E-Bike, our commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future.

Fly E-Bike was established in 2018 with its first store opened in New York. Our business has grown rapidly since then and we are now one of the leading providers of E-bikes for food delivery workers in New York City. As of May 1, 2025, we have 25 stores, including 24 retail stores in the U.S and one retail store in Canada. The Company offers rental services from selected locations in New York and Los Angeles. We also operate one online store at flyebike.com, focusing on selling E-motorcycles, E-bikes and E-scooters, serving customers in the United States. In addition, we plan to open a second online store focusing on selling gas bikes in the future. We plan to expand our wholesale customer base in the United States and extend our business into South America and Europe in the future.

We have a diversified product portfolio that is designed to satisfy the various demands of our customers and address different urban travel scenarios. Additionally, we aim to refresh our product offerings continuously to align with evolving market trends. As of May 1, 2025, we offered 25 E-motorcycle products, 28 E-bike products and 37 E-scooter products. We source substantially all of our vehicle components from China and the United States, and then assemble them into our vehicles in a facility located in Maspeth, New York We source substantially all of our vehicle components from China and the United States, and then assemble them into our vehicles in a facility located in Maspeth, New York

We are currently in the process of developing a Fly E-Bike app, which is a management service mobile software for our EVs, enabling customers to purchase bikes, locate company stores, schedule bike repairs, and more. We aim to design an app that will bring users a comprehensive intelligent experience to create a safer and more satisfying riding life. The development of the app is still in its preliminary stage. We have launched a testing version of the app, which is currently unavailable to our customers. In December 2023, the Company engaged DF Technology US Inc (“DFT”) for certain technology services, for the development of the enterprise resource planning system (“ERP system”), and in July 2024, the Company engaged DFT to develop a mobile phone application for its renal services, the GO FLY APP. The total contract price for the GO FLY APP is $500,000, and the GO FLY APP was delivered and launched in the rental business on September 5, 2024. As of December 31, 2024, the Company paid $536,580 to DFT as prepayment for software development.

Key Factors that Affect Operating Results

Our results of operations and financial condition are affected by the general factors driving the U.S.’s electric two-wheeled vehicles industry, including, among others, the U.S.’s overall economic growth, the increase in per capita disposable income, the expansion of urbanization, the growth in consumer spending and consumption upgrades, the competitive environment, governmental policies and initiatives towards electric two-wheeled vehicles, as well as the general factors affecting the electric two-wheeled vehicles industry in overseas markets. Unfavorable changes in any of these general industry conditions could negatively affect demand for our products and materially and adversely affect our results of operations.

While our business is influenced by these general factors, our results of operations are more directly affected by company specific factors, including the following major factors:

New Customers

Our growth will depend on our ability to achieve sales targets, including our ability to attract new customers, which in turn depends in part on our ability to execute our retail strategy and produce effective marketing initiatives to expand our brand perception with prospective customers. As of May 1, 2025, we have 25 stores, including 24 retail stores in the U.S and one retail store in Canada. We offer rental services from selected locations. We also operate one online store, focusing on selling E-motorcycles, E-bikes, and E-scooters and selling our product in the United States. It is critical for us to successfully manage production ramp-up and quality control to deliver to customers in adequate volume and quality.

With respect to branding and marketing, we plan to raise brand awareness through both traditional and social media channels and connect with customers through physical touchpoints such as our retail stores and distributors. We believe that effective marketing can boost our brand awareness and contribute to increased sales. In addition, we intend to provide superior customer experience through our trained technicians who will provide after-sale maintenance and repair services at our retail stores. An inability to attract new customers would substantially impact our ability to grow revenue or improve our financial results.

Product Sales Price and Volume

For the year ended March 31, 2024, our net revenues increased by 47.9% to $32.2 million, compared to $21.8 million for the same period in 2023, which was primarily driven by increased product sales volume and higher average sales price. In particular, the number of EVs sold increased by 7,389, or 65.6%, from 11,263 in the year ended March 31, 2023 to 18,652 in the year ended March 31, 2024. The average sales price per EV increased by $19, or 2.0%, from $941 in the year ended March 31, 2023 to $960 in the year ended March 31, 2024.

For the nine months ended December 31, 2024, our net revenues decreased by 15.2% to $20.4 million, compared to $24.0 million for the same period in 2023, which was primarily driven by a decrease in total units sold, which dropped by 7,578 units, from 49,503 units for the nine months ended December 31, 2023, to 41,925 units for the nine months ended December 31, 2024.

In the future, our ability to increase our product sales price and volume will depend on our ability to innovate in design and technology and offer products that meet the customers’ demand. We currently have a streamlined product portfolio consisting of three categories, with multiple models and specifications for each category. Moreover, our ability to increase the sales price and volume will depend on our ability to continually enhance our brand to attract customers, as well as our ability to successfully operate our retail stores and expand our sales network both domestically and globally. However, our product sales price is influenced by various factors such as market demand and competitors’ pricing, and although we continue working on product improvements and retail expansion, there can be no guarantee of sustained sales price increase or improved sales volume. If our prices remain stable, increasing sales volume would become important for continued revenue growth, and failure to do so would significantly impact our ability to grow revenue or improve our financial results.

Employees

Our payroll expenses were $2.9 million for the fiscal year 2024, compared to $1.9 million for the fiscal year 2023. Our payroll expenses were $3.6 million for the nine months ended December 31, 2024, compared to $1.9 million for the nine months ended December 31, 2023. As four stores were closed during the nine months ended December 31, 2024, we expect a decrease in payroll expenses due to the demand for store sales staff has decreased. Each of our retail stores has a minimum of two employees, and additional office employees will be hired to support retail stores in customer service and marketing. In addition, to maintain excellent customer service in our retail stores, each store will have at least one trained repair professional. Effective management of payroll expenses remains crucial to our ability to grow revenue and enhance our financial results, especially as we navigate a reduced workforce.

Vendor and Supply Management

During the year ended March 31, 2024, we worked with three principal vendors, Depcl Corp.(previously known as Fly Wing E-Bike Inc.), Xiamen Innolabs Technology Co., Ltd. and Anhui Ineo International Trading Co., Ltd., each of which respectively supplied approximately 36.4%, 21.5% and 13.0% of the accessories and components used in all our products for the year ended March 31, 2024. During the year ended March 31, 2023, our top three principal vendors included Transpro US Inc., Anhui Ineo International Trading Co., Ltd. and Depcl Corp, each of which respectively supplied approximately 33%, 21% and 12% accessories and components. During the nine months ended December 31, 2024, we worked with three principal vendors, Xiamen Innolabs Technology Co., Ltd, Depcl Corp., and Anhui Ineo International Trading Co., each of which respectively supplied approximately 44.8%, 28.7%, and 10.0% of the accessories and components used in all our products for the nine months ended December 31, 2024.

We have implemented a centralized vendor management system that streamlines purchasing, enhances our negotiating power and maintains strong vendor relationships. We believe this approach delivers cost savings, improved risk management and increased negotiating power, ultimately benefiting our operating results. Changes in costs related to our major vendors can significantly affect our financial condition and operating results.

Market Trends, Competition and Tariff

We operate in a rapidly growing EV market with a special focus on E-motorcycles, E-bikes and E-scooters. However, increased competition may pressure prices and margins, reducing sales volume, revenues, and sales margin for us. Additionally, marketing and advertising costs may rise as we differentiate ourselves and maintain our market position. Moreover, competitors may impact customer acquisition and retention, satisfaction and loyalty. While we believe we maintain competitive advantages in several areas, including brand, product design and quality, smart features, omnichannel retail model, customer satisfaction and loyalty, we must continuously innovate, invest in research and development and marketing to maintain our competitive edge and unique selling points. Recently, the U.S. government issued executive orders imposing tariffs on products from key international suppliers, citing national security and public health concerns. These tariffs are expected to impact a wide range of imported goods, including components used in e-bike manufacturing. The ongoing trade tensions may lead to supply chain disruptions, increased costs, and pricing pressures within the industry. Tariffs on e-bikes or their components would likely increase prices for consumers, and create challenges for U.S. manufacturers and retailers. While there could be long-term opportunities for domestic production, the immediate impact would likely be negative for the growing e-bike market. See “Risk Factors – Risks Related to Our Business and Industry - The current tensions in international trade policies and rising political tensions, particularly between the United States and China, may adversely impact our business and operating results.”

Regulatory Landscape

We operate in an industry that is subject to extensive environmental, safety and other laws and regulations, which include products safety and testing, as well as battery safety and disposal. These requirements create additional costs and possible production delay in connection with the testing and manufacturing of our products. We also benefit from environmental regulations in our target markets which include economic incentives to purchasers of EVs and tax credits for EV manufacturers. The Governor of New York State signed a legislative package in July 2024 aimed at raising awareness about the safe use of e-bikes and lithium-ion battery products, prohibiting the sale of non-compliant batteries, requiring safety protocols and training for first responders, mandating operating manuals for e-bike retailers, and improving accident reporting and registration processes for e-bikes and mopeds. Additionally, in January 2025, NYDOT launched a $2 million trade-in program, allowing eligible food delivery workers to replace their unsafe e-bikes, e-mobility devices, and batteries with certified, high-quality versions. Our Fly-11 PRO was chosen for the official model of NYDOT and participates in this program. In January 2025, we completed the delivery of the initial batch of Fly-11 Pro models to our retail partner participating in the program. We have also been actively cooperating with the government to provide information and promote the model. While we expect relevant regulations to provide a tailwind to our growth, it is possible for other regulations to result in margin pressures.

How to Assess Our Performance

In assessing performance, management considers a variety of performance and financial measures, including principal growth in net sales, gross profit, gross margin, selling, general and administrative expenses and EBITDA. The key measures that we use to evaluate the performance of our business are set forth below.

Net Sales

We generate revenue from sales of our EVs, their accessories and spare parts, and provision of repair services at our retail stores. Our net sales comprise gross sales net of discounts and return allowances. We do not record sales taxes as a component of retail revenues as we consider it a pass-through conduit for collecting and remitting sales taxes. Return allowances, which reduce net revenues, are estimated based on historical experience.

E-bikes, E-motorcycles and E-scooters sales. We generate a substantial majority of our revenues from sales of E-bikes, E-motorcycles and E-scooters directly to customers through our online store and retail stores, and to our distributors.

Accessories and spare parts sales. We also sell accessories and spare parts for our EVs, such as rear storage boxes and front baskets. In addition, we offer Fly E-Bike branded accessories and general merchandise, such as decorative car plates, key chains and apparel.

Service revenues. We also provide repair services at our retail stores for a fee.

Cost of Sales

Cost of sales includes product costs, warehouse rent expenses, payroll costs, depreciation costs, inventory reserves, warranty costs, and logistic costs. The logistic costs incurred to receive products from our vendors are included in our inventory and recognized as cost of sales upon sale of products to our customers.

Gross Profit and Gross Margin

We calculate gross profit as net sales less cost of revenue. Gross margin represents gross profit as a percentage of net sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of retail operational expenses, salaries and benefits costs, marketing, advertising, and corporate overhead.

Marketing costs primarily consist of advertising and payroll and related expenses for personnel engaged in marketing and selling activities.

We expect that our selling and marketing expenses will continue to increase in the foreseeable future, as we plan to further expand our sales network and retail channels, and engage in more selling and marketing activities to enhance our brand and attract more purchases from new and existing customers.

General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses, facilities and equipment expenses, such as depreciation and amortization expense and rent, and professional fees. We expect that our general and administrative will increase in the foreseeable future, as we hire additional personnel and incur additional expenses related to the anticipated growth of our business and our operation as a public company after the completion of our initial public offering.

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”), management periodically uses certain “non-GAAP financial measures,” as such term is defined under the rules of the SEC, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. For example, non-GAAP measures may exclude the impact of certain items such as acquisitions, divestitures, gains, losses and impairments, or items outside of management’s control. Management believes that the following non-GAAP financial measure provides investors and analysts useful insight into our financial position and operating performance. Any non-GAAP measure provided should be viewed in addition to, and not as an alternative to, the most directly comparable measure determined in accordance with U.S. GAAP. Further, the calculation of these non-GAAP financial measures may differ from the calculation of similarly titled financial measures presented by other companies and therefore may not be comparable among companies.

We use EBITDA (earnings before interest, taxes, depreciation, and amortization) to evaluate our operating performance. We believe EBITDA provides additional insight into our underlying, ongoing operating performance and facilitates year-to-year comparisons by excluding the earnings impact of interest, tax, depreciation and amortization and that presenting EBITDA is more representative of our operational performance and may be more useful for investors.

We reconcile our non-GAAP financial measure to our net income, which is our most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. EBITDA includes adjustments for provision for income taxes, as applicable, interest income and expense, depreciation, and amortization. EBITDA does not represent and should not be considered an alternative to net income as determined by U.S. GAAP, and our calculations thereof may not be comparable to those reported by other companies. We believe EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP. We use non-GAAP financial measures as supplements to our U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. EBITDA is a measure of operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net (loss) income as determined in accordance with U.S. GAAP.

EBITDA along with a reconciliation to net income is shown within the Results of Operations below.

Results of Operations for the Years Ended March 31, 2024 and 2023

The following table sets forth the components of our results of operations for the years ended March 31, 2024 and 2023:

	For the Year Ended March 31,
	2024	2023	Change	Percentage Change
Revenues, Net	$32,205,666	$21,774,937	$10,430,729	47.9%
Cost of Revenues	19,099,120	13,485,405	5,613,715	41.6%
Gross Profit	13,106,546	8,289,532	4,817,014	58.1%
Operating Expenses
Selling Expenses	5,914,786	3,667,227	2,247,559	61.3%
General and Administrative Expenses	3,931,203	2,309,927	1,621,276	70.2%
Total Operating Expenses	9,845,989	5,977,154	3,868,835	64.7%
Income from Operations	3,260,557	2,312,378	948,179	41.0%
Other Expenses, Net	(30,352)	(11,524)	(18,828)	163.4%
Interest Expenses, Net	(152,050)	(100,387)	(51,663)	51.5%
Provision for Income Taxes	(1,182,933)	(821,896)	(361,037)	43.9%
Net Income	$1,895,222	$1,378,571	$516,651	37.5%

Revenues

	For the Year Ended March 31,
	2024	2023	Change	Percentage Change
Sales-Retail	$26,389,720	$18,844,921	$7,544,799	40.0%
Sales-Wholesale	$5,815,946	$2,930,016	$2,885,930	98.5%
Total Net Revenues	$32,205,666	$21,774,937	$10,430,729	47.9%

Our net revenues were $32.2 million for the year ended March 31, 2024, an increase of $10.4 million, or 47.9%, from $21.8 million for the year ended March 31, 2023. The increase in our net revenues was driven primarily by the increase of the average sale price of our EVs by $19 or 2.0%, from $941 in the year ended March 31, 2023 to $960 in the year ended March 31, 2024, and our sales volume of EVs increased by 7,389 units, from 11,263 units in the year ended March 31, 2023 to 18,652 units in the year ended March 31, 2024.

Our retail sales revenue increased by $7.5 million, or 40.0%, from $18.8 million for the year ended March 31, 2023 to $26.4 million for the year ended March 31, 2024. Our wholesale revenue increased by $2.9 million, or 98.5%, from $2.9 million for the year ended March 31, 2023 to $5.8 million for the year ended March 31, 2024.

Cost of Revenues

Cost of revenues increased by $5.6 million, or 41.6%, from $13.5 million for the year ended March 31, 2023, to $19.1 million for the year ended March 31, 2024. The increase in cost of revenues was primarily attributable to the increase in sales volume mentioned above and increase in logistics costs as the Company sourced and imported more EV parts and accessories outside the United States during the year ended March 31, 2024.

Gross Margin

The following table shows our gross profit and gross margin for the years ended March 31, 2024 and 2023:

	For the Year Ended March 31,
	2024	2023	Change	Percentage Change
Gross Profit	$13,106,546	8,289,532	4,817,014	58.1%
Gross Margin	40.7%	38.1%

Gross profit was $13.1 million and $8.3 million for the year ended March 31, 2024 and 2023, respectively. Gross margin was 40.7% and 38.1% for the years ended March 31, 2024 and 2023, respectively. The increase in gross profit and gross margin was a result of higher average per unit selling price, increasing from $941 for the year ended March 31, 2023 to $960 for the year ended March 31, 2024. These improvements were driven by product upgrades, enhanced sales channels, and an improved brand image in the market.

Total Operating Expenses

The following table sets forth the components of our total operating expenses for the years ended March 31, 2024 and 2023:

	For the Year Ended March 31,
	2024	2023	Change	Percentage Change
Selling Expenses	$5,914,786	3,667,227	2,247,559	61.3%
General and Administrative Expenses	3,931,203	2,309,927	1,621,276	70.2%
Total Operating Expenses	$9,845,989	5,977,154	3,868,835	64.7%
Percentage of Revenue	30.6%	27.4%

Total operating expenses were $9.8 million for the year ended March 31, 2024, an increase of $3.8 million, or 64.7%, compared to $6.0 million for the year ended March 31, 2023. The increase in operating expenses was attributable to the increase in our payroll expenses, rent expenses, meals and entertainment expenses, professional fees, and development expenses as we expanded our business.

Selling expenses primarily consist of payroll expenses, rent and utilities expenses of retail stores and other sales and marketing expenses. Total payroll expenses were $1.6 million for the year ended March 31, 2024, compared to $1.4 million for the year ended March 31, 2023. Rent expenses were $2.4 million for the year ended March 31, 2024, compared to $1.7 million for the year ended March 31, 2023. Because delivery drivers are our main retail customers, customer referral is the most effective way to market promotion. August through November is the low-season comparing to other months, as such, the Company focuses on client referrals during this period to boost sales. As a result, our marketing referral expense increased to $1.1 million for the year ended March 31, 2024, compared to $15,756 for the year ended March 31, 2023. Utilities expenses were $0.16 million for the year ended March 31, 2024, compared to $0.13 million for the year ended March 31, 2023. The increase in these expenses was primarily due to the increase in the number of new stores and new employees hired for these new stores in the year ended March 31, 2024.

General and Administrative Expenses

Various general and administrative expenses increased during the year ended March 31, 2024 compared to the previous year. Meals and entertainment expenses increased to $0.4 million for the year ended March 31, 2024, compared to $0.3 million for the year ended March 31, 2023, primarily due to increased meal expenses for employees who worked overtime. Professional fees increased to $1.0 million for the year ended March 31, 2024, compared to $0.7 million for the year ended March 31, 2023, primarily attributable to the increase in audit fee, consulting fee, and legal expenses associated with our initial public offering. Payroll expenses increased to $1.1 million for the year ended March 31, 2024 from $0.5 million for the year ended March 31, 2023 primarily due to additional employees hired in operation and accounting departments. Rent expenses increased to $0.2 million for the year ended March 31, 2024, compared to $0.1 million for the prior year as a result of office space expansion in the year ended March 31, 2024.

Other Expenses, Net

Other expenses were $30,352 for the year ended March 31, 2024 and $11,524 for the year ended March 31, 2023. The increase in other expenses was primarily due to a settlement payment of $43,701 related to an incident at one of our retail stores, partially offset by the Company’s receipt of the New York State Seed Funding for small business of $15,202 and a one-time promotion bonus of $4,655 from an online sales platform we use during the year ended March 31, 2024.

Income Tax Provisions

Provisions for income taxes were $1.2 million for the year ended March 31, 2024, an increase of $0.4 million from $0.8 million for the year ended March 31, 2023. This increase was due to our increased taxable income for the year ended March 31, 2024.

Net Income

Net income was $1.9 million for the year ended March 31, 2024, an increase of $0.5 million, or 37.5%, from $1.4 million for the year ended March 31, 2023, which was mainly attributable to the reasons discussed above.

EBITDA

The following table sets forth the components of our EBITDA for the years ended March 31, 2024 and 2023:

	For the Year Ended March 31,
	2024	2023	Change	Percentage Change
Net Income from Operations	$1,895,222	$1,378,571	$516,651	37.5%
Income Tax Provision	1,182,933	821,896	361,037	43.9%
Depreciation	272,708	145,783	126,925	87.1%
Interest Expenses	152,050	100,387	51,663	51.5%
Amortization	1,648	-	1,648	100%
EBITDA	$3,504,561	$2,446,637	$1,057,924	43.2%
Percentage of Revenue	10.9%	11.2%		(0.3)%

Before interest expenses, income tax, depreciation, and amortization, for the year ended March 31, 2024, our net income was $3.5 million, an increase of $1.1 million, compared to $2.4 million for the year ended March 31, 2023, which was mainly attributable to the increase in sales described above. The ratio of EBITDA to revenue was 10.9% and 11.2% for the year ended March 31, 2024 and 2023, respectively.

Results of Operations for the Nine Months Ended December 31, 2024 and 2023

The following table sets forth the components of our results of operations for the nine months ended December 31, 2024 and 2023:

	For the Nine Months Ended December 31,
	2024	2023	Change	Percentage Change
Revenues, Net	$20,375,842	$24,034,397	$(3,658,555)	(5.2)%
Cost of Revenues	11,810,684	14,577,570	(2,766,886)	(19.0)%
Gross Profit	8,565,158	9,456,827	(891,669)	(9.4)%
Operating Expenses
Selling Expenses	5,597,563	4,637,043	960,520	20.7%
General and Administrative Expenses	5,184,432	2,773,626	2,410,806	86.9%
Total Operating Expenses	10,781,995	7,410,669	3,371,326	45.5%
(Loss) Income from Operations	(2,216,837)	2,046,158	(4,262,995)	(208.3)%
Other Income (Expenses), Net	(64,110)	(24,123)	(39,987)	165.8)%
Interest Expenses, Net	(247,550)	(82,150)	(165,400)	201.3%
Income Taxes Benefit (Expense)	521,654	(731,997)	1,253,651	(171.3)%
Net (Loss) Income	$(2,006,843)	$1,207,888	$(3,214,731)	(266.1)%

Revenues

	For the Nine Months Ended December 31,
	2024	2023	Change	Percentage Change
Sales-Retail	$17,708,735	$19,229,491	$(1,520,756)	(7.9)%
Sales-Wholesale	$2,618,146	$4,804,906	$(2,186,761)	(45.5)%
Sales-Rental services	48,961	-	48,961	100%
Total Net Revenues	$20,375,842	$24,034,397	$(3,658,555)	(15.2)%

Our net revenues were $20.4 million for the nine months ended December 31, 2024, a decrease of 15.2%, from $24.0 million for the nine months ended December 31, 2023. The decrease in our net revenues was driven primarily by a decrease in total units sold, which decreased by 7,578 units, from 49,503 units for the nine months ended December 31, 2023 to 41,925 units for the nine months ended December 31, 2024.

Our retail sales revenue decreased by $1.5 million, or 7.9%, from $19.2 million for the nine months ended December 31, 2023 to $17.7 million for the nine months ended December 31, 2024. Our wholesale revenue decreased by $2.2 million, or 45.5%, from $4.8 million for the nine months ended December 31, 2023 to $2.6 million for the nine months ended December 31, 2024. The decrease in retail sales revenue is mainly due to recent lithium-battery accidents involving E-Bikes and E-Scooters. With an increasing number of lithium-battery explosion incidents in New York, customers are less inclined to purchase E-Bikes. Consequently, sales have declined as customers opt for oil-powered vehicles over electric vehicles. The decrease in wholesales revenue was driven primarily by the closure of stores by the top two customers who closed their stores in December 2023 due to lack of profitability.

Cost of Revenues

Cost of revenues decreased by 19.0%, from $14.6 million for the nine months ended December 31, 2023, to $11.8 million for the nine months ended December 31, 2024. The decrease in cost of revenues was primarily attributable to more favorable pricing obtained from our suppliers, particularly for batteries, as well as a reduction in battery sales volume, as discussed previously. These factors collectively contributed to the overall decrease in cost of revenues. The unit cost for battery decreased by 25%, from $121 in the nine months ended December 31, 2023, to $91 in the nine months ended December 31, 2024.

Gross Margin

The following table shows our gross profit and gross margin for the nine months ended December 31, 2024 and 2023:

	For the Nine Months Ended December 31,
	2024	2023	Change	Percentage Change
Gross Profit	$8,565,158	9,456,827	(891,669)	(9.4)%
Gross Margin	42.0%	39.3%

Gross profit for the nine months ended December 31, 2024 and 2023 was $8.6 million and $9.5 million, respectively. Gross margin was 42.0% and 39.3% for the nine months ended December 31, 2024 and 2023, respectively. The increase in gross margin was driven primarily by the decrease of the sales of our batteries by $0.9 million, from $2.9 million in the nine months ended December 31, 2023 to $2.0 million in the nine months ended December 31, 2024, and the decrease of the cost for batteries by $1.0 million, from $2.6 million in the nine months ended December 31, 2023, to $1.6 million in the nine months ended December 31, 2024. The decrease in gross profit was driven by the decrease of the sales of E-motorcycles by $3.2 million, from $7.2 million in the nine months ended December 31, 2023 to $4.0 million in the nine months ended December 31, 2024, and the decrease of the cost for E-motorcycles by $2.3 million, from $5.0 million in the nine months ended December 31, 2023, to $2.8 million in the nine months ended December 31, 2024.

Total Operating Expenses

The following table sets forth the components of our total operating expenses for the nine months ended December 31, 2024 and 2023:

	For the Nine Months Ended December 31,
	2024	2023	Change	Percentage Change
Selling Expenses	$5,597,563	4,637,043	960,520	20.7%
General and Administrative Expenses	5,184,432	2,773,626	2,410,806	86.9%
Total Operating Expenses	$10,781,995	7,410,669	3,371,326	45.5%
Percentage of Revenue	52.9%	30.8%

Total operating expenses were $10.9 million for the nine months ended December 31, 2024, an increase of $3.4 million, or 45.5%, compared to $7.4 million for the nine months ended December 31, 2023. The increase in operating expenses was attributable to the increase in our payroll expenses, rent expenses, meals and entertainment expenses, professional fees, and development expenses as we expanded our business as discussed below.

Selling Expenses

Selling expenses primarily consist of payroll expenses, rent, utilities expenses, and advertising expenses of retail stores. Total payroll expenses were $2.5 million for the nine months ended December 31, 2024, compared to $1.3 million for the nine months ended December 31, 2023. Rent expenses were $2.2 million for the nine months ended December 31, 2024, compared to $1.7 million for the nine months ended December 31, 2023. Utilities expenses were $0.2 million for the nine months ended December 31, 2024, compared to $0.1 million for the nine months ended December 31, 2023. Advertising expenses were $0.2 million for the nine months ended December 31, 2024, compared to $32,695 for the nine months ended December 31, 2023. The increase in these expenses was primarily due to the increased number of new employees hired for business operations in the nine months ended December 31, 2024. Total commission expenses were $9,980 for the nine months ended December 31, 2024, compared to $1.1 million for the nine months ended December 31, 2023. The decrease in the commission expenses was primarily due to the Company’s discontinuation of marketing referral expenses for promotions as of January 1, 2024.

General and Administrative Expenses

General and administrative expenses increased during the nine months ended December 31, 2024 compared to the previous year. Professional fees increased to $1.7 million for the nine months ended December 31, 2024, compared to $0.7 million for the nine months ended December 31, 2023, primarily attributable to the increase in audit fee, consulting fee, legal fee and IR expenses associated with our initial public offering and ongoing reporting obligations. Payroll expenses increased to $1.2 million for the nine months ended December 31, 2024 from $0.7 million for the nine months ended December 31, 2023 primarily due to additional employees hired in operation and accounting departments. Insurance expenses increased to $0.8 million for the nine months ended December 31, 2024, compared to $0.1 million for the same period of prior year as a result of purchase of directors and officers liability insurance after initial public offering in the nine months ended December 31, 2024. Software development fee increased to $0.4 million for the nine months ended December 31, 2024, compared to $0.1 million for the same period in prior year due to the increasing development fee of Fly E-Bike app and the increasing maintenance fee of Go Fly App.

Income Tax Provisions

Income taxes benefits were $0.5 million for the nine months ended December 31, 2024, a change from $0.7 million income tax provision for the nine months ended December 31, 2023. This change was due to our negative pre-tax income for the nine months ended December 31, 2024. We recognized a deferred tax asset which can be used to reduce taxes in future periods when the Company is profitable.

Net Income (Loss)

Net loss was $2.0 million for the nine months ended December 31, 2024, a change of $3.2 million, or 266.1%, from net income of $1.2 million for the nine months ended December 31, 2023, which was mainly attributable to the reasons discussed above.

EBITDA

The following table sets forth the components of our EBITDA for the nine months ended December 31, 2024 and 2023:

	For the Nine Months Ended December 31,
	2024	2023	Change	Percentage Change
(Loss) Income from Operations	$(2,006,843)	$1,207,888	$(3,214,731)	(266.1)%
Income Tax (benefit) provision	(521,654)	731,997	(1,253,651)	(171.3)%
Depreciation	310,910	203,788	107,122	52.6%
Interest Expenses	247,550	82,150	165,400	201.3%
Amortization	30,831	-	30,831	100.0%
EBITDA	$(1,939,206)	$2,225,823	$(4,165,029)	(187.1)%
Percentage of Revenue	(9.5)%	9.3%		(18.8)%

Before interest expenses, income tax, depreciation, and amortization, for the nine months ended December 31, 2024, our net loss was $1.9 million, a change of $4.2 million, compared to net income of $2.2 million for the nine months ended December 31, 2023, which was mainly attributable to the decrease in revenue, increase in selling and general and administrative expense described above. The ratio of EBITDA to revenue was negative 9.5% and 9.3% for the nine months ended December 31, 2024 and 2023, respectively.

Liquidity and Capital Resources

As of December 31, 2024, we had cash of $1.4 million. We had working capital of $3.0 million and $0.3 million as of December 31, 2024 and March 31, 2024, respectively. We had net loss of $2.0 million and net income of $1.2 million for the nine months ended December 31, 2024 and 2023, respectively. During the nine months ended December 31, 2024, net cash used in operating activities of the Company was approximately $9.4 million. As of December 31, 2024, the Company had a current portion of contractual obligation of approximately $8.2 million.

We had funded our working capital and other capital requirements in the past primarily by equity contributions from our stockholders and net proceeds received from IPO, cash flow from operations, and bank loans. Our ability to repay our current obligation will depend on the future realization of our current assets. Management has considered the historical experience, the economy, trends in the retail industry, the expected collectability of the accounts receivable and the realization of the inventories as of December 31, 2024. Our ability to continue to fund working capital and other capital requirements may be affected by general economic, competitive and other factors, many of which are outside of our control.

On June 7, 2024, we sold 2,250,000 shares of Common Stock, at a price of $4.00 per share in our IPO. The gross proceeds of the offering were $9.0 million, prior to deducting the underwriting discounts, commissions and offering expenses payable by us. Net proceeds received by us from IPO were approximately $7.9 million. On June 25, 2024, we sold an additional 337,500 shares of Common Stock to the underwriters of our IPO for gross proceeds of $1.4 million upon full exercise of the underwriters’ over-allotment option and received net proceeds of $1.2 million. The main cash outflow for the nine months ended December 31, 2024 was from net loss of $1.2 million, a decrease in tax payable of $1.5 million, an increase in inventories of $5.3 million, a decrease in operating lease liabilities of $2.9 million, purchase of software from a related party of $0.9 million, and an increase in prepayments and other receivables of $1.8 million. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. We plan to alleviate the going concern risk through (i) equity financing to support the Company’s working capital; (ii) other available sources of financing (including debt) from banks and other financial institutions; and (iii) financial support from the Company’s related parties. The issuance and sale of additional equity would result in further dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. In the event that financing sources are not available, or that we are unsuccessful in increasing our gross profit margin and reducing operating losses, we may be unable to implement our current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on our business, financial condition and results of operations and may materially adversely affect our ability to continue as a going concern. The unaudited condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should we be unable to continue as a going concern.

Our accounts receivable represent primarily accounts receivable from distributors that purchased our EVs and other products. As of December 31, 2024 and March 31, 2024, our accounts receivable, net of allowance for credit losses, was $0.3 million and $0.2 million, respectively. Our accounts receivable turnover period decreased from 69 days in the year ended March 31, 2024 to 62 days in nine months ended December 31, 2024, which was mainly attributable to a stricter credit policy implemented towards our U.S. distributors.

Our accounts payable represent primarily accounts payable to suppliers from whom we purchased accessories and components for our products. As of December 31, 2024 and March 31, 2024, our accounts payable were $1.3 million and $1.2 million, respectively. Our accounts payable turnover period increased to 31 days for the nine months ended December 31, 2024 from 25 days for the year ended March 31, 2024, which was primarily the result of the Company increased its purchase volume during the nine months ended December 31, 2024 without a corresponding acceleration in payment cycles.

Our prepayments and other receivables primarily represent prepayments to vendors and other service providers. These prepayments and receivables increased by $1.6 million, from $0.6 million as of March 31, 2024, to $2.2 million as of December 31, 2024. This significant increase is mainly due to the launch of Company’s E-bike rental services, which required additional inventory. As a result, during the nine months ended December 31, 2024, the Company made substantial prepayments to vendors to secure inventory for the upcoming quarter.

Our inventories primarily include our EVs, their accessories and spare parts. As of December 31, 2024 and March 31, 2024, our inventories, net of allowance, were $10.0 million and $5.4 million, respectively. The increase in inventories was primarily due to our preparation for the new rental business. Our inventory turnover days increased to 183 days in the nine months ended December 31, 2024, from 125 days in the year ended March 31, 2024, which was primarily due to strategic inventory buildup, allowing us to start new services.

For the year ended March 31, 2024 and 2023, the interest expenses on our outstanding loans amounted to $152,050 and $100,387, respectively. See Note 8 to the Consolidated Financial Statements included within this prospectus for further information on details of our outstanding loans.

The following table summarizes our cash flow data for the years ended March 31, 2024 and 2023:

	For the Year Ended March 31,
	2024	2023
Net Cash Provided by Operating Activities	$4,308,920	$1,757,139
Net Cash Used in Investing Activities	(3,200,843)	(442,915)
Net Cash Used in Financing Activities	(49,628)	(1,350,364)
Net Change in Cash	$1,058,449	$(36,140)

Operating Activities

Net cash provided by operating activities for the year ended March 31, 2024 was $4.3 million, which was mainly comprised of net income of $1.9 million, amortization of right-of-use assets of $2.3 million and inventories reserve of $0.5 million, an increase in account payable of $2.5 million, an increase in tax payable of $0.6 million, and an increase of accrued expenses and other payables of $0.3 million, offset by an increase in inventories of $2.0 million, and a decrease in operating lease liabilities of $1.9 million.

Net cash provided by operating activities for the year ended March 31, 2023 was $1.8 million, which was mainly comprised of net income of $1.4 million, deferred income tax expenses of $0.4 million, amortization of right-of-use assets of $1.9 million, inventories reserve of $0.2 million, and a decrease in inventories of $0.6 million, offset by an increase in account receivable of $0.5 million, an increase in prepayments of $0.6 million and a decrease in operating lease liabilities of $1.7 million.

Investing Activities

Net cash used in investing activities was $3.2 million for the year ended March 31, 2024, which was due to purchase of software from a related party of $1.3 million, the purchase of equipment of $1.3 million, advance to related parties of $0.3 million, a prepayment for purchase of property of $0.5 million and the purchase of property rights of $0.03 million, offset by repayment from related parties of $0.1 million.

Net cash used in investing activities was $0.4 million for the year ended March 31, 2023, which was due to the purchase of equipment of $0.4 million.

Financing Activities

Net cash used in financing activities was $0.05 million for the year ended March 31, 2024, which consisted of deferred IPO cost of $0.2 million, repayments of loan payables of $0.6 million, repayments to related parties on other payables of $0.3 million and payments of related party loan of $0.2 million, offset by borrowings from loan payable of $1.1 million and capital contributions from stockholders of $0.1 million.

Net cash used in financing activities was $1.4 million for the year ended March 31, 2023, which consisted of repayments to related parties and loan payable of $2.8 million, deferred IPO cost of $0.1 million, offset by borrowings from loan payable of $1.5 million.

As of December 31, 2024 and March 31, 2024, the total outstanding amount of loan principal was $7.1 million and $1.6 million, respectively. For the nine months ended December 31, 2024 and 2023, the interest expenses on our outstanding loans amounted to $247,550 and $82,150, respectively. See Note 8 to the Unaudited Condensed Consolidated Financial Statements included within this prospectus for further information on details of our outstanding loans.

The following table summarizes our cash flow data for the nine months ended December 31, 2024 and 2023:

	For the Nine Months Ended December 31,
	2024	2023
Net Cash (Used in) Provided by Operating Activities	$(9,413,989)	$1,743,987
Net Cash Used in Investing Activities	(2,836,671)	(963,304)
Net Cash Provided by Financing Activities	12,233,936	30,550
Net Change in Cash	$(16,724)	$811,233

Operating Activities

Net cash used in operating activities for the nine months ended December 31, 2024 was $9.4 million, which was due to net loss of $2.0 million, a decrease in tax payable of $1.5 million, and a decrease in accrued expenses and other payables of $0.5 million, an increase in inventories of $4.0 million, a decrease in account payable of $0.1 million, a decrease in operating lease liabilities of $2.3 million, and an increase in prepayments and other receivables of $1.8 million, partially offset by amortization of right-of-use assets of $2.4 million and a decrease in accounts receivables-related parties of $0.2 million.

Net cash provided by operating activities for the nine months ended December 31, 2023 was $1.7 million, which was mainly comprised of net income of $1.2 million, an increase in accounts payable of $2.3 million, a noncash item of amortization of right-of-use assets of $1.7 million, offset by an increase in inventories of $1.8 million and a decrease in operating lease liabilities of $1.7 million.

Investing Activities

Net cash used in investing activities was $2.8 million for the nine months ended December 31, 2024, which was due to purchase of properties and equipment of $1.6 million, purchase of GO FLY App from a related party of $0.5 million, purchase of software from a related party of $0.9 million, the advance to a related party of $0.5 million, and partially offset by the repayment from a related party of $0.7 million.

Net cash used in investing activities was $1.0 million for the nine months ended December 31, 2023, which was due to the purchase of equipment of $0.5 million, payment of intangible assets of $0.1 million and the prepayment to related parties for software development of $0.4 million.

Financing Activities

Net cash provided by financing activities was $12.2 million for the nine months ended December 31, 2024, which consisted of net proceeds of the IPO of $9.2 million, and loan proceeds of $7.1 million, partially offset by repayments of loans of $3.6 million and payment of IPO costs of $0.3 million.

Net cash provided by financing activities was $30,550 for the nine months ended December 31, 2023, which consisted of repayment of the related party’s loan of $0.2 million, repayments of loan payables of $0.4 million, repayments of other payables of related party of $0.2 million, payments of deferred IPO cost of $0.1 million, and payments of related-party receivable of $0.1 million, partially offset by borrowing from loan payables of $0.8 million and capital contribution from shareholders of $0.1 million.

Commitments and Contractual Obligations

The following table presents our material contractual obligations as of December 31, 2024:

Contractual Obligations	Total	Less than 1 year	1 - 2 years	3 - 5 years	Thereafter
Operating Lease Obligations and others	$15,304,367	3,151,170	6,394,599	4,082,061	1,676,537
Loan Payable	7,099,795	5,009,061	183,471	19,893	1,887,370
Total Contractual Obligations	$22,404,162	8,160,231	6,578,070	4,101,954	3,563,907

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

A substantial majority of all of our revenues and expenses are denominated in U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. In addition, as our business and operation expand in European and other overseas markets in the future, we may be exposed to increased foreign exchange risks for other currencies.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest expenses on our short-term and long-term bank borrowings. Our short-term and long-term bank borrowings bear interests at fixed rates. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest expenses may exceed expectations due to changes in market interest rates. If we were to renew these short-term and long-term bank borrowings, we might be subject to interest rate risk.

Critical Accounting Estimates

An accounting estimate is considered critical if it requires to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur periodically, could materially impact the unaudited condensed consolidated financial statements.

We prepare our unaudited condensed consolidated financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

Estimated Allowance for Inventories

Our estimated allowance for the inventory obsolescence reserves is based on our assessment of realization of inventory. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to slow-moving merchandise and obsolescence, which is dependent upon factors such as inventory aging, historical and forecasted consumer demand, and market conditions that impact pricing. As of December 31, 2024 and March 31, 2024, we recorded inventory allowance balance of $936,030 and $514,021, respectively.

Income Taxes

We provide current income tax expenses in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, we are required to estimate our income taxes in each of the tax jurisdictions in which we operate, including New York State, New York City, New Jersey, Massachusetts, Maryland, Florida, California, Washington, D.C. and Canada.

We account for income taxes using the asset and liability approach. Under this method, deferred income taxes are recognized for tax consequences in future years based on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to reverse.

A valuation allowance is recorded to reduce deferred tax assets to the extent that we consider it is more likely than not that a deferred tax asset will not be realized in the foreseeable future. As of December 31, 2024 and March 31, 2024, we did not record any valuation allowance deferred tax assets.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determines if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained on audit, including resolution of any related appeals or litigation processes, and (2) measures the tax benefit as the largest amount that is more likely than not to be realized upon ultimate settlement. An uncertain income tax provision will not be recognized if it has less than a 50 percent likelihood of being sustained.

We consider many factors when evaluating our tax positions and estimating its tax benefits, which may require periodic adjustments, and which may not accurately forecast actual outcomes. We will include interest and fines arising from the underpayment of income taxes as a component of the provision for income taxes (if anticipated). Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. For the nine months ended December 31, 2024, the Company accrued $52,122 income tax related penalty included in taxes payable in the unaudited condensed consolidated balance sheets. For the nine months ended December 31, 2023, $55,604 accrued related to underpayment of income tax are classified as income tax expense in the period incurred. As of December 31, 2024 and March 31, 2024, we did not have any significant unrecognized uncertain tax positions.

BUSINESS

Overview

Fly-E Group, Inc. (“Fly-E Group,” and collectively with its subsidiaries, the “Company,” “we” or similar terminology), is an electric vehicle (“EV”) company that is principally engaged in designing, installing and selling smart electric motorcycles (“E-motorcycles”), electric bikes (“E-bikes”), electric scooters (“E-scooters”) and related accessories under the brand “Fly E-Bike.” At Fly E-Bike, our commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future.

Our first store was established in 2018 in New York. Our business has grown rapidly since then and we believe we are now one of the leading providers of E-bikes for food delivery workers in New York City. As of May 1, 2025, we have 25 stores, including 24 retail stores in the United States and one retail store in Canada. The Company offers rental services from selected locations in New York and Los Angeles. We also operate one online store at flyebike.com, focusing on selling E-motorcycles, E-bikes and E-scooters, serving customers in the United States. In addition, we plan to open a second online store focusing on selling gas bikes in the future. In addition, we plan to expand our presence in the United States and extend our business into South America and Europe.

We have a diversified product portfolio that is designed to satisfy the various demands of our customers and address different urban travel scenarios. Additionally, we aim to refresh our product offerings continuously to align with evolving market trends. As of May 1, 2025, we offered 25 E-motorcycle products, 28 E-bike products and 37 E-scooter products.

We build our smart E-bikes based on advanced and innovative technologies, including smart technologies, powertrain and battery technologies and automotive inspired functionalities. Adhering to our user-centric philosophy in product design, we collect user feedback and product performance data to develop new products or functionalities to satisfy unmet demand. All our products are designed to embody themes of style, freedom and technology. Some of our E-bikes are specifically designed for food delivery workers and are featured with longer battery life and stable backseat for holding a basket. In addition, we designed an easy battery swap system for these E-bikes, allowing food delivery workers to easily replace a fully charged battery at any of our stores within a minute.

Our net revenues were approximately $32.2 million for the year ended March 31, 2024, consisting of retail sales revenue of approximately $26.4 million and wholesale revenue of $5.8 million. Our net revenues were approximately $21.8 million for the year ended March 31, 2023, consisting of retail sales revenue of approximately $18.8 million and wholesale revenue of approximately $2.9 million. Our net revenues were approximately $20.4 million for the nine months ended December 31, 2024, consisting of retail sales revenue of approximately $17.7 million, wholesale revenue of approximately $2.6 million and rental services revenue of approximately $0.05 million. Our net revenues were approximately $24.0 million for the nine months ended December 31, 2023, consisting of retail sales revenue of approximately $19.2 million and wholesale revenue of approximately $4.8 million.

Recent Developments

Reverse Split

In April 2024, we effected a stock split of our authorized and all issued and outstanding shares of our Common Stock and preferred stock at a split ratio of 1-for-110,000, where the par value of the Company’s Common Stock remained unchanged at $0.01 per share, and number of authorized shares of the Company’s capital stock was increased from 440 to 48,400,000, with the number of authorized shares of Common Stock and preferred stock being increased from 400 to 44,000,000 and from 40 to 4,400,000, respectively. The issued and outstanding Common Stock and preferred stock increased at a split ratio of 1-for-110,000. The share number and related data in this prospectus has been updated to reflect the stock split referenced above.

IPO

On June 7, 2024, we consummated our IPO and sold 2,250,000 shares of Common Stock, at a price of $4.00 per share. The gross proceeds of the offering were $9.0 million, prior to deducting the underwriting discounts, commissions and offering expenses payable by the Company. In addition, we granted the underwriters a 30-day option to purchase an additional 337,500 shares of Common Stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments. On June 25, 2024, we sold an additional 337,500 shares of Common Stock to the underwriters of our IPO for gross proceeds of $1.4 million upon full exercise of the underwriters’ over-allotment option. Net proceeds received by us from our initial public offering, including the exercise of the over-allotment option, were approximately $9.2 million. We also issued to The Benchmark Company, LLC, IPO Representative warrants to purchase 129,375 shares. None of such warrants were exercised as of the date of this prospectus.

Loan and Security Agreement

On August 5, 2024, the Borrower entered into the Loan Agreement with the Lender. Pursuant to the Loan Agreement, the Lender made available to the Borrower a $5 million Revolving Credit, which the Borrower will use periodically for operating needs and to help facilitate acquisitions. The Loan Agreement has a one-year term. The principal balance of the loan under the Revolving Credit bears interest at a per annum rate equal to the term SOFR plus a spread of 3.50%, with a floor of 5.50%. The Borrower will make interest-only payments quarterly, starting on November 1, 2024. The entire amount of outstanding principal and interest is due on August 31, 2025.

As security for the payment of the loan, the Borrower granted the Lender a continuing lien on and security interest in all assets of the Borrower, including accounts, chattel paper, documents, instruments, inventory, general intangibles, equipment, fixtures, deposit accounts, goods, letter-of-credit rights, supporting obligations, investment property, commercial tort claims, property in the Lender’s possession, additions, and proceeds. The Borrower paid a non-refundable revolving credit closing fee of $20,000 at closing, agreed to pay an unused line fee of 0.25% quarterly, and a late charge of 5% on any payments not made within five days of the due date. Upon an event of default, the Lender may terminate the Revolving Credit, declare the Borrower’s obligations immediately due and payable, and exercise rights under the UCC and other applicable laws, including taking possession of the collateral and selling it.

Rental Program

We launched a rental program to meet the increasing market demand for safe, UL-certified e-bikes in compliance with New York State regulations in October 2024. The rental service, now available in New York City and Los Angeles via the Go Fly rental service mobile app and select Fly E-Bike stores, provides users with a flexible and affordable e-bike rental option. As part of our growth strategy, we plan to expand the rental service to Miami and Toronto in the near term.

Trade-in Program

In January 2025, NYC DOT launched a $2 million trade-in program, allowing eligible food delivery workers to replace their unsafe e-bikes, e-mobility devices, and batteries with high-quality versions. Our Fly-11 PRO was chosen as the official model of NYC DOT and participates in this program. In January 2025, we completed the delivery of the initial batch of Fly-11 Pro models to our retail partner participating in the program. We have also been actively cooperating with the government to provide information and promote the model.

Increase in Authorized Shares

In March 2025, we amended our amended and restated certificate of incorporation to increase the authorized shares of Common Stock from 100,000,000 shares to 300,000,000 shares.

UL Litigation

On or about March 12, 2025, UL LLC (“UL”) filed the Complaint against the Company, along with the Company’s certain subsidiaries and certain individuals, in the Eastern District of New York. The Complaint alleges that the Company improperly used UL’s trademark by claiming certain products were certified by UL. The Complaint seeks $2,000,000 for each instance an allegedly counterfeit UL mark was used and asserts claims for federal trademark infringement and counterfeiting, unfair competition and false designations of the origin and false and misleading representations, common law unfair competition, common law unjust enrichment, and unlawful deceptive acts and practices. The response to the Complaint is due on May 8, 2025. The Company and UL are in the process of discussing settlement. If settlement efforts are unsuccessful, the Company intends to defend itself against the lawsuit.

Approved Reverse Split and Financing

On March 10, 2025, the Company held a special meeting of stockholders. At the special meeting, among other proposals, the Company’s stockholders approved an amendment to the amended and restated certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock by a ratio in a range of 1-for-2 to 1-for-15, with such ratio to be determined in the discretion of the board of directors of the Company and with such action to be effected at such time and date, if at all, as determined by the board of directors of the Company within one year after the conclusion of the special meeting. On April 2, 2025, Nasdaq notified us that, although the Company has not regained compliance with the minimum bid price requirement, the Company is eligible to receive an additional 180 calendar day period or until September 29, 2025, to regain compliance with the minimum bid price requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). We will monitor the closing bid price of our Common Stock and may, if appropriate, implement a reverse share split of our Common Stock, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules.

On April 25, 2025, the Company held a special meeting of stockholders. At the special meeting, the Company’s stockholders approved the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of up to 50% below the market price of the Company’s Common Stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d).

Our History and Corporate Structure

We initially started our business in 2018 as Ctate, a New York corporation. Our business has experienced rapid growth since then and we opened multiple retail stores within a short period of time. In the interest of efficient management, each retail store was managed by a separate company wholly owned by Ctate.

Fly E-Bike was a wholly owned subsidiary of Ctate incorporated on August 22, 2022. On September 12, 2022, Ctate and Fly E-Bike entered into an Agreement and Plan of Merger, pursuant to which Ctate merged into and with Fly E-Bike, with Fly E-Bike being the surviving corporation.

Fly-E Group, a Delaware corporation, was incorporated on November 1, 2022. On December 21, 2022, Fly E-Bike, the stockholders of Fly E-Bike and Fly-E Group entered into a Share Exchange Agreement, pursuant to which Fly-E Group acquired all of the issued and outstanding shares of Fly E-Bike by issuing its shares to the stockholders of Fly E-Bike on a one-for-one basis (the “Share Exchange”). As a result of the Share Exchange, Fly E-Bike became a wholly owned subsidiary of Fly-E Group. Fly-E Group has no substantive operations other than holding all of the issued and outstanding shares of Fly E-Bike and Fly EV, Inc. Our business is primarily conducted through Fly E-Bike and its subsidiaries. Fly EV. Inc. is a Delaware corporation incorporated on November 1, 2022 and currently has no substantive operations.

Our Industry

E-motorcycles, E-bikes and E-scooters are the two-wheelers that run on electric energy that is converted into mechanical energy rather than running on fuel. They are chargeable and eco-friendly automotive solutions. E-motorcycles and E-bikes are built with solid metal and fiber frames that are combined with mechanical and electronic components. An E-scooter is a plug-in EV powered by electric power. These scooters offer additional advantages such as agility, flexibility, versatility and ease of maneuver in high traffic congestion areas.

The EV industry has been experiencing significant growth and innovation in recent years. With the advancement of technology and the increasing demand for environmentally friendly transportation options, E-bikes, E-motorcycles and E-scooters have become popular choices for commuting, leisure and sports. As the demand for sustainable transportation options continues to grow, the EV industry is poised for further growth and development.

Some of the major trends driving the growth of the EV industry include the increasing demand for sustainable transportation options, advancements in battery and motor technology, and the growing popularity of E-bike sharing services. Government incentives and regulations, such as tax credits and subsidies for the purchase of EVs, are also driving the growth of the industry.

The Asia-Pacific region is the largest market for the electric two-wheelers due to the growing awareness about the benefits of electric vehicles, rising personal disposable income, growing demand for affordable electric vehicles for short-distance commuting and increasing adoption of smart technologies. We believe that North America is expected to experience significant growth in the future due to growing government initiatives to raise awareness of such products among individuals.

City bikes and city E-bikes are popular in big cities in the United States, such as New York City, Miami and Dallas. There is also a growing popularity of E-scooters as an increasing number of EV merchants are launching their businesses in these cities.

The growth of the EV industry is further accelerated by the rise in small package deliveries in big cities. New York City is a major commercial hub and the largest metropolitan area in the United States. As a result, the volume of small package deliveries in New York City is remarkably high, and it has continued to grow over the years. With the rise of E-commerce and online shopping, more and more people in New York City are relying on package deliveries for their everyday needs, leading to a significant increase in small package delivery volume. The COVID-19 pandemic has further accelerated this trend as more people have turned to online shopping.

The high volume of package deliveries in New York City has led to concerns about traffic congestion and delivery vehicle emissions, which the city is working to address through initiatives such as congestion pricing and EV incentives. For short-distance deliveries within urban areas, E-bike delivery can be a more efficient and environmentally friendly option compared to truck delivery. E-bikes can navigate through congested city streets, often taking shorter routes that trucks cannot access, and deliver packages quickly without contributing to traffic congestion or air pollution. Additionally, E-bikes are often cheaper to operate and maintain than trucks. We expect that other large densely populated cities in the United States, such as Miami and Dallas, face similar challenges and will continue to adopt the use of E-bikes, E-motorcycles, and E-scooters to meet their delivery needs.

Our Strengths

Early Entry into the Market: We entered the EV market early and were able to seize the market opportunities to experience rapid growth. We started our business in 2018 and were able to leverage the potential created by the thriving E-commerce industry. Additionally, the COVID-19 lockdown further amplified the demand for online food and essential item deliveries, creating a favorable environment for the expansion and utilization of EVs, particularly E-bikes, which further accelerated our business growth.

Brand Reputation: We have a strong brand reputation for consistent delivery of high-quality EV products and excellent customer service. Our brand and retail stores have become reliable business partners for most food delivery workers, especially in New York City. As a result, they have come to recognize our name and trust our services, establishing a loyal customer base for us.

Innovative Products and Services: We continue to offer innovative, differentiated products and services that help set us apart from our competitors. Since 2018, we have launched over 67 new products and introduced new versions to our existing products with upgrades to design, motor and battery technology. Additionally, we are developing the Fly E-Bike app, which will be used by customers to better manage and enjoy their riding experience. We are also developing the Fly E-Bike Care, an extended warranty program that will provide value-added options for our customers in the near future.

Our Strategies

Our plan to grow our business using the following key strategies:

Enhance our position as a leader in urban mobility: We believe we are one of the leading providers of urban mobility solutions for New York City, particularly for food and package delivery workers. We intend to leverage this first mover advantage to continue to solidify our market leadership, by enhancing our brand, continuing to innovate, growing our product and service portfolio and expanding our sales network.

Improve brand recognition: We will maintain our commitment to providing exceptional customer service as a means of further enhancing our brand. We will provide an enhanced shopping experience by effectively managing and upgrading our retail stores. In addition, we plan to open more flagship stores in high-traffic retail locations in New York City and other major cities in the United States to further elevate the quality of our brand messaging. Furthermore, we plan to increase our offerings of accessories, such as introducing more style options to our branded apparel, to further strengthen our customers’ connection to Fly E-Bike. We also intend to collaborate with other lifestyle brands across different industries to further promote our brand image.

Continue our innovation: We will persist in advancing our product line by incorporating cutting-edge design, optimizing user experience and delivering optimal performance. We are developing our Fly E-Bike app, which we plan to include functions to improve the communication between our customers and our products. Additionally, we plan to launch Fly E-Bike Care in the near future, a service designed to function as an insurance policy and provide customers with continuous maintenance services beyond the manufacturer and battery warranty period.

Expand our sales network: We plan to further expand our sales network in the United States and internationally. As of May 1, 2025, we operate one store in Canada and 24 retail stores in the United States, spanning across the states of New York, Massachusetts, Maryland, Florida, Washington D.C., California and New Jersey. We also operate one online store at flyebike.com, focusing on selling E-motorcycles, E-bikes and E-scooters, serving customers in the United States. In addition, we plan to open a second online store focusing on selling gas bikes in the future. We plan to significantly increase our footprint in the United States by opening our stores in additional states. In addition, we intend to enter selected overseas markets that offer identified growth opportunities and favorable government policies, such as South America and Europe.

Diversify our service offerings: We are planning to broaden our business by leveraging our existing retail stores as logistics hubs for small package delivery. We are currently in the process of seeking business partners, assembling a delivery team and developing an app for the delivery business.

Our Products

We offer a diverse product portfolio that satisfies various demands of our customers and addresses different urban travel scenarios. Following market trends and technological updates, we continuously develop and add new products into our portfolio to meet our customers’ needs. We also regularly introduce upgrades and refreshes to our existing models.

E-motorcycles

Our E-motorcycle category consists of 25 different products, which include a range of E-moped, E-motorcycle and E-tricycle.

E-moped

(Fly-7)	(Fly-10)	(Fly-Pro)

Our E-moped product line is one of our most popular, featuring a range of eight different models. Our E-mopeds can run an average of 20-70 miles on a single charge, with a top speed of 20-38 miles per hour. Additionally, our E-mopeds are capable of holding a payload of 185-400 pounds. Each E-moped offer several standard features, including a remote key fob, alarm system, lockable under-seat storage, front and rear suspension, and a complete lighting package. Some models also offer a USB phone charging port for added convenience. These features make them an ideal choice for delivery workers.

All of our E-mopeds feature a low seat height and large tires, providing excellent stability at all speeds and on all surfaces. Moreover, their electric drivetrain requires no clutch or gears, making them easy to operate for almost anyone.

E-motorcycle

(RZ)	(FTC)	(DY-VNM SL)

We also offer E-motorcycles that are designed for urban commuting and city riding, offering a range of 25-80 miles on a single charge and a top speed of 30-59 miles per hour. They have a payload capacity of 160-400 pounds and feature a powerful electric motor with multiple riding modes to choose from. Additionally, our E-motorcycles are equipped with advanced safety features, including anti-lock brakes and a high-performance suspension system, ensuring optimal handling and rider safety.

E-tricycle

(Fly-Tricycle)

The Fly-Tricycle is an electric three-wheel vehicle that offers three seats. The interior of this vehicle is crafted with high-quality automotive-grade materials, ensuring long-lasting durability. This vehicle can run a range of 43-62 miles on a single charge, with a top speed of 30 miles per hour. Additionally, the Fly-Tricycle is capable of holding a payload of 1,239 pounds.

E-bikes

We currently offer 34 different E-bike products, which include a range of City E-bike, foldable E-bike and standard E-bike.

City E-bike

(City E-Bike)

Our City E-Bike has a range of 15-20 miles on a single charge and a maximum speed of 20 miles per hour. It has a payload capacity of 200 pounds and an under-seat storage area.

Foldable E-bike

(Dolphin E-Bike)	(Air-2)

Our foldable E-bikes, including the Dolphin E-Bike and the Air-2, are versatile and convenient for folding. They are capable of running 20-25 miles on a single charge with a top speed of 23 miles per hour. In addition, our foldable E-bikes have a payload capacity of 250 pounds. They are compact, portable and easy to store, making them a good choice for people who are conscious of space limitations, such as those who live in small apartments in big cities.

Standard E-bike

(Sword Fish E-Bike)	(Rhino)

Our standard E-bikes are designed to be lightweight and come in a variety of different outlook designs, with multiple speed options to choose from. They offer a range of 20-60 miles on a single charge, with a top speed range of 15-32 miles per hour, and have a payload capacity of 180-250 pounds.

E-scooters

Our E-scooter segment currently offers 37 different products, which include the Insurgent E-Scooter, Flytron, H-Max and H-1 models.

(Insurgent E-Scooter)	(Flytron)	(H-Max)	(H-1)

Our E-scooters offer a range of 15-45 miles on a single charge and a top speed range of 15-40 miles per hour. They are also capable of holding a weight range of 250-330 pounds. Additionally, our smart E-scooters are equipped with hydraulic disc brakes made from special alloys. The brake discs are slotted to extend the life of the system. The hardware of the brakes is complemented by the electronic braking system, which provides for intelligent braking and recycling kinetic energy. Certain of our models also employ the combined braking system, which splits braking force between the front and rear discs to shorten the braking distance at higher speeds.

Accessories and spare parts

We offer a comprehensive line of Fly E-Bike branded accessories and spare parts. We also sell traditional bikes.

For accessories, we offer riding gear, such as raincoats, gloves and knee pads, and accessories that can be installed on our products to enhance their functionality, such as storage baskets and tail boxes, smart phone holders, backrests and locks, among others. We also sell branded apparel.

In addition, we provide performance upgrades, including high-performance upgrade components for wheels, shock absorbers, brake calipers and carbon fiber body panels, among others.

Fly E-Bike App

We are currently developing the Fly E-Bike app, which is a management service mobile software for our EVs. We aim to design an app that will bring users a comprehensive intelligent experience to create a safer and more satisfying riding life. The development of the app is still in its preliminary stage. We have launched a testing version of the app, which is currently unavailable to our customers. Once development is completed, the app is expected to include functions such as GPS, navigation, battery and tire pressure management, online shopping, and anti-theft features.

After Sales Services

Our EVs are primarily serviced through our retail stores, which provide repair, maintenance and bodywork services. Our regular maintenance services include exterior check, mechanical structure service, motor system check, electrification service, battery maintenance service, tire pressure check and cleaning services. We also provide other value-added services through our retail stores, including GPS add-on and installation, and theft reporting.

Warranty Policy

Manufacturer Warranty

We offer a three-month limited manufacturer’s warranty on all models of our E-bikes, E-motorcycles and E-scooters. The warranty period starts on the day the product is delivered to the customer. This warranty only covers limited factory defects and minor cosmetic damages. It does not cover misuse or broken parts caused by the user or by any other events.

Battery Warranty

We also offer a three-month warranty on battery for any manufacturer defect in material or workmanship. If a battery becomes faulty within the specified warranty period, we will replace it free of charge.

Fly E-Bike Care

We plan to launch our value-added Fly E-Bike Care program in the near future, which will function as an insurance policy to provide customers with continuous maintenance services beyond the warranty period mentioned above. This program will be designed to offer a wider range of coverage than the manufacturer and battery warranties, including accidental damages caused by customers. Additionally, we intend to add a “Fly E-Bike Care” feature to our app, which will send maintenance reminders to users based on their driving behavior and mileage.

Manufacturing and Assembly

We source substantially all of our vehicle components from China and the United States. For the years ended March 31, 2024 and 2023, over 50% and 40% of the parts were sourced from China, respectively. For the year ended March 31, 2024 and 2023, we sourced over 40% and over 50% of our vehicle components from the United States, respectively. For the nine months ended December 31, 2024 and 2023, over 61% and 51% of the parts were sourced from China, respectively. For the nine months ended December 31, 2024 and 2023, we sourced over 39% and over 49% of our vehicle components from the United States, respectively.

Although we rely on certain principal vendors in China and the United States for most of our components, we believe there are multiple sources for each of our critical components.

To ensure a secure and reliable supply chain, we have implemented a centralized vendor management system that consolidates all vendor management activities under a centralized team. This approach enables us to streamline our purchasing process, enhance our negotiating power and maintain better relationships with our vendors.

We are currently working with three principal vendors, Depcl Corp.(previously known as Fly Wing E-Bike Inc.), Xiamen Innolabs Technology Co., Ltd. (“XFT”), and Anhui Ineo International Trading Co., Ltd., each of which respectively supplied approximately 36%, 21% and 13% of our accessories and components during the year ended March 31, 2024. During the year ended March 31, 2023, our top three principal vendors included Transpro US Inc., Anhui Ineo International Trading Co., Ltd. and Depcl Corp, each of which respectively supplied approximately 33%, 21% and 12% accessories and components. Our principal vendors are responsible for sourcing all the parts used in our vehicles from various suppliers, and they also oversee the quality control process. We maintain close relationships with our principal vendors to ensure that we have access to high-quality accessories and components for our EVs at competitive prices and receive reliable and timely deliveries. We work closely with them to improve our supply chain efficiency and reduce costs.

Our centralized vendor management system also helps us to manage risk more effectively by identifying potential risks and developing strategies to mitigate them. Rather than dealing with the original suppliers, we monitor the performance of our principal vendors, which enables us to quickly identify and address any problems and manage the supply resources more efficiently. Our system ensures each critical product component is supported by at least three vendors, thereby minimizing the risk of supply chain disruptions. This approach helps us to reduce the risk of supply chain disruptions, which can have a significant impact on our business operations.

After importing the accessories and components, we assemble them into our vehicles in a leased facility located in New York. For the year ended March 31, 2023, we produced 2,039 E-motorcycles, 5,953 E-bikes and 2,279 E-scooters. For the year ended March 31, 2024, we produced 8,390 E-motorcycles, 7,638 E-bikes and 3,171 E-scooters. For the nine months ended December 31, 2024, we produced 3,842 E-motorcycles, 5,713 E-bikes and 1,480 E-scooters. For the nine months ended December 31, 2023, we produced 6,663 E-motorcycles, 6,119 E-bikes and 2,880 E-scooters.

Quality Control

We believe that the quality of our products is crucial to our continued growth. We place great emphasis on quality control and have implemented stringent monitoring and quality control systems to manage our operations.

For the parts sourced from China, we rely on our one of our principal vendors in China, XFT, to monitor the factories responsible for manufacturing these parts used in our vehicles. Its duties include the following:

Factory check: XFT is responsible for confirming the size, production capacity and certification qualifications of a factory, confirming whether the equipment required for the production line is complete and whether the testing equipment is complete, checking the factory’s quality assurance process and other quality control procedures.

Proofing: After the samples that meet the requirements are confirmed by XFT and us, they will be sealed as golden samples, and mass production is required to follow the golden sample standard.

Mass production: Before the start of mass production, the factory is required to develop and review standard operating procedures and quality assurance standards that are acceptable to XFT and us. XFT will closely follow the production process, ensuring that strict quality control measures are implemented at every stage of production. After the mass production starts, XFT will perform the first article inspection to confirm whether the mass production meets the required standards.

Inspection: After mass production, in addition to requiring the factory to submit a quality control report, XFT will send its own quality control personnel to conduct random inspections on the products according to the corresponding standards of acceptable quality level.

We also source certain parts used in our vehicles from the United States. For these parts, our U.S. principal vendors and our quality control team perform quality control procedures similar to those discussed above for our China-sourced parts. This includes ensuring that the parts meet our quality standards and specifications, as well as conducting regular factory audits and inspections to identify any potential issues, and ensure ongoing compliance with our requirements.

We have not experienced any significant product recall, refunds or other quality control outbreak since we commenced operations.

Sales and Marketing

We have established an omnichannel retail model network to sell our products and provide services to our customers. We currently operate 25 retail stores and work with 80 distributors in the United States to sell our products. In addition, we have our own online store where we promote and sell our products. Our Fly E-Bike app, which is under development, can also become a venue where we can advertise our products. We also leverage our omnichannel retail network to deliver maintenance and repair services at our retail stores and to collect data for business insights.

We focus on promoting awareness of our brand as a lifestyle brand with high-quality smart E-bikes, E-motorcycles and E-scooters. Our brand and products are marketed to retail customers through digital and experiential activities as well as through more traditional promotional and advertising activities. We aim to engage in cost-effective marketing activities by taking advantage of social media and to build an online and offline ecosystem of users that will promote awareness of our brand.

One key component of our strategy is to expand our presence on social media platforms. We currently have accounts on Facebook, Instagram, TikTok and WeChat, on which we frequently post guides, videos and tutorials that educate people on how to use and maintain E-bikes, E-scooters and E-motorcycles, as well as benefits of E-mobility.

In terms of offline marketing, we prioritize in-store promotions and targeted advertising. This includes offering discounts and special deals in our retail stores, as well as using targeted advertising to reach potential customers who are likely to be interested in our products. We also place ads in local newspapers and magazines and distribute flyers on the streets to promote the opening of new stores. Additionally, our products have gained significant visibility among food delivery workers in New York City, who make up the majority of our customer base. The increasing trend of people ordering food delivery, particularly during and after the COVID-19 lockdown, has contributed to the widespread visibility of our products in the cities.

Our Distribution Channels

Retail Distribution Network

Our sales are conducted through both retail stores and distributors.

Out of our 24 retail stores in the United States, 14 are situated in New York, while four are in New Jersey, two in Florida, one in Maryland, one in Massachusetts, one in California and one in Washington, D.C. We also operate one retail store in Canada. Our retail stores adopt a consistent design and layout and provide a consistent shopping experience. We closely monitor the sales performance, service level and activities within our retail stores. We will continue to collect store operation data such as consumer traffic flow and traffic flow sources, test drive frequencies and sales conversion rate. This information helps us adjust store-specific retailing and marketing strategies, thereby increasing per store sales.

In terms of our distributors, most of them are located in the United States. Our distributors purchase products from us at a wholesale price, and are responsible for the logistics, warehousing and distribution to other retail stores. We do not charge any initial fees or continuing fees to our distributors. The majority of our distributors make full payments upfront for their orders, which helps us improve cash flow management.

We intend to expand our overseas market and are currently working with one distributor in the Dominican Republic.

Online Distribution Network

All of our products can be purchased on our website, flyebike.com. In addition, we plan to open a second online store focusing on selling gas bikes in the future.

We have adopted an online to offline model that enables us to seamlessly integrate the online and offline networks to provide a cohesive and consistent experience to our customers. The online platform acts as a conduit for influencing customers and directing sales to our retail stores. Our customers can conveniently place orders online and pick up their products at our retail stores.

Our Customers

We acquire customers through multiple channels, including (i) referrals from our existing customers, (ii) our distributors, and (iii) our marketing and promotional activities. Due to our strong brand image, loyal customer base and evolving product portfolio, we believe there are significant growth opportunities across these channels. No customers account for more than 10% of our revenues for the years ended March 31, 2024 and 2023. No customers account for more than 10% of our revenues for the nine months ended December 31, 2024 and 2023. The majority of our customers are food delivery workers in New York City. This group constitutes approximately 70% and 70% of our customer base for the year ended March 31, 2023 and 2024, respectively. This group constitutes approximately 65% and 70% of our customer base for the nine months ended December 31, 2023 and 2024, respectively.

Environmental Matters

We are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes and the remediation of environmental contaminants (collectively, “Environmental Laws”). In the ordinary course of our assembling processes, we may use materials or generate waste that are subject to these Environmental Laws.

We endeavor to adhere to all applicable Environmental Laws and act as necessary to comply with these laws. We maintain an environmental and safety program at our facilities. The environmental and safety program includes obtaining environmental permits as required, capturing and appropriately disposing of any waste by-products, tracking hazardous waste generation and disposal, air emissions, safety situations, material safety data sheet management, storm water management and recycling, and auditing and reporting on its compliance.

Intellectual Property

We currently hold one trademark in the United States, which covers our logo. We also hold four trademarks in China, which cover the names “FLY E-BIKE”, “FLY EBIKE”, “FLYEBIKE” and our logo. Additionally, we have two trademarks in the Dominican Republic covering the name “FLY E-BIKE” and our logo, and one trademark in Panama covering the name “FLY E-BIKE”. All these trademarks are effective from 2022 to 2033.

Other than the trademarks mentioned above, we do not own any patents, copyrights or other intellectual property registrations in the United States. We plan to seek further intellectual property registrations in the United States in the future. We currently also seek to protect our trade secrets and other proprietary information through common law copyright and trademark principles.

Competition

There are numerous companies that sell E-bikes, E-motorcycles and E-scooters in the United States and even more globally. The markets for EVs are highly competitive based on a number of factors, including innovation, performance, price, technology, product features, styling, fit and finish, brand recognition, quality and distribution. We believe our ability to compete successfully in these markets depends on our ability to capitalize on our competitive strengths and build brand recognition.

Many companies, which have greater financial and marketing resources than us, make electric two-wheelers, including Trek Bicycle Corporation, Specialized Bicycle Components, Inc., Specialized Bicycle Components, Inc. and Rad Power Bikes Inc. While we believe we are well positioned in this competitive market, there is no assurance that our vehicles will be successful in the respective markets in which they compete. See “Risk Factors - Risks Related to the Company’s Business, Operations, and Industry - The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in this industry.”

Regulation

We are subject to a wide variety of laws and regulations in the United States. These laws and regulations govern various items directly or indirectly related to our business, such as labor and employment, anti-discrimination, product liability, vehicle defects, vehicle maintenance and repairs, personal injury, rider text messaging, service payments, consumer protection, taxation, privacy, data security, intellectual property, competition, terms of service, mobile application accessibility, insurance, money transmittal, and environmental, health and safety. They are often complex and subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies.

The micromobility industry is relatively nascent and rapidly evolving. New laws and regulations continue to be adopted, implemented, interpreted and iterated upon in response to our growing industry and associated technology. As we expand our business into new markets or introduce new offerings into existing markets, regulatory bodies or courts may claim that (i) we are subject to additional requirements or (ii) we are prohibited from conducting our business in certain jurisdictions.

Our products may also be subject to various environmental, health, and safety regulations, including, but not limited to, those regarding product safety and waste management. For example, we are subject to environmental laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release of the hazardous substance occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the Environmental Protection Agency (“EPA”) and, in some instances, third parties to act in response to threats to the public health or the environment and seek to recover costs incurred from the responsible classes of persons. In the course of ordinary operations, we, through third parties and contractors, may handle hazardous substances within the meaning of CERCLA and similar state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

We may also be subject to the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes for the generation, storage, or disposal of solid wastes, which may include hazardous wastes. RCRA regulates both solid and hazardous wastes, but, in particular, imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. In addition, federal and state laws may require or otherwise regulate the reuse and recycling of batteries, including lead-acid and lithium-ion batteries, used in our products.

Certain of our products are also regulated by the U.S. Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws. CPSC can require the manufacturer of products containing a safety defect to recall or repurchase such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities, and other countries in which we sell our products.

Certain of our products are also regulated by the National Highway Traffic Safety Administration (“NHTSA”) pursuant to various federal laws and regulations. NHTSA can require the manufacturer of motor vehicles or motor vehicle equipment containing a safety defect to recall or repurchase such products and may also impose fines or penalties on the manufacturer. Certain of our products are also regulated by EPA, and the California Air Resources Board (“CARB”) for products sold in California. EPA and CARB can require the manufacturer to recall or repurchase vehicles that are uncertified or that contain an emission-related defect and may also impose fines or penalties on the manufacturer.

In addition, some of our products may be subject to local laws and regulations. For instance, in March 2023, the New York City Council amended its administrative code to require that all powered bicycles, powered mobility devices including electric scooters, and storage batteries for such mobility devices distributed, sold, leased, rented, or offered for sale, lease, or rental in New York City must be certified as compliant with the applicable Underwriter Laboratories (UL) standard, which is a widely recognized standard for safety in electrical products in the United States. The law became effective in September 2023.

Additionally, because we receive, use, transmit, disclose, and store personally identifiable information and other data relating to users on our platform, we are subject to numerous local, municipal, state, federal, and international laws and regulations that address privacy, data protection, and the collection, storing, sharing, use, transfer, disclosure, and protection of certain types of data. Such regulations include the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act of 1991, the U.S. Federal Health Insurance Portability and Accountability Act of 1996 and Section 5(a) of the Federal Trade Commission Act of 1914.

We plan to sell and distribute our vehicles internationally through international distributors. As such, we will be subject to the local laws of each jurisdiction in which we sell our vehicles. These regulations may result in increased costs and expenses, which may materially and adversely affect our business, results of operations or financial condition.

Employees

As of May 1, 2025, we had 79 employees, consisting of 42 full-time employees and 37 part-time employees.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and to date, we have not experienced any significant labor disputes.

Legal Proceedings

See “Business – Recent Developments” for a description of the material legal proceedings the Company is currently involved in, which is incorporated herein by reference.

Management

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of May 1, 2025:

Name	Age	Position
Zhou Ou	36	Chairman of the Board and Chief Executive Officer
Shiwen Feng	29	Director and Chief Financial Officer
Rui Feng	40	Chief Operating Officer
Ke Zhang	38	Chief Human Resource Officer
Bin Wang	67	Director
Lun Feng	65	Director
Zanfeng Zhang	51	Director

Set forth below is biographical information about each of the individuals named in the tables above:

Zhou Ou, Founder, Chairman of the Board and Chief Executive Officer.    Mr. Ou founded Fly E-Bike in 2018 and has since served as our Chairman of the Board and Chief Executive Officer (“CEO”). Before founding Fly E-Bike, Mr. Ou operated a motorcycle repair business for over eight years, and previously held a managerial position at a food delivery company. We believe that Mr. Ou’s prior experience in the motorcycle industry and his understanding of the delivery industry, combined with his tenure at our company, qualifies him to serve as our Chairman of the Board.

Shiwen Feng, Director and Chief Financial Officer.    Ms. Feng has served as our Chief Financial Officer and a director since November 2024. Ms. Feng is an experienced financial professional with a background in corporate finance, corporate tax management, and project oversight. From October 2021 to October 2024, Ms. Feng served as the manager at PJMG LLC, a consulting services company, where she was responsible for overseeing financial planning, managing corporate structuring, and ensuring compliance with financial regulations. Prior to that, from September 2019 to July 2021, Ms. Feng worked at DGLG Accounting & Tax LLC, an accounting and financial consulting company, first as a staff member assisting with corporate formations, tax compliance, and payroll management, and later as a manager, focusing on financial reporting, monthly bookkeeping, and corporate tax filings. She earned her Master’s degree in Accounting from the Frank G. Zarb School of Business at Hofstra University in 2020 and her Bachelor’s degree in Accounting from Henan University in China in 2019. Ms. Feng was selected to serve as a member of our board of directors because of her experience in the financial services industry.

Rui Feng, Chief Operating Officer.    Mr. Feng joined us as a retail store manager in 2018 and was responsible for overseeing our supply chain, implementing effective customer strategies, and ensuring legal compliance. He has served as our Chief Operating Officer since December 2022. Prior to joining us, Mr. Feng owned and operated a restaurant for four years, which provided him with valuable experience in managing a business.

Ke Zhang, Chief Human Resource Officer.    Mr. Zhang has served as our Chief Human Resource Officer since December 2022. Mr. Zhang previously served as our director and resigned from this position on September 1, 2023. He joined us as a retail store manager in 2018, where he was responsible for overseeing various HR functions, including recruiting, employee training and development and managing our benefits system.

Bin Wang, Director.    Mr. Wang has served as a director since June 2024. Mr. Wang has over 30 years of management experience in the financial industry. He currently serves as the Managing Director of Eon Capital International Ltd, a Hong Kong corporate advisory service company. He has also been a member of the board of directors of Maison Solutions Inc., a Nasdaq-listed company, since 2023. Previously, from 2018 to 2020, Mr. Wang was the Chairman and CEO of Alberton Acquisition Corp., a Nasdaq-listed company. From 2010 to 2012, he served as Independent Board Director in Sky Digital Stores Corp. (OTC: SKYC), participating in the company’s public listing process. From 2007 to 2018, Mr. Wang provided corporate advisory services to dozens of corporate clients in the US and Asia. Mr. Wang began his financial career at Chemical Bank in 1994 when he served as a commercial banking manager for the bank’s Asian market. From 1996 to 2000, he served as Vice President and Team Leader of Chase International Financial Services, to promote the bank’s business in Asia-Pacific region. After Chase merged with JPMorgan in 2000, Mr. Wang continued to work at JPMorgan Chase until late 2006, playing a wide range of management roles in the development and growth of international business. Mr. Wang graduated from Northwestern Polytechnic University in 1980, obtained his Master of Science degree in Mechanical Engineering from Xi’an Jiaotong University in 1983, and earned his Master of Arts degree in economics from Illinois State University in 1992. Mr. Wang was selected to serve as a member of our board of directors because of his extensive senior-level management experience in the financial services industry and his profound knowledge of our business and the industry as a whole.

Lun Feng, Director.    Mr. Feng has served as a director since June 2024. Since August 2015, Mr. Feng has held the position of executive director at Si Fang Yu Feng Investment Co., Ltd., a Chinese investment management company. From June 2009 to June 2021, he served as the chairman of the board of directors at Beijing Wan Tong Li Ti Zhi Cheng Investment Co., Ltd., a Chinese investment management company. Additionally, Mr. Feng currently serves as an independent director at three public companies listed on the Shanghai Stock Exchange and Shenzhen Stock Exchange. These companies include Bank of Xi’an Co., Ltd., Shanghai Xinnanyang Only Education and Technology Co., Ltd., and Bona Film Group Co., Ltd. Mr. Feng received his bachelor’s degree in political economy from Northwest University (China) in 1982. Mr. Feng was selected to serve as a member of our board of directors because of his extensive senior-level management experience of public companies, his board experience and his extensive knowledge of our business and industry.

Zanfeng Zhang, Director.    Mr. Zhang has served as a director since August 2024. Mr. Zhang has over 25 years of experience in finance and investment management. Since November 2017, he has served as Managing Director at IDG Capital, an investment and asset management company, where he oversees post-investment management and risk control. From August 2014 to July 2017, Mr. Zhang co-founded and served as the Chief Financial Officer of Beijing Jiufang Rugao Information Technology Co., Ltd., an internet startup providing community-based online-to-offline (O2O) life services and a fresh produce B2C (business-to-consumer) platform, where he oversaw financing activities. Prior to that, he co-founded and served as Chief Operating Officer of Beijing Panteng Technology Co., Ltd., a smart hardware startup, from September 2013 to August 2014, where he secured early-stage funding and led its market expansion. Earlier in his career, Mr. Zhang held senior financial roles at Ruijing Hengtong (Beijing) Investment Consulting Co., Ltd. from July 2008 to August 2013, and at Peugeot China Co., Ltd. from June 2003 to July 2008. Mr. Zhang holds a Master’s degree in Business Management from Paris 1 Panthéon-Sorbonne University and a Bachelor’s degree in Accounting from East China Jiaotong University. Mr. Zhang was selected to serve on the Board due to his extensive expertise in finance and investment management.

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the Company. Our board of directors has determined that each of our directors, Messrs. Wang, Feng, and Zhang, is an independent director using the Nasdaq definition of independence.

Information about the Board of Directors

Our board of directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our CEO and other key executives, by reading the reports and other materials that we send them, and by participating in board and committee meetings. Directors hold office until their successors have been elected and qualified or until he or she resigns or have been removed or disqualified.

Committees of the Board of Directors

We established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee consists of three independent directors. The members of the Audit Committee are Bin Wang, Lun Feng and Zanfeng Zhang, with Mr. Wang serving as the committee chair. The Audit Committee consists exclusively of directors who are financially literate. Mr. Wang is considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The Audit Committee responsibilities include:

●	overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

●	engaging, retaining and terminating our independent auditor and determining the terms thereof;

●	assessing the qualifications, performance and independence of the independent auditor;

●	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

●	reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

●	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

●	producing a committee report for inclusion in applicable SEC filings;

●	reviewing the adequacy and effectiveness of internal controls and procedures;

●	establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the Audit Committee; and

●	reviewing transactions with related persons for potential conflict of interest situations.

Compensation Committee. Our Compensation Committee consists of three independent directors. The members of the Compensation Committee are Lun Feng, Bin Wang and Zanfeng Zhang, with Mr. Feng serving as the committee chair. The committee has primary responsibility for:

●	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

●	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

●	once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

●	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

●	reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The Nominating and Governance Committee consists of three independent directors. The members of the Nominating and Governance Committee are Zanfeng Zhang, Bin Wang and Lun Feng, with Mr. Zhang serving as the committee chair. The Nominating and Governance Committee’s responsibilities include:

●	recommending persons for election as directors by the stockholders;

●	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

●	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

●	reviewing any stockholder proposals and nominations for directors;

●	advising the board of directors on the appropriate structure and operations of the board and its committees;

●	reviewing and recommending standing board committee assignments;

●	developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

●	making recommendations to the board as to determinations of director independence; and

●	making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Involvement in Certain Legal Proceedings

None of our directors and executive officers have been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

●	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is made available in the Corporate Governance section of our website, which is located at flyebike.com. Our stockholders are also able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

Trading Policies

On May 3, 2024, we adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards.

Executive Compensation

Summary Compensation Table

The following table shows the compensation awarded to or earned during the years ended March 31, 2025 and 2024 by our chief executive officer. Other than as listed below, we did not have any officers that received more than $100,000 in compensation during the years ended March 31, 2025 and 2024. The person listed in the following table is referred to herein as the “named executive officer.”

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total ($)
Zhou Ou	2025	$100,000	—	—	—	—	$100,000
Chief Executive Officer	2024	$100,000	—	—	—	—	$100,000

Narrative Disclosure to Summary Compensation Table

Zhou Ou, Chief Executive Officer

Mr. Ou has entered into an employment agreement with one of our subsidiaries, FLYEBIKE Inc, dated April 1, 2023. Under the agreement, Mr. Zhou Ou serves as the Chief Executive Officer of the Company and receives a monthly base salary of $8,333. He is also entitled to reimbursement for authorized and reasonable business expenses. The agreement allows for at-will termination by either party. If Mr. Ou’s employment is terminated due to death or disability, he or his estate will receive salary and benefits through the termination date. The Company may terminate the agreement for cause, releasing it from all further obligations except for accrued salary and benefits through the termination date. “Cause” includes failure or neglect by Mr. Ou to perform duties, disobedience to orders, misconduct such as misappropriation of funds, personal profit from Company transactions, misrepresentation, legal violations, acts involving moral turpitude or unethical conduct, disloyalty including aiding a competitor, failure to devote full-time efforts to the Company, not working exclusively for the Company, non-cooperation in investigations, breaches of the employment agreement or the Company rules, and any other act of misconduct or omission. The agreement includes covenants for non-disclosure, non-solicitation, and non-competition. For two years post-termination, Mr. Ou agrees not to solicit the Company’s customers or engage in competing business activities within New York State.

In order to support our operations and allocate more resources towards our development, Mr. Ou received compensation at the level of a store manager for the years ended March 31, 2025 and 2024.

Shiwen Feng, Chief Financial Officer

Mr. Feng has entered into an employment agreement with the Company, dated November 7, 2024. Under the agreement, Ms. Feng serves as the Chief Financial Officer of the Company and receives a monthly base salary of $ $6,667. She will also be entitled to reimbursement for authorized and reasonable expenses. The agreement allows for at-will termination by either party, provided, however, a minimum of two weeks' advance written notice is required in the event of resignation by Ms. Feng. If Ms. Feng’s employment is terminated due to death or disability, she or her estate will receive salary and benefits through the termination date. The Company may terminate the agreement for cause, releasing it from all further obligations except for accrued salary and benefits through the termination date. “Cause” includes failure or neglect by Ms. Feng to perform duties, disobedience to orders, misconduct such as misappropriation of funds, personal profit from Company transactions, misrepresentation, legal violations, acts involving moral turpitude or unethical conduct, disloyalty including aiding a competitor, failure to devote full-time efforts to the Company, not working exclusively for the Company, non-cooperation in investigations, breaches of the employment agreement or the Company rules, and any other act of misconduct or omission. The agreement includes covenants for non-disclosure, non-solicitation, and non-competition. For two years post-termination, Ms. Feng agrees not to solicit the Company’s customers or engage in competing business activities within New York State. Ms. Feng will not receive any additional compensation as a director in addition to her compensation as the Chief Financial Officer of the Company.

Outstanding Option Awards

As of March 31, 2025, there were no option or stock awards outstanding.

Director Compensation

Our employee directors do not currently receive any compensation for serving as directors. Under the Independent Director Agreement between us and each of our independent directors, Mr. Zhang is entitled to an annual cash fee of $30,000, Mr. Wang and Mr. Feng each is entitled to an annual cash fee of $50,000.

Policies on Clawback and Recovery of Compensation

We have adopted a clawback policy to address the recovery of erroneously-awarded incentive compensation in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable listing standards that covers our executive officers, who are defined as our chief executive officer, president, chief financial officer, principal accounting officer (or the controller, if no such accounting officer exists), any vice-president in charge of a significant principal business unit, division, or function (such as sales, administration, or finance), and any other officer or person who performs a policy-making function.

This clawback policy pertains to incentive-based compensation, which includes any compensation that is granted, earned, or vested wholly or in part based on the achievement of a financial reporting measure. It mandates the recovery of such compensation from an executive officer in cases where we must prepare an accounting restatement due to material noncompliance with U.S. financial reporting requirements under the securities laws. This includes any necessary restatement to correct an error in previously issued financial statements that is material to those statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected.

The Compensation Committee will make determinations regarding “materiality” for the purposes of this policy.

The incentive-based compensation eligible for recovery under this policy includes compensation received during the three completed fiscal years immediately preceding the date we are required to prepare an accounting restatement, as outlined above. This applies provided that the individual served as an executive officer at any time during the performance period relevant to the incentive-based compensation.

2024 Omnibus Incentive Plan

We have adopted the FLY-E Group Inc. 2024 Omnibus Incentive Plan, as amended (the “2024 Plan”) in order to grant equity-based and other incentive awards to our officers, employees, directors, consultants and advisers. The purpose of the 2024 Plan is to help us attract, motivate and retain such persons with awards under the 2024 Plan and thereby enhance shareholder value. The 2024 Plan became effective upon our shareholders’ approval on March 10, 2025. The following is a summary of the material terms of the 2024 Plan.

Plan Administration

The 2024 Plan will be administered by our Compensation Committee. Our board of directors will retain the authority under the 2024 Plan to exercise any or all of the powers and authorities related to the administration and implementation of the 2024 Plan.

Award Eligibility

Awards under the 2024 Plan may be made to our or any of our affiliates’ employees, officers and directors, as well as to consultants and advisors currently providing services to us or any of our affiliates at the time of such award.

Shares Subject to the 2024 Plan

Subject to adjustment in accordance with the terms of the 2024 Plan, the number of shares of our Common Stock available for issuance under the 2024 Plan is the sum of (A) 3,700,000, plus (B) an increase commencing on April 1, 2026, and continuing annually on each anniversary thereof until the tenth anniversary of the Plan effective date, equal to the lesser of (i) 8% of the total number of all classes of the Company’s Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the Board or the Committee (the “Share Limit”).

Reversion of Shares

If any shares covered by an award are not purchased or are forfeited or expire, or if any award otherwise terminates without delivery of any shares subject to the award or is settled in cash in lieu of shares, then the number of shares counted against the Share Limit with respect to such award will, to the extent of any such forfeiture, termination, expiration or settlement, again be available for issuance under the 2024 Plan.

Awards

The 2024 Plan provides for the grant of awards of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, and other equity-based awards.

Stock Options

Stock options granted under the 2024 Plan may be nonqualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Each option will become vested and exercisable at such times and under such conditions as our Compensation Committee may approve consistent with the terms of the 2024 Plan. No option may be exercisable more than ten years after the option grant date. Our Compensation Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service.

The exercise price per share of our Common Stock for each option granted under the 2024 Plan may not be less than 100%, or 110% in the case of an incentive stock option granted to a stockholder who owns more than ten percent of our voting stock, of the fair market value of a share of our Common Stock on the option grant date, except in the case of an option granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by us or an affiliate of ours or with which we or an affiliate has combined or will combine. Payment of the exercise price for shares purchased pursuant to the exercise of an option may be made in such forms as are approved by our Compensation Committee. These forms may include, in our Compensation Committee’s discretion, cash, cash equivalents, shares of our Common Stock and net issuance.

Restricted Stock, Restricted Stock Units, and Deferred Stock Units

Restricted stock is an award of our Common Stock on which vesting restrictions are imposed that subject such shares of our Common Stock to a substantial risk of forfeiture, as defined in Section 83 of the Code. A restricted stock unit is an award that represents a conditional right to receive shares of our Common Stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. A deferred stock unit is a restricted stock unit that may be settled at some point in the future at a time or times consistent with the requirements of Section 409A of the Code.

Stock Appreciation Rights

A SAR is a right to receive upon exercise, in the form of Common Stock, cash or a combination of Common Stock and cash, the excess of the fair market value of one share of Common Stock on the exercise date over the grant price of the SAR. SARs may be granted in conjunction with all or a part of any option or other award granted under the 2024 Plan, or without regard to any option or other award. Upon exercise of a SAR, the holder will be entitled to receive, in the specified form of consideration, the excess of the fair market value of one share of our Common Stock on the exercise date over the exercise price of the SAR, as determined by our Compensation Committee. The exercise price of a SAR may not be less than the fair market value of a share of our Common Stock on the grant date.

Dividend Equivalent Rights

Dividend equivalent rights entitle the grantee to receive cash, shares of our Common Stock, or a combination of both equal to the amount of that the grantee would have received had the grantee held a specified number of shares of our Common Stock during the period. Dividend equivalent rights may be granted independently or in connection with the grant of any equity-based award, except that no dividend equivalent right may be granted in connection with, or related to an option or SAR.

Other Equity-Based Awards

Our Compensation Committee may grant other types of equity-based or equity-related awards in such amounts and subject to such terms and conditions as our Compensation Committee may determine, including unrestricted stock and dividend equivalent rights which are described in more detail in the 2024 Plan.

Changes to Capital Structure

In the event of a merger, reorganization, recapitalization, reclassification, stock split, reverse stock split, spin-off combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without the receipt of consideration by us, then the number and kind of shares for which grants of options and other awards may be made under the 2024 Plan may be adjusted proportionately and accordingly by our Compensation Committee.

Change of Control

Except as otherwise provided in the applicable award agreement, upon the occurrence of a change of control of our Company in which outstanding awards are not being assumed or continued, all outstanding shares of restricted stock, restricted stock units, deferred stock units, dividend equivalent rights and performance-based awards will be deemed to have vested and any underlying shares of our Common Stock will be deemed delivered immediately before the change of control; and either or both of the following actions shall be taken: (i) at our Compensation Committee’s discretion, all options and SARs will become exercisable fifteen days before the change of control (with any exercise of an option or SAR during such fifteen day period to be contingent upon the consummation of the change of control) and terminate upon the change of control to the extent not exercised; and/or (ii) at our Compensation Committee’s discretion, all options, SARs, shares of restricted stock, restricted stock units, deferred stock units, dividend equivalent rights and/or performance-based awards will be canceled and cashed out in connection with the change of control. Other equity-based awards will be governed by the terms of the applicable award agreement.

If we experience a change of control in which outstanding awards that are not exercised prior to the change of control will be assumed or continued by the surviving entity, then, except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of the change of control, the 2024 Plan and the awards granted under the 2024 Plan will continue in the manner and under the terms so provided in the event of the change of control to the extent that provision is made in writing in connection with such change of control for the assumption or continuation of such awards, or for the substitution for such awards with new awards, with appropriate adjustments as to the number of shares (disregarding any consideration that is not Common Stock) and exercise prices of options and SARs.

Plan Amendment and Termination

The Compensation Committee may adopt, amend and rescind rules relating to the administration of the 2024 Plan, and our board of directors may amend, suspend, or terminate the 2024 Plan at any time; provided, that, no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award granted under the 2024 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. The 2024 Plan will automatically terminate the day before the tenth (10th) anniversary of the Plan effective date, unless earlier terminated by our board of directors or in accordance with the terms of the 2024 Plan.

CERTAIN Relationships and Related Party Transactions

From April 1, 2022 to May 1, 2025, our Chairman and CEO, Mr. Ou, provided financial support to the Company by advancing funds and making various payments on behalf of the Company totaling $3,336,109. These amounts payable to Mr. Ou are unsecured, bear no interest and do not have a maturity date. From April 1, 2022 to May 1, 2025, the Company repaid a total of $3,264,527 to Mr. Ou, including repayment of amounts owed to Mr. Ou prior to April 1, 2022. From April 1, 2022 to May 1, 2025, the Company transferred $2,263,630 of the payable balance along with a cash contribution of $136,370 from Mr. Ou as capital contribution. As of May 1, 2025, March 31, 2024 and March 31, 2023, the remaining balance of these payables was $148,000, $92,229, and $332,481, respectively. From August 9, 2024 to September 17, 2024, the Company advanced $477,771 to Mr. Ou, Chairman and CEO of the Company, for personal use. This advance is unsecured, bears no interest and does not have a maturity date. As of May 1, 2025, the advance was paid back in full.

From April 1, 2022 to May 1, 2025, Mr. Rui Feng, our Chief Operating Officer, advanced a total of $8,711 to the subsidiaries of the Company to support their business operations. These amounts payable to Mr. Feng are unsecured, bear no interest and do not have a maturity date. From April 1, 2022 to May 1, 2025, the Company repaid $64,937 to Mr. Feng, including repayment of amounts owed to him prior to April 1, 2022. As of May 1, 2025, the remaining balance of these payables was $8,000.

From April 1, 2022 to May 1, 2025, Mr. Ke Zhang, our Chief Human Resource Officer, advanced an aggregate of $58,252 to the subsidiaries of the Company to support their business operations. These amounts payable to Mr. Zhang are unsecured, bear no interest and do not have a maturity date. From April 1, 2022 to May 1, 2025, the Company repaid $243,122 to Mr. Zhang, including repayment of amounts owed to him prior to April 1, 2022. As of May 1, 2025, the Company has paid off all amounts owed to Mr. Zhang.

On March 6, 2021, the Company and DGLG Accounting and Tax LLC (“DGLG”) entered into an engagement letter, wherein the Company engaged DGLG as a consultant to assist the Company in its IPO planning, financing and tax services. Mr. Guo is a partner at DGLG. In December 2022, the Company hired Mr. Guo as its former CFO. Under the terms of the engagement agreement with DGLG, the Company has agreed to compensate DGLG for consulting services based on an hourly fee arrangement. For the years ended March 31, 2025, 2024 and 2023, DGLG’s consulting fees were $225,000, $100,000 and $25,000, respectively. For the years ended March 31, 2025, 2024 and 2023, the Company paid DGLG a total of $57,850, $123,000 and $13,050, respectively, for tax services. As of May 1, 2025, nil is due to the Company to DGLG.

On April 1, 2023, the Company agreed to retain the services of PJMG LLC (“PJMG”), a company in which Mr. Guo, the Company’s former CFO who resigned on November 6, 2024, holds over 50% of the equity interests as a consultant following the completion of its IPO. PJMG was engaged to provide compliance consulting services related to accounting, finance, and management, as well as to oversee market planning and development, follow-on fundraising, and investor relationship management from June 2024 to May 2025. The service fee is $45,000 for the first month and from the second month the fees are $15,000 per month. To secure these services, the Company prepaid a total of $165,000 to PJMG as of December 31, 2024. From April 1, 2022 to May 1, 2025, $225,000 was expensed as consulting expenses. As of May 1, 2025, the prepayment balance was $75,000.

Fly E Bike SRL, a company formed under the laws of the Dominican Republic and in which Mr. Ou holds over 50% of the equity interests, is a distributor for the Company. During the years ended March 31, 2025, 2024 and 2023, Fly E Bike SRL purchased certain EV products from the Company in the amount of $48,035, $326,914 and $136,565, respectively. As of May 1, 2025, March 31, 2024 and 2023, the Company had accounts receivable from Fly E Bike SRL in the amounts of $88,885, $326,914 and $136,565, respectively. In addition, during the year ended March 31, 2025, the Company advanced a total of $137,431 to Fly E Bike SRL. Such advance is unsecured, bears no interest and does not have a maturity date. As of May 1, 2025, $137,431 is due from Fly E Bike SRL to the Company.

In December 2023, the Company engaged DF Technology US Inc (“DFT”) for certain technology services. Mr. Guo, the Company’s former CFO, owns over 50% of the equity interest in DFT. As of May 1, 2025 and March 31, 2024, the accumulative payments to DFT for development of the ERP system were $2,446,580 and $1,554,000, respectively. As of May 1, 2025 and March 31, 2024, construction in progress was $2,310,000 and $275,000, respectively, and primarily relating to the cost incurred to develop the software by DFT. As of May 1, 2025 and March 31, 2024, the Company had a prepayment of $136,580 and $1,279,000, respectively, to DFT.

Policies and Procedures for Related Party Transactions

Our audit committee charter provides that our audit committee will be responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, As of May 1, 2025, regarding beneficial ownership of our Common Stock by:

●	each of our directors and executive officers;

●	all directors and executive officers as a group; and

●	each person, or group of affiliated persons, known by us to beneficially own five percent or more of our shares of Common Stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options or warrants that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of Common Stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Fly-E Group, Inc., 136-40 39th Avenue, Flushing, NY 11354.

Name and address of beneficial owner	Shares beneficially owned prior to offering	Percentage owned prior to offering(1)	Percentage owned after offering(1)
Executive Officers and Directors
Zhou Ou	7,700,000	31.3%	12.6%
Shiwen Feng	—	—	—
Bin Wang	—	—	—
Lun Feng	—	—	—
Zanfeng Zhang	—	—	—
Rui Feng	1,760,000	7.2%	2.9%
Ke Zhang	7,370,000	30.0%	12.1%
Directors and Officers as a group (seven persons)	16,830,000	68.5%	27.6%

(1)	Based on 24,587,500 shares of Common Stock outstanding As of May 1, 2025.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

Description of Securities TO BE REGISTERED

The following description of the material terms of our securities and the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, are summaries and are qualified by reference to such documents. We have filed copies of these documents with the SEC as exhibits to this registration statement of which this prospectus forms a part, which are incorporated by reference herein.

Authorized Capital Stock

Our amended and restated certificate of incorporation, as amended, authorizes us to issue up to 300,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the date of this prospectus, we have 24,587,500 shares of Common Stock and no preferred stock issued and outstanding.

Common Stock

Shares of our Common Stock have the following rights, preferences and privileges:

Voting

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the Common Stock. Any decision to pay dividends on our Common Stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the Common Stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of our Common Stock are not entitled to preemptive rights. Shares of our Common Stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

The Warrants issued in this offering entitle the registered holders to purchase Common Stock at a price equal to $[●] per share (which shall be equal to 120% of the offering price), subject to adjustments as discussed below, immediately following the issuance of such Warrants and terminating at 5:00 p.m., New York City time, five years after the original issuance date.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation.

Exercisability

The Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock. Warrants are not exercisable for a fraction of a share and may only be exercised into whole numbers of shares. In lieu of fractional shares, we will, pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price and round up to the nearest whole share. Unless otherwise specified in the Warrant, the holder will not have the right to exercise the Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per share of Common Stock issuable upon exercise of the Warrants is equal to 120% of the offering price, and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per share of Common Stock, and other applicable charges and taxes are due and payable upon exercise. Subject to certain exemptions outlined in the Warrant, at any time while this Warrant is outstanding: (i) pays a dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of the Company, then in each case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate exercise price of this Warrant shall remain unchanged.

Transferability

The Warrants are not listed on any stock exchange. Without an active trading market, the liquidity of the Warrants will be limited. We intend to have the Warrants issued in registered form. Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to the Company, together with the appropriate instruments of transfer.

Adjustments; Fundamental Transaction

The exercise price and the number of shares underlying the Warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our shares of Common Stock, stock combinations or similar events affecting our shares of Common Stock. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our shares of Common Stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock (each, a Fundamental Transaction), then following such Fundamental Transaction the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such Fundamental Transaction. Any successor to us or surviving entity will assume the obligations under the Warrants.

Rights as a Stockholder

Except by virtue of such holder’s ownership of our Common Stock, the holder of a Warrant does not have rights or privileges of a stockholder, including any voting rights, until the holder exercises such Warrant.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not later than 90 days and not earlier than 120 calendar days prior to the first anniversary date of the immediately preceding year’s annual meeting, subject to certain exceptions. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the board of directors or the Chief Executive Officer.

No Written Consent of Stockholders. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws. Our bylaws may be altered, amended or repealed and new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or of the board of directors, at any special meeting of the stockholders or of the board of directors or by written action by the board of directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting or any notice required for such written action.

Preferred Stock. Our amended and restated certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us.

Classified Board of Directors. Our board of directors are divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated bylaws also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors.

Delaware Takeover Statute

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the DGCL.

Listing

Our Common Stock is listed on the Nasdaq under the symbol “FLYE.”

Registrar and Transfer Agent

The registrar and transfer agent for our Common Stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations arising from and relating to the acquisition, ownership and disposition of the shares of Common Stock (the “Common Shares”) acquired pursuant to this prospectus, the exercise, disposition, and lapse of Warrants acquired pursuant to this prospectus, and the acquisition, ownership, and disposition of shares of Common Stock received upon exercise of the Warrants (the “Warrant Shares”). The Common Shares, Warrants, and Warrant Shares may be referred to in this summary as the “securities.”

This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of our Common Shares and Warrants pursuant to this offering and hold our securities as capital assets within the meaning of Section 1221(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion assumes that the Common Shares and Warrants will trade separately and that any distributions made (or deemed made) by us on the Common Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars. This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of our securities by a prospective investor in light of its particular circumstances or that is subject to special rules under the U.S. federal income tax laws, including, but not limited to:

●	banks and other financial institutions or financial services entities;

●	broker-dealers;

●	mutual funds;

●	retirement plans, individual retirement accounts or other tax-deferred accounts;

●	taxpayers that are subject to the mark-to-market tax accounting rules;

●	tax-exempt entities;

●	S-corporations, partnerships or other flow-through entities and investors therein;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	qualified foreign pension funds;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our voting shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code;

●	persons subject to the alternative minimum tax;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

The discussion below is based upon current provisions of the Code, applicable U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), judicial decisions and administrative rulings of the Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly on a retroactive basis. Any such differing interpretations or change could alter the U.S. federal income tax consequences discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under Treasury Regulations to be treated as a United States person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities (including branches) or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner or a partnership holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-UNITED STATES TAX LAWS.

U.S. Federal Income Tax Consequences of the Acquisition of a Combination of Common Share and Warrants

The purchase price for each combination of a share of Common Stock and two Warrants will be allocated among these three components in proportion to their relative fair market values at the time such securities are purchased by the U.S. Holder. This allocation of the purchase price for each such combination will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and the Warrants that comprise each such combination. For U.S. federal income tax purposes, each holder of our Common Shares and Warrants must allocate the purchase price paid by such holder for such securities between the one Common Share and the two Warrants based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make its own determination of such value based on all the relevant facts and circumstances. The price allocated to each Common Share and Warrant should constitute the holder’s initial tax basis in each such Common Share and Warrant, respectively.

The foregoing treatment of our Common Shares and Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its tax advisor regarding the tax consequences of an investment in our securities. The balance of this discussion assumes that the characterization of the securities described above is respected for U.S. federal income tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Common Shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Shares and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants” below.

Dividends we pay to a corporate U.S. Holder generally will qualify for the dividends received deduction if certain holding period requirements are met. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally be taxed as qualified dividend income at the preferential tax rate for long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants

A U.S. Holder generally will recognize capital gain or loss on a sale or other taxable disposition of our Common Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Shares or Warrants exceeds one year. Long-term capital gains recognized by a non-corporate U.S. holder are currently eligible to be taxed preferential rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in our Common Shares or Warrants so disposed of. A U.S. Holder’s adjusted tax basis in our Common Shares and Warrants generally will equal the U.S. Holder’s acquisition cost reduced, in the case of our Common Shares, by any prior distributions treated as a return of capital. See “U.S. Holders—Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s tax basis in Warrant Shares acquired pursuant to the exercise of a Warrant.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Warrant Share on the exercise of a Warrant for cash. A U.S. Holder’s initial tax basis in a Warrant Share received upon exercise of the Warrant generally will equal the sum of the U.S. Holder’s initial investment in the Warrant (that is, the portion of the U.S. Holder’s purchase price that is allocated to the Warrant, as described above under “—U.S. Federal Income Tax Consequences of the Acquisition of a Combination of Common Share and Warrants”) and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for a Warrant Share received upon exercise of the Warrants will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in our Warrant Shares received generally would equal the U.S. Holder’s tax basis in the Warrants exercised therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for our Warrant Shares will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of our Warrant Shares would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Warrants having an aggregate value (as measured by the excess of the fair market value of our shares of Common Stock over the exercise price of the Warrants) equal to the exercise price for the total number of Warrants to be exercised (i.e., the Warrants underlying the number of our Warrant Shares actually received by the U.S. Holder pursuant to the cashless exercise). The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. Such gain or loss would be long-term or short-term, depending on the U.S. Holder’s holding period in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in our Warrant Shares received would equal the sum of the U.S. Holder’s tax basis in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Warrant Shares would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant.

Alternative characterizations are also possible (including as a taxable exchange of all of the Warrants surrendered by the U.S. Holder for our Warrant Shares received upon exercise). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Warrant Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

Depending on the circumstances, certain adjustments to the Warrants may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of our Common Shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of our Common Shares. Any such constructive distribution would generally be subject to tax as described under “U.S. Holders—Taxation of Distributions” above in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Common Shares or Warrants that is not a U.S. Holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes, but such term generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of Common Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required pursuant to an applicable income tax treaty, are not attributable to a permanent establishment of fixed base maintained by the Non-U.S. Holder in the United States), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Common Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our Common Shares, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants” below. In addition, if we determine that we are or are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, including a distribution in redemption of our Common Shares. See also “Non-U.S. Holders — Possible Constructive Distributions” for potential U.S. federal tax consequences with respect to constructive distributions.

Dividends that we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise, Lapse or Redemption of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares and Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of Warrants for cash (or if we purchase Warrants in an open market transaction) would be similar to that described below in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants

Subject to the discussion of FATCA and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Shares (including upon a dissolution and liquidation if we do not complete an initial business combination within the required time period) or Warrants (including an expiration or redemption of our Warrants), unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Shares, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our shares of Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for our Common Shares. There can be no assurance that our shares of Common Stock will be treated as regularly traded on an established securities market for this purpose. These rules may be modified for Non-U.S. Holders of Warrants. If we are or have been a “United States real property holding corporation” and you own Warrants, you are urged to consult your own tax advisor regarding the application of these rules.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will generally be subject to tax at the applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Shares or Warrants will generally be subject to tax at applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. In addition, a buyer of our Common Shares or Warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We cannot determine whether we will be a United States real property holding corporation in the future until we complete an initial business combination. In general, we would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Possible Constructive Distributions

Depending on the circumstances, certain adjustments to the Warrants may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The Non-U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of shares of our Common Stock. Any such constructive distribution would generally be taxed as described under “Non-U.S. Holders — Taxation of Distributions” above, in the same manner as if the Non-U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to our Common Shares and proceeds from the sale, exchange or redemption of Common Shares or Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to payments made to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Payments made to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information. All holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% in certain circumstances on payments of dividends (including constructive dividends) and, subject to the proposed Treasury Regulations discussed below, on proceeds from sales or other disposition of our securities paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, dividends and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible effects of FATCA on their investment in our securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

Placement Agency Agreement

We have entered into a Placement Agency Agreement with ATIS pursuant to which ATIS will act as our exclusive Placement Agent in connection with this offering. The Placement Agency Agreement has been included as an exhibit to the registration statement of which this prospectus forms a part.

The Placement Agent is not purchasing any securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but the Placement Agent has agreed to use its best efforts to arrange for the direct sale of the securities in this offering pursuant to this prospectus. There is no requirement that any minimum number of securities be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered pursuant to this prospectus. The Placement Agent may engage sub-agents or selected dealers to assist with this offering. We will enter into a securities purchase agreement (the “Securities Purchase Agreement”) directly with each investor in connection with this offering and we may not sell the entire amount, or any amount, of securities offered pursuant to this prospectus. Furthermore, pursuant to the Placement Agency Agreement, the Placement Agent’s obligations are subject to customary conditions, representations and warranties contained in the Placement Agency Agreement, such as receipt by the Placement Agent of officers’ certificates, comfort letters and legal opinions.

The Placement Agent is offering the shares of Common Stock and accompanying Warrants subject to its acceptance of the share of Common Stock and accompanying Warrants from us and subject to prior sale. The Placement Agency Agreement provides that this offering is subject to the approval of certain legal matters by their counsel and to certain other conditions. We expect to deliver the Common Stock and accompanying Warrants being offered pursuant to this prospectus at the closing on or around [●], 2025.

We have also agreed to indemnify the investors against certain losses resulting from our breach of any of our representations, warranties, or covenants under agreements with the purchasers as well as under certain other circumstances described in the Securities Purchase Agreement.

In connection with this offering, the Placement Agent may distribute this prospectus electronically.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Common Stock and warrants by the Placement Agent. Under these rules and regulations, the Placement Agent: (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed their participation in the distribution.

Commissions and Expenses

In consideration for these placement agent services, we have agreed to pay the Placement Agent upon the closing of this offering a cash fee equal to 7% of the aggregate purchase price of the Common Stock sold under this prospectus, as well as a 1.0% non-accountable expense allowance. We have also agreed to pay or reimburse the Placement Agent for certain of their expenses, including “roadshow” and disbursements, diligence, and reasonable legal fees, in an amount not to exceed $150,000 in the aggregate in the event of the closing of this offering.

The following table shows the per share of Common Stock and total placement agent fees we will pay to the Placement Agent in connection with the sale of Common Stock and accompanying Warrants offered pursuant to this prospectus assuming the purchase of all of the Common Stock and accompanying Warrants initially offered hereby:

	Per share of Common Stock and accompanying Warrants	Total
Offering price(1)	$0.21	$8,000,000
Placement Agent commissions(2)	$0.01	560,000
Proceeds to us, before expenses	$0.20	$7,440,000

(1)	Assuming an offering price of $0.21 and the maximum offering amount of approximately $8.0 million.
(2)	We have agreed to pay the Placement Agent a commission equal to 7% of the gross proceeds of this offering. We have also agreed to provide the Placement Agent a non-accountable expense allowance equal to 1% of the gross proceeds of this offering and out-of-pocket expenses up to a maximum amount of $150,000.

Because there is no minimum offering amount in this offering, the actual total Placement Agent commissions are not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent commissions, will be approximately $178,625, which include legal and printing costs and various other fees. At the closing, our transfer agent will credit the Common Stock to the respective accounts of the purchasers . We will mail the Warrants directly to the purchasers at their respective addresses set forth in the Securities Purchase Agreement.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agency Agreement and the Securities Purchase Agreement. Forms of both agreements are being filed as exhibits to the registration statement to which this prospectus relates.

Lock-Up Agreements

The Company, our directors, executive officers, employees or other recipients of Common Stock pursuant to an employee incentive plan or other benefit plan and each holder of our Common Stock and Common Stock Equivalents holding, on a fully diluted basis, 5% or more of the Company’s issued and outstanding Common Stock have agreed, subject to certain exceptions, to a “lock-up” period until six (6) months with respect to the Common Stock that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that until [●], such persons may not offer, sell, or otherwise dispose of these securities without the prior written consent of the Placement Agent.

Notwithstanding these limitations, our shares of Common Stock may be transferred under limited circumstances, including by gift, will, or intestate succession.

Listing and Transfer Agent

Our Common Stock is listed on the Nasdaq under the symbol “FLYE”. The transfer agent for our Common Stock is VStock Transfer, LLC. We do not intend to apply for the listing of the Warrants on any securities exchange or nationally recognized trading system, and we do not expect a market to develop for Warrants.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Common Stock and accompanying Warrants or the possession, circulation or distribution of this prospectus or any other material relating to us or the Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other material or advertisements in connection with the Common Stock be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the Common Stock and accompanying Warrants in the United States, the Placement Agent may, subject to applicable foreign laws, also offer the Common Stock and accompanying Warrants in certain countries.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements as of March 31, 2024 and 2023 and for the two years then ended appearing in this prospectus have been audited by Marcum Asia CPAs LLP (“Marcum Asia”), an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting. The office of Marcum Asia is located at 7 Pennsylvania Plaza, Suite 830, New York, NY 10001.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the Common Stock and accompanying Warrants offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website flyebike.com as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus. Additionally, you may also request a copy of these filings, at no cost, by writing or telephoning us at: 136-40 39th Avenue, Ste 202, Flushing, New York. Tel: (929) 261-9979.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements as of and for the years ended
March 31, 2024 and 2023

Unaudited Condensed Consolidated Financial Statements as of and for the nine months ended
December 31, 2024 and 2023

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Fly-E Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fly-E Group, Inc. (the “Company”) as of March 31, 2024 and 2023, the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022 (such date takes into account the acquisition of certain assets of Friedman LLP by Marcum Asia CPAs LLP effective September 1, 2022).

New York, NY

June 27, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com

FLY-E GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars, except for the number of shares)

	March 31, 2024	March 31, 2023
ASSETS
Current Assets
Cash	$1,403,514	$358,894
Accounts receivable	212,804	389,077
Accounts receivable - related parties	326,914	136,565
Inventories, net	5,364,060	3,838,754
Prepayments and other receivables	588,660	782,819
Prepayments and other receivables - related parties	240,256	-
Total Current Assets	8,136,208	5,506,109
Property and equipment, net	1,755,022	785,285
Security deposits	781,581	424,942
Deferred IPO costs	502,198	75,819
Deferred tax assets, net	35,199	211,100
Operating lease right-of-use assets	16,000,742	10,261,556
Intangible assets, net	36,384	-
Long-term prepayment for property	450,000	-
Long-term prepayment for software development- related parties	1,279,000	-
Total Assets	$28,976,334	$17,264,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,180,796	$1,005,401
Current portion of long-term loan payables	1,213,242	412,224
Accrued expenses and other payables	925,389	365,662
Other payables - related parties	92,229	332,481
Operating lease liabilities - current	2,852,744	1,836,737
Taxes payable	1,530,416	959,456
Total Current Liabilities	7,794,816	4,911,961
Long-term loan payables	412,817	723,228
Long-term loan payables - related parties	-	150,000
Operating lease liabilities - non-current	13,986,879	8,979,193
Total Liabilities	22,194,512	14,764,382

Commitment and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 4,400,000 shares authorized and nil outstanding as of March 31, 2024 and March 31, 2023*	-	-
Common stock, $0.01 par value, 44,000,000 shares authorized and 22,000,000 shares outstanding as of March 31, 2024 and March 31, 2023*	220,000	220,000
Additional Paid-in Capital	2,400,000	-
Shares Subscription Receivable	(219,998)	(219,998)
Retained Earnings	4,395,649	2,500,427
Accumulated other comprehensive loss	(13,829)	-
Total FLY-E Group, Inc. Stockholders’ Equity	6,781,822	2,500,429
Total Liabilities and Stockholders’ Equity	$28,976,334	$17,264,811

*	Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on December 21, 2022 and to give effect to the stock split completed on April 2, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

FLY-E GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars, except for the number of shares)

	For the Years Ended March 31,
	2024	2023
Revenues	$32,205,666	$21,774,937
Cost of Revenues	19,099,120	13,485,405
Gross Profit	13,106,546	8,289,532

Operating Expenses
Selling Expenses	5,914,786	3,667,227
General and Administrative Expenses	3,931,203	2,309,927
Total Operating Expenses	9,845,989	5,977,154
Income from Operations	3,260,557	2,312,378

Other Expenses, net	(30,352)	(11,524)
Interest Expenses, net	(152,050)	(100,387)
Income Before Income Taxes	3,078,155	2,200,467
Income Tax Expense	(1,182,933)	(821,896)
Net Income	$1,895,222	$1,378,571

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(13,829)	-
Total Comprehensive Income	$1,881,393	$1,378,571

Earnings per Share*	$0.09	$0.06
Weighted Average Number of Common Stock
- Basic and Diluted*	22,000,000	22,000,000

*	Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on December 21, 2022 and to give effect to the stock split completed on April 2, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

FLY-E GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Expressed in U.S. dollars, except for the number of shares)

	Preferred Stock		Common Stock		Additional Paid-in	Shares Subscription	Accumulated Other	Retained	Total Stockholders’
	Shares*	Amount	Shares*	Amount	Capital	Receivables	Comprehensive	Earnings	Equity

Balance at March 31, 2022	-	$-	22,000,000	$220,000	$-	$(219,998)	$-	$1,121,856	$1,121,858
Net Income	-	-	-	-	-	-	-	1,378,571	1,378,571
Balance at March 31, 2023	-	$-	22,000,000	$220,000	-	(219,998)	$-	$2,500,427	$2,500,429
Net Income	-	-	-	-	-	-	-	1,895,222	1,895,222
Capital contributions	-	-	-	-	2,400,000	-	-	-	2,400,000
Foreign currency translation adjustment	-	-	-	-	-	-	(13,829)	-	(13,829)
Balance at March 31, 2024	-	$-	22,000,000	$220,000	$2,400,000	$(219,998)	$(13,829)	$4,395,649	$6,781,822

*	Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on December 21, 2022 and to give effect to the stock split completed on April 2, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

FLY-E GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars, except for the number of shares)

	For the Years Ended March 31,
	2024	2023
Cash flows from operating activities
Net income	$1,895,222	$1,378,571
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property, and equipment	46,084	-
Depreciation expense	272,708	145,783
Amortization expense	1,648	-
Deferred income taxes expenses	176,093	448,800
Amortization of operating lease right-of-use assets	2,277,910	1,905,028
Loss from termination of operating lease	5,957	-
Inventories reserve	456,209	151,378
Changes in operating assets and liabilities:
Accounts receivable	176,273	(334,752)
Accounts receivable - related parties	(190,349)	(136,565)
Inventories	(1,981,515)	615,394
Prepayments and other receivables	194,160	(637,630)
Prepayments for operation services to related parties	(60,000)	-
Security deposits	(422,240)	(130,680)
Accounts payable	2,489,025	(70,928)
Accrued expenses and other payables	334,726	(105,097)
Operating lease liabilities	(1,933,760)	(1,697,190)
Taxes payable	570,769	225,027
Net cash provided by operating activities	4,308,920	1,757,139

Cash flows from investing activities
Purchases of equipment	(1,253,555)	(442,915)
Purchases of property rights	(38,032)	-
Prepayments for property	(450,000)	-
Prepayment for purchasing software from a related party	(1,279,000)	-
Payment received from a related party	111,500	-
Advance to a related party	(291,756)	-
Net cash used in investing activities	(3,200,843)	(442,915)

Cash flows from financing activities
Borrowing from loan payables	1,095,000	1,500,000
Repayments of loan payables	(639,367)	(278,222)
Repayments on other payables - related parties	(290,252)	(2,496,323)
Payments of related party loan	(150,000)	-
Deferred IPO Cost	(201,379)	(75,819)
Capital contributions from Stockholders	136,370	-
Net cash used in financing activities	(49,628)	(1,350,364)
Net changes in cash	1,058,449	(36,140)
Effect of exchange rate changes on cash	(13,829)	-
Cash at beginning of the year	358,894	395,034
Cash at the end of the year	$1,403,514	$358,894

Supplemental disclosure of cash flow information
Cash paid for interest expense	$152,050	$100,341
Cash paid for income taxes	$435,881	$148,064

Supplemental disclosure of non-cash investing and financing activities
Settlement of accounts payable by related parties	$50,000	$-
Settlement of accounts payable by capital contribution	$2,263,630	$-
Purchase of vehicle funded by loan	$34,974	$-
Unpaid deferred IPO cost	$225,000	$11,717
Termination of operating lease right-of-use assets and operating lease liabilities	$(2,814,235)	-
Right-of-use assets obtained in exchange for operating lease liabilities	$10,771,688	$4,082,664

The accompanying notes are an integral part of these consolidated financial statements.

FLY-E GROUP, INC.

Notes to Consolidated Financial Statements

1 - DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

Organization and principal activities

Fly-E Group, Inc. (the “Company” or “Fly-E Group”) was incorporated under the laws of the State of Delaware on November 1, 2022. The Company has no substantive operations other than holding all of the issued and outstanding shares of Fly E-Bike Inc. (“Fly E-Bike”) and Fly EV, Inc. (“Fly EV”). Fly E-Bike and Fly EV were incorporated under the laws of the State of Delaware on August 22, 2022 and November 1, 2022, respectively. Fly EV has no substantive operations. The Company, through its wholly owned subsidiaries, is principally engaged in designing, installing and selling smart electric bikes (“E-bikes”), electric motorcycles (“E-motorcycles”), electric scooters (“E-scooters”), and related accessories under the brand name of “Fly E-Bike.” The Company’s principal operations and geographic markets are mainly in the United States of America (the “U.S.”). As of June 27, 2024, the Company has opened a total of 40 stores, including 39 stores in the U.S and one store in Canada. The Company also operates one online store, focusing on selling E-motorcycles, E-bikes, and E-scooters. The Company plans to open another online store focusing on selling gas bikes in the future.

The Company’s business was initially operated under Catate Inc. (“Ctate”), a corporation formed under the laws of the State of New York in 2018. Before merging with Fly E-Bike, Ctate owned 27 companies, each of which operated a Fly E-Bike store. On September 12, 2022, Ctate and Fly E-Bike, which was a wholly-owned subsidiary of Ctate, entered into an Agreement and Plan of Merger, pursuant to which Ctate merged into and with Fly E-Bike, with Fly E-Bike being the surviving corporation (the “Merger”). As a result of the Merger, the original shareholders of Ctate became the stockholders of Fly E-Bike and subsequently effectively controlled the combined entity.

On December 21, 2022, Fly-E Group and Fly E-Bike entered into a Share Exchange Agreement, pursuant to which Fly-E Group acquired all of the issued and outstanding shares of Fly E-Bike by issuing its shares to the stockholders of Fly E-Bike on a one-for-one basis (the “Share Exchange”). As a result of the Share Exchange, Fly E-Bike became a wholly owned subsidiary of Fly-E Group.

As a result of the Merger and the Share Exchange, Fly E-Bike and its subsidiaries are under common control of Fly-E Group, resulting in the consolidation of Fly E-Bike and its subsidiaries, which was accounted as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the consolidated financial statements of Fly-E Group.

The consolidated financial statements include the financial statements of the Company and each of the following subsidiaries as of March 31, 2024.

Name	Background	Ownership
FLY-E GROUP, INC.	● A Delaware corporation ● Incorporated on November 1, 2022 ● A holding company	Parent Company

FLY EV, INC.	● A Delaware corporation ● Incorporated on November 1, 2022 ● A holding Company	100% owned by Fly-E Group, Inc.

FLY E-BIKE, INC.	● A Delaware Company ● Incorporated on August 22, 2022 ● A holding Company	100% owned by Fly-E Group, Inc.

UNIVERSE KING CORP	● A New York corporation ● Incorporated on November 19, 2018 ● A retail store	100% owned by Fly E-Bike, Inc.

UFOTS CORP.	● A New York corporation ● Incorporated on May 2, 2019 ● A retail store	100% owned by Fly E-Bike, Inc.

ARFY CORP.	● A New York corporation ● Incorporated on April 29, 2020 ● A retail store	100% owned by Fly E-Bike, Inc.

TKPGO CORP.	● A New York corporation ● Incorporated on July 3, 2018 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYFLS INC	● A New York corporation ● Incorporated on October 13, 2020 ● A retail store and corporate office	100% owned by Fly E-Bike, Inc.

FLY37 INC	● A New York corporation ● Incorporated on October 14, 2020 ● A retail store	100% owned by Fly E-Bike, Inc.

FIYET INC	● A New York corporation ● Incorporated on November 12, 2020 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY GC INC.	● A New York corporation ● Incorporated on November 13, 2020 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY MHT INC.	● A New York corporation ● Incorporated on December 15, 2020 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYAM INC	● A New York corporation ● Incorporated on February 19, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

OFLYO INC	● A New York corporation ● Incorporated on March 29, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKE INC	● A New York corporation ● Incorporated on March 30, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYCLB INC	● A New York corporation ● Incorporated on April 15, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKE NJ INC	● A New Jersey corporation ● Incorporated on June 8, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

ESEBIKE INC	● A New York corporation ● Incorporated on October 13, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKEMIAMI INC	● A Florida corporation ● Incorporated on June 30, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

GOFLY INC	● A Texas corporation ● Incorporated on July 23, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY14 CORP.	● A New York corporation ● Incorporated on September 15, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

EDISONEBIKE INC.	● A New York corporation ● Incorporated on October 13, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYTRON INC.	● A New York corporation ● Incorporated on November 9, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYCYCLE INC.	● A New York corporation ● Incorporated on January 10, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYNJ2 INC.	● A New Jersey corporation ● Incorporated on February 10, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYBWY INC.	● A New York corporation ● Incorporated on March 2, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYCORONA INC.	● A New York corporation ● Incorporated on March 9, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

MEEBIKE	● A New York corporation ● Incorporated on March 25, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY6AVE, INC.	● A New York corporation ● Incorporated on April 16, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY E BIKE NJ3, INC	● A New Jersey corporation ● Incorporated on July 18, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKE BROOKLYN, INC.	● A New York corporation ● Incorporated on November 2, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY E-BIKE SAN ANTONIO INC	● A Texas corporation ● Incorporated on January 1, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKE WORLD INC.	● A New York corporation ● Incorporated on February 27, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY DELIVERY INC.	● A New York corporation ● Incorporated on March 2, 2023 ● A delivery store	100% owned by Fly E-Bike, Inc.

FLYEBIKE MIAMI2 INC.	● A Florida corporation ● Incorporated on April 13, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYDC INC.	● A Washington, DC corporation ● Incorporated on May 31, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYMHT659 INC.	● A New York corporation ● Incorporated on June 2, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYBX745 INC.	● A New York corporation ● Incorporated on June 15, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYJH8509 INC.	● A New York corporation ● Incorporated on August 30, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYBX2381 INC.	● A New York corporation ● Incorporated on August 30, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYNJ4 INC.	● A New York corporation ● Incorporated on October 4, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYTORONTO Corp.	● A Toronto corporation ● Incorporated on October 18, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYLA INC.	● A California corporation ● Incorporated on December 1, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

Liquidity

As of March 31, 2024, the Company had working capital of approximately $0.34 million and cash of approximately $1.4 million. The Company had net income of approximately $1.9 million and $1.4 million for the years ended March 31, 2024 and 2023, respectively. On June 7, 2024, the Company closed the IPO of 2,250,000 shares of the common stock at the price of $4.00 per share, resulting in net proceeds to the Company of $7.9 million after deducting underwriting discounts and commissions and offering expenses. On June 25, 2024, the Company sold an additional 337,500 shares of common stock to the underwriters of the IPO for gross proceeds of $1.4 million upon full exercise of the underwriters’ over-allotment option and received net proceeds of approximately $1.2 million. The management plans to increase the Company’s revenue by strengthening its sales force, providing attractive sales incentive programs, and increasing marketing and promotion activities. The working capital requirements are affected by the efficiency of operations and depend on the Company’s ability to increase its revenue. The Company anticipates that it will continue to generate net income for the foreseeable future and believes that its cash on hand and operating cash flows will be sufficient to fund its operations over at least the next 12 months from the date of issuance of these consolidated financial statements.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the U.S. (the “U.S. GAAP”) and regulations of the Securities Exchange Commission (the “SEC”).

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c) Segment Information

The Company’s chief operating decision-makers (i.e., chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. The Company and its subsidiaries offer E-bikes, E-motorcycles, E-scooters and other items and services in its stores. The Company’s retail operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance. Because substantially all of the Company’s long-lived assets and revenues are located in and derived from the U.S., geographical segments are not presented. The Company’s operating segments are reported in one reportable segment. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

(d) Use of Estimates

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Significant accounting estimates include, but not limited to, useful lives of depreciable property and equipment, impairment of long-lived assets, the realization of deferred income tax assets, allowance for inventories, and discount rate for operating leases. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(e) Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters.

An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(f) Cash

Cash consists of cash on hand and cash deposited with banks. The Company’s cash is maintained at financial institutions in the U.S. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation’s (the “FDIC”) federally insured limit, which is $250,000. The Company has not incurred any losses in the past for amount over the FDIC limits. As of March 31, 2024 and 2023, no balance deposited with banks was uninsured.

(g) Accounts Receivable

Accounts receivable includes trade account due from customers. Accounts receivable is recorded at the invoiced amount less an allowance for any uncollectible accounts and does not bear interest, which is due after 30 to 90 days, depending on the credit term with the customers. Management considers the following factors when determining the collectability of specific accounts: historical experience, credit worthiness of the clients, aging of the receivables and other specific circumstances related to the accounts. An allowance for doubtful accounts is made and recorded into general and administrative expenses based on the aging of accounts receivable and on any specifically identified accounts receivable that may become uncollectible. Accounts receivable which is deemed to be uncollectible is charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. No allowance for doubtful accounts as of March 31, 2024 and 2023 was recorded.

On April 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.

The Company adopt the current expected credit loss model (“CECL model”) to estimate the expected credit losses, which is determined by multiplying the probability of default. In determining the probability of default, the Company mainly considers factors such as aging schedule of receivables, migration rate of receivables, assessment of receivables due from specific identifiable counterparties that are considered at risk or uncollectible, current market conditions, as well as reasonable and supportable forecasts of future economic conditions. The Company concludes that there is no impact over the initial adoption of CECL model, which should be treated as cumulative-effect adjustment on retained earnings as of March 31, 2023.

There was nil and nil provision of allowance for credit losses as of March 31, 2024 and 2023, respectively.

(h) Inventories, Net

Inventories, consisting of products available for sale, are stated at the lower of cost or net realizable value using the first-in-first-out method. Adjustments to the carrying value are recorded for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Inventory cost consists of the direct cost of merchandise including freight. For the years ended March 31, 2024 and 2023, the impairment loss was $456,209 and $151,378, respectively.

(i) Prepayments and Other Receivables

Prepayments and other receivables are mainly prepayments to vendors, prepaid expenses paid to service providers, prepaid taxes, advances to employees, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes that the collection of amounts due is at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of March 31, 2024 and 2023, no allowance against prepayments and other receivables was recorded.

(j) Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment.

The estimated useful lives are as follows:

Machinery and equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	3 - 10 years (shorter of lease term or useful lives)
Motor vehicles	5 years

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals, and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Construction in progress

Direct costs that are related to the construction of property, equipment and software and incurred in connection with bringing the assets to their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, equipment and software items and the depreciation of these assets commences when the assets are ready for their intended use. In December 2023, the Company engaged DF Technology US Inc (“DFT”), a related party, for certain technology services, such as enterprise resource planning system (“ERP system”). As of March 31, 2024, construction in progress was $275,000 and primarily relating to the cost incurred to develop the software from DFT.

(k) Definite-Lived Intangible Assets

The Company owns property rights of certain technologies and designs that relate to the Underwriter Laboratories certificates issued for its products. The Company capitalizes the costs associated with design, development, acquisition and maintenance of its acquired property rights and amortizes these assets over their remaining useful lives on a straight-line basis. Any further payments made to maintain or develop the property rights would be capitalized and amortized over the balance of the useful life for the property rights. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in the estimate being accounted for on a prospective basis.

The estimated useful lives of intangibles assets are as follows:

Property rights	5-20 years

(l) Impairment of Long-lived Assets

At the end of each reporting period, the Company reviews the carrying amounts of its property, plant and equipment, intangible assets subject to amortization, and right-of-use assets, to determine whether there is any indication that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of March 31, 2024 and 2023, no impairment of long-lived assets was recognized.

(m) Deferred IPO Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs - SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred IPO costs consist of underwriting, legal, accounting and other professional expenses incurred through the balance sheet date that are directly related to the initial public offering of the Company and that will be charged to additional paid in capital upon the completion of the offering.

(n) Fair Value Measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and consider assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

Level-1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level-2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level-3 - Unobservable inputs which are supported by little or no market activity.

The fair value for certain assets and liabilities such as cash, accounts receivable, other receivables, prepayments and other current assets, short-term loans, accounts payable, contract liabilities, accrued expenses and other payables, and tax payables have been determined to approximate carrying amounts due to the short maturities of these instruments. The Company believes that its long-term loan to a third party approximates the fair value based on current yields for debt instruments with similar terms. The Company and its subsidiaries did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of March 31, 2024 and 2023.

(o) Revenue Recognition

The Company follows the revenue accounting requirements of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The core principle underlying the revenue recognition of this ASC allows the Company to recognize revenue that represents the transfer of products and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of products and services transfers to a customer.

To achieve that core principle, the Company applies a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

Product revenue - Performance obligation satisfied at point in time

The Company generates substantially all its revenues from sales of products such as smart E-bikes, E-motorcycles, E-scooters and accessories to the retail and wholesale customers through its wholly owned subsidiaries stores. In accordance with ASC 606, the Company’s performance obligations are satisfied upon the control of products being passed to the customer, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the products or services. The transfer of control typically occurs at a point in time based on consideration of when the customer has an obligation to pay for the products, and physical possession of, legal title to, and the risks and rewards of ownership of the products have been transferred, and the customer has accepted the products. Revenue is recognized net of estimates of variable consideration, including product returns, customer discounts and allowance. which occurs at the point of sale, or the services have been rendered. Historically, the Company has not experienced any significant returns nor provided significant customer discounts.

The Company offers an assurance-type warranty to its customers. An assurance-type warranty guarantees that the product will perform as promised and is not a performance obligation. This type of warranty promises to repair or replace a delivered good or service if it does not perform as expected. Since an assurance-type warranty guarantees the functionality of a product, the warranty is not accounted for as a separate performance obligation, and thus no transaction price is allocated to it. Rather, to account for an assurance-type warranty the vendor should estimate and accrue a warranty liability when the promised good or service is delivered to the customer (see ASC 460-10).

Since the contract price and term are fixed and enforceable, and an assurance-type warranty guarantees the functionality of a product, and the warranty is not accounted for as a separate performance obligation, no transaction price is allocated to it. The Company recognizes sales in full at the point in time when the products are delivered or accepted by the customers, in accordance with the acceptance term specified in the contract. The Company records estimated future warranty costs under ASC 460. Such estimated costs for warranties are estimated at the time of delivery and these warranties are not service warranties separately sold by the Company. Generally, the estimated claim rates of warranty are based on actual warranty experience or the Company’s best estimate. The Company accrued $27,714 and $22,056 of warranty reserves under accrued expenses and other payables as of March 31, 2024 and 2023, respectively. The Company has no contract assets and contract liabilities balances as of March 31, 2024 and 2023, respectively.

Disaggregated information of revenues by business lines are as follows:

	For the Years Ended March 31,
	2024	2023
Revenues-retail	$26,389,720	$18,844,921
Revenues-wholesale	5,815,946	2,930,016
Net revenues	$32,205,666	$21,774,937

(p) Selling Expenses

Selling expenses mainly consist of advertising costs, marketing referring expenses and payroll and related expenses for personnel engaged in selling and marketing activities. Advertising expenses, which consist primarily of online and offline advertisements, are expenses when the services are received. The advertising expenses were $64,423 and $49,420 for the years ended March 31, 2024 and 2023, respectively.

(q) Software Development Costs

ASC Topic 985-20, Software - Costs of Software to Be Sold, Leased, or Marketed, requires companies to expense software development costs as they incur them until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers. The development of the Fly E-Bike app is still in its preliminary stage and the development of core functions has not yet been completed. As a result, the Company expensed the development costs of the Fly E-Bike app as they incurred. For the years ended March 31, 2024 and 2023, development costs amounted to $7,460 and $80,040, respectively, which were recorded under general and administrative expenses.

(r) Income Taxes

Current income taxes are provided based on net income/(loss) for financial reporting purposes and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets (the “DTAs”) are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. DTAs are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the DTAs will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The tax returns filed in 2018 to 2023 are subject to examination by any appropriate tax authorities. For the year ended March 31, 2024, the Company accrued $60,487 income tax related penalty included in taxes payable in the consolidated balance sheets. For the year ended March 31, 2023, no penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(s) Leases

The Company accounts for leases in accordance with ASC 842. The Company leases premises for offices, warehouses, and retail stores under non-cancellable operating leases.

The Company recognizes right-of-use assets and lease liabilities for all leases at the commencement date of a lease, except for short-term leases and low-value asset leases accounted for applying a recognition exemption where lease payments are recognized as expenses on a straight-line basis over the lease terms. Leases with an initial term of 12 months or less are short-term leases and not recognized as operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.

Right-of-use assets are initially measured at cost, which comprises the initial measurement of lease liabilities adjusted for lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs needed to restore the underlying assets, and less any lease incentives received. Right-of-use assets are subsequently measured at cost less accumulated depreciation and impairment losses and adjusted for any remeasurement of the lease liabilities. Right-of-use assets are presented on a separate line in the consolidated balance sheets.

Right-of-use assets are depreciated using the straight-line method from the commencement dates to the earlier of the end of the useful lives of the right-of-use assets or the end of the lease terms.

Lease liabilities are initially measured at the present value of the lease payments, which comprise fixed payments, in-substance fixed payments, variable lease payments which depend on an index or a rate. The lease payments are discounted using the interest rate implicit in a lease if that rate can be readily determined. If that rate cannot be readily determined, the Company uses the lessee’s incremental borrowing rate. Subsequently, lease liabilities are measured at amortized cost using the effective interest method, with interest expense recognized over the lease terms. When there is a change in a lease term or a change in future lease payments resulting from a change in an index or a rate used to determine those payments, the Company remeasures the lease liabilities with a corresponding adjustment to the right-of-use-assets. However, if the carrying amount of the right-of-use assets is reduced to zero, any remaining amount of the remeasurement is recognized in profit or loss. Lease liabilities are presented on a separate line in the consolidated balance sheets.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the periods in which they are incurred.

(t) Concentration Risk

Concentration of customers and suppliers

No customers individually represented greater than 10% of total net revenues of the Company for the years ended March 31, 2024 and 2023.

For the year ended March 31, 2024, the Company’s top three suppliers represented 36%, 21% and 13% of total purchases of the Company, respectively. For the year ended March 31, 2023, the Company’s top three suppliers represented 33%, 21% and 12% of total purchase of the Company respectively. As of March 31, 2024, three suppliers accounted for 31%, 26%, and 23% of accounts payable balance, respectively. As of March 31, 2023, three suppliers accounted for 55%, 27% and 11% of accounts payable balance, respectively.

Concentration of credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its account receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Historically, the Company did not have any bad debt on its account receivable.

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, term deposits, restricted cash, short-term investments, and accounts receivable, net. The Company’s investment policy requires cash and cash equivalents, term deposits, restricted cash, and short-term investments to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer. The Company regularly evaluates the credit standing of the counterparties or financial institutions.

(u) Related Parties

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management and/or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities. Transactions involving related parties cannot be presumed to be carried out on an arm’s length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s length transactions unless such representations can be substantiated.

(v) Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common stock outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential common stock (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential shares of common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

For the years ended March 31, 2024 and 2023, there were no dilutive shares.

(w) Foreign Currencies Translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations. The reporting currency of the Company is United States Dollar ($). The Company’s subsidiary in Canada maintains its books and records in its local currency, Canadian dollar (CAD), which is the functional currency for this subsidiary as it is the primary currency of the economic environment in which this entity operates.

In general, for consolidation purposes, assets and liabilities of subsidiaries whose functional currency is not United States Dollar are translated into United States Dollar in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

(x) Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This guidance requires a public entity to disclose for each reportable segment, on an interim and annual basis, the significant expense categories and amounts that are regularly provided to the chief operating decision-maker (“CODM”) and included in each reported measure of a segment’s profit or loss. Additionally, it requires a public entity to disclose the title and position of the individual or the name of the group or committee identified as the CODM. This guidance is effective for fiscal years beginning after December 31, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted and the guidance should be applied retrospectively to all periods presented in the financial statements, unless it is impracticable. The Company plans to adopt the provisions of this guidance in conjunction with its Form 10-K for the fiscal year ending March 31, 2025.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This guidance requires a public entity to disclose in their rate reconciliation table additional categories of information about federal, state and foreign income taxes and to provide more details about the reconciling items in some categories if the items meet a quantitative threshold. The guidance also requires all entities to disclose annually income taxes paid (net of refunds received) disaggregated by federal (national), state and foreign taxes and to disaggregate the information by jurisdiction based on a quantitative threshold. This guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted, and this guidance should be applied prospectively but there is the option to apply it retrospectively. The Company plans to adopt the provisions of this guidance in conjunction with its Form 10-K for the fiscal year ending March 31, 2026.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

(y) Reclassification

The Company has reclassified certain prior year amounts to conform to current year presentation. The Company reclassified $279,985 from inventories reserve to changes in inventories for the year ended March 31, 2023 in the consolidated statement of cash flows. The reclassification had no impact to the Company’s net cash provided by operating activities for the year ended March 31, 2023.

3 - INVENTORIES, NET

Inventories, net consisted of the following:

	March 31, 2024	March 31, 2023
Batteries	$1,009,228	$1,370,513
Electric Vehicles	2,634,643	2,485,573
Tires	687,927	414,031
Accessories	1,546,283	-
Inventories	5,878,081	4,270,117
Inventory reserves	(514,021)	(431,363)
Inventories, net	$5,364,060	$3,838,754

Movements of inventory reserves are as follows:

	March 31, 2024	March 31, 2023
Beginning balance	$431,363	$279,985
Addition	456,209	151,378
Write off	(373,551)	-
Ending Balance	$514,021	$431,363

As of March 31, 2024 and 2023, the inventory allowance balance was $514,021 and $431,363, respectively. For the years ended March 31, 2024 and 2023, the impairment loss was $456,209 and $151,378, respectively.

4 - PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other current assets as of March 31, 2024 and 2023 consisted of the following:

	March 31, 2024	March 31, 2023
Prepaid rent	$179,792	$26,332
Prepayments to vendors	143,018	647,746
Prepaid iCloud Server	1,747	-
Prepayments to DMV	-	500
Prepaid insurance	237,207	108,241
Prepayments to other service providers	26,896	-
Total Prepayment and Other Receivables	$588,660	$782,819

5 - PROPERTY AND EQUIPMENT, NET

Property and equipment as of March 31, 2024 and 2023 consisted of the following:

	March 31, 2024	March 31, 2023
Furniture & Fixtures	$400,558	$113,485
Machinery & Equipment	212,317	103,684
Automobile	306,607	242,633
Leasehold improvements	976,870	575,134
Construction in progress-Software	275,000	-
Property and Equipment	2,171,352	1,034,936
Less: Accumulated depreciation	(416,330)	(249,651)
Property and Equipment, net	$1,755,022	$785,285

For the years ended March 31, 2024 and 2023, the depreciation expenses were $272,708 and $145,783, respectively.

In December 2023, the Company engaged DFT, a related party, for certain technology services, for example ERP system. The total contract price for the technology services provided will be up to $2.5 million, which will be payable in installments as per the milestones outlined. The final delivery of the ERP system is scheduled for May 10, 2025, subject to adjustments mutually agreed upon by the parties in response to any changes in project scope or unforeseen delays. As of March 31, 2024, construction in progress was $275,000 and primarily relating to the cost incurred to develop the software from DFT. As of March 31, 2024, the Company had a prepayment of $1,279,000 to DFT (see Note 13 - Long-term prepayment for software development - related parties, net). In the future, the Company needs to pay up to $0.9 million to DFT.

6 - INTANGIBLE ASSETS, NET

Intangible assets as of March 31, 2024 and 2023 consisted of the following:

	March 31, 2024	March 31, 2023
Property rights	$38,032	$-
Total Intangible assets	38,032	-
Less: Accumulated Amortization	(1,648)	-
Intangible assets, net	$36,384	$-

For the years ended March 31, 2024 and 2023, the amortization expenses were $1,648 and nil, respectively.

7 - ACCRUED EXPENSES AND OTHER PAYABLES

	March 31, 2024	March 31, 2023
Accrued payroll	$121,120	$15,808
Advances from customers	25,099	36,396
Advances from IGH Holding Inc	49,000	-
Accrued warranty	27,714	22,056
Payroll tax and sales tax payable	245,226	155,689
Accrued store expenses	21,975	123,996
Accrued IPO offering cost	225,000	11,717
Accrued freight in cost	107,255	-
Accrued professional fee	103,000	-
Accrued Expenses and Other Current Liabilities	$925,389	$365,662

8 - LOAN PAYABLE

A summary of the Company’s loans is listed as follows:

Lender	Due Date	March 31, 2024	March 31, 2023
Flushing Bank(i)	June 1, 2027	$-	$435,537
Chase Bank(ii)	October 25, 2027	176,366	214,529
Chase Bank(iii)	January 12, 2028	56,580	68,051
Chase Bank(x)	September 28, 2028	221,197	-
Xuper Funding(iv)(v)	May 01, 2023	-	259,072
Leaf Capital Funding, LLC(vi)	September 30, 2027	46,856	58,263
Sinoelite Corp(vii)	April 03, 2024	100,000	100,000
Automobile Loan - Honda(viii)	June 25, 2027	28,833	-
Bank of Hope(ix)	September 15, 2024	391,227	-
Bank of Hope(ix)	September 22, 2024	400,000	-
Bank of Hope(ix)	December 12, 2024	205,000	-
Total loan payables		1,626,059	1,135,452
Current portion of loan payables		(1,213,242)	(412,224)
Long-term loan payables		$412,817	$723,228

(i)	On June 14, 2022, Ctate (now merged into Fly E-Bike, Inc.) obtained a five-year long-term loan of $500,000 from Flushing Bank with an annual interest rate of 7%. The collateral provided includes all of Ctate’s inventory, accounts, notes, machinery, equipment, fixtures and other products, and any proceeds and products generated from these items in any form. On September 20, 2023, the Company paid off this loan in full.

(ii)	On October 25, 2022, the Company’s subsidiary, Universe King Corp. obtained a five-year long-term loan of $230,000 from JPMorgan Chase Bank, N.A. with an annual interest rate of 10.35%. Mr. Ke Zhang, the Company’s Chief Human Resource Officer, provided a guarantee on this loan. To secure payment and performance of the liabilities, Universe King Corp. pledged to JPMorgan Chase Bank, N.A., a continuing security interest in all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. From April 1 to June 26, 2024, the Company paid $9,888 on principal and interest of the loan.

(iii)	On January 12, 2023, the Company’s subsidiary, Arfy Corp. obtained a five-year long-term loan of $70,000 from JPMorgan Chase Bank, N.A. with an annual interest rate of 9.8%. Mr. Tong Chen, an original stockholder of the Company, provided a guarantee on this loan. To secure payment and performance of the liabilities, Arfy Corp. pledged to JPMorgan Chase Bank, N.A., a continuing security interest in all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. From April 1 to June 26, 2024, the Company paid $4,455 on principal and interest of the loan.

(iv)	On January 11, 2023, Fly E-Bike, Inc. obtained a seven-month short-term loan of $250,000 from Xuper Funding with annual interest rate of 136%. On May 1, 2023, the Company paid off this loan in full.

(v)	On February 23, 2023, Fly E-Bike, Inc. obtained a seven-month short-term loan of $100,000 from Xuper Funding with an annual interest rate of 54%. On May 1, 2023, the Company paid off this loan in full.

(vi)	On August 24, 2022, Universe King Corp. obtained a five-year long-term loan of $63,674 from Leaf Capital Funding, LLC with an annual interest rate of 7.0%. The collateral provided included the Fuso trucks, whether now owned or hereafter acquired by Universe King Corp., and together with all accessories, accessions, attachments thereto, and all other substitutions, renewals, replacements and improvements and all proceeds of the foregoing. From April 1 to June 26, 2024, the Company paid $3,785 on principal and interest of the loan.

(vii)	On January 3, 2023, Fly E-Bike, Inc. obtained a one-year and three-month long-term loan of $100,000 from Sinoelite Corp with no interest. On April 25, 2024, the Company paid off this loan in full.

(viii)	On June 12, 2023, Flyebikemiami Inc obtained a four-year long-term loan of $34,974 from AutoNation Honda Miami Lakes with an annual interest rate of 3.98%. The collateral provided was the Honda vehicle purchased by Flyebikemiami Inc. From April 1 to June 26, 2024, the Company paid $1,579 on principal and interest of the loan.

(ix)	On September 20, 2023, Fly-E Group, Inc obtained a line of credit of $1,000,000 from Bank of Hope with a floating annual interest rate, currently at 8.5%. On the same date, the Company withdrew $391,226 from Bank of Hope to pay off the loan balance with Flushing Bank as of September 15, 2023. On September 22, 2023 and December 12, 2023, the Company withdrew $400,000 and $205,000, respectively, from Bank of Hope to support its business operations. Mr. Zhou Ou, the Company’s Chief Executive Officer, and Mr. Ke Zhang, the Company’s Chief Human Resource Officer, provided a guarantee on this loan. To secure payment and performance of the liabilities, Fly-E Group pledged to Bank of Hope the following items: inventory, chattel paper, accounts, equipment, and general intangibles of first 29 incorporated subsidiaries of the Company.

(x)	On October 2, 2023, the Company’s subsidiary, Fly14 Corp. obtained a five-year long-term loan of $240,000 from JPMorgan Chase Bank, N.A. with an annual interest rate of 10.40%. To secure payment and performance of the liabilities, Fly14 Corp. pledged to JPMorgan Chase Bank, N.A., a continuing security interest in all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. From April 1 to June 26, 2024, the Company paid $10,329 on principal and interest of the loan.

For the years ended March 31, 2024 and 2023, the total interest expenses on the Company’s outstanding loans amounted to $152,050 and $100,387, respectively.

9 - STOCKHOLDER’S EQUITY

Prior to the effectiveness of the stock split discussed below, the Company was authorized to issue 400 shares of common stock having a par value of $0.01 per share and 40 shares of preferred stock having a par value of $0.01 per share. There were 200 shares of common stock were issued and outstanding prior to the effectiveness of the stock split.

On March 27, 2024, the Company’s board of directors approved a 1-for-110,000 stock split of the Company’s capital stock. The stock split became effective on April 2, 2024. The par value of the Company’s common stock remained unchanged at $0.01 per share, and the number of authorized shares of the Company’s capital stock was increased from 440 to 48,400,000, with the number of authorized shares of common stock and preferred stock being increased from 400 to 44,000,000 and from 40 to 4,400,000, respectively.

As of March 31, 2024 and 2023, the subscription receivable represents the unpaid capital contribution of $219,998 by the stockholders.

During the year ended March 31, 2024, Mr. Ou paid certain vendors of the Company to settle certain accounts payable balance on behalf the Company. On June 30, 2023, the Company transferred $2.26 million, a portion of the accounts payable balance, along with a cash contribution of $0.14 million from Mr. Zhou Ou as capital contribution (see Note 13). As of March 31, 2024, a total of $2.4 million were transferred and recorded as capital contribution (see Note 13).

10 - INCOME TAX

(a) Income Tax Expense

The company conduct business both domestically and internationally and, as a result, the parent company and most of its subsidiaries file a consolidated income tax return in U.S. federal, U.S. states and U.S. Cities, and one of the subsidiaries files a foreign income tax return in certain foreign jurisdictions.

The Company will file a consolidated annual U.S. federal tax return for tax year ending March 31, 2024, as well as combined tax returns for New Jersey, New York State, Florida, Massachusetts, Maryland, California, District of Columbia, and New York City. Most subsidiaries of the Company were incorporated in the State of New York and are subject to the U.S. federal corporate income taxes with a tax rate of 21.0%. The State of New York levies a corporate income tax rate of 8.45% on state-level earnings. In addition, a sum of fixed dollar minimum taxes is imposed on the taxable group members, in accordance with their gross receipts within the State of New York. The City of New York levies a 6.50% city corporate income tax, along with a sum of fixed dollar minimum taxes, applied to taxable group members based on their gross receipts within the city. Four of the Company’s subsidiaries are located in New Jersey, which imposes a state income tax rate of 9.0%. One of the Company’s subsidiaries is located in Florida, which imposes a state income tax rate of 5.5%. Two subsidiaries of the Company are located in Texas, which imposes a state income tax rate of 0.75% on the appointed state revenue. One of the Company’s subsidiaries is located in California, which imposes a state income tax rate of 8.84%. One of the Company’s subsidiaries is located in District of Columbia, which imposes a state income tax rate of 8.25%.

The Company’s wholly owned foreign subsidiary in Canada will file a Canadian federal tax return for tax year ending March 31, 2024, as well as Ontario state tax return. It is subject to the Canadian federal corporate income taxes with a tax rate of 15.0% and Ontario state corporate income taxes with a tax rate of 11.5%.

Income tax on unappropriated earnings is accrued during the period the earnings arise and adjusted to the extent that distributions are approved by the stockholders in the following year.

Income tax expense for the years ended March 31, 2024 and 2023 amounted to $1.18 million and $0.82 million, respectively. Significant components of the provision for income taxes are as follows:

	For the Year Ended March 31,
	2024	2023
Current
Federal	$474,445	$210,924
State	297,885	107,325
City	234,510	54,847
Deferred
Federal	158,300	236,200
State	36,300	115,700
City	21,500	96,900
Foreign	(40,007)	-
Total	$1,182,933	$821,896

The provision for income taxes is based on the following pretax income (loss):

	For the Year Ended March 31,
	2024	2023
U.S.	$3,275,797	$2,200,467
Canada	(197,642)	-
Total	$3,078,155	$2,200,467

For the year ended March 31, 2024, the total pre-tax income was $3.1 million, which included $3.3 million pre-tax income in U.S. and $0.2 million pre-tax loss in Canada. For the year ended March 31 2023, the total pre-tax income was $2.2 million all of which was generated in the U.S.

The following table reconciles to the Company’s effective tax rate:

	For the Year Ended March 31,
	2024	2023
Pre-tax book income	$3,078,155	$2,200,467
Federal Statutory rate	21.0%	21.0%
State income tax rate, net of federal income tax benefit	7.9%	9.5%
City income tax rate, net of federal income tax benefit	5.0%	6.9%
Foreign statutory rate	-	-
Permanent differences	5.2%	1.6%
Return to project adjustment	(0.8)%	(1.6)%
Total	38.3%	37.4%

Penalties and interest incurred related to underpayment of income tax are classified as income tax expenses in the period incurred. For the years ended March 31, 2024, the Company accrued $60,487 in income tax related penalty included in taxes payable in the consolidated balance sheets.

United States

Income tax expense for the year ended March 31, 2024 and 2023 amounted to $1.22 million and $0.82 million, respectively.

Significant components of the provision for income taxes are as follows:

	For the Year Ended March 31,
	2024	2023
Current
Federal	$474,445	$210,924
State	297,885	107,325
City	234,510	54,847
Deferred
Federal	158,300	236,200
State	36,300	115,700
City	21,500	96,900
Total	$1,222,940	$821,896

Canada

Fly Toronto Corp, a subsidiary of the Company, was formed under the laws of Canada and conducts its business primarily in Canada.

Income tax benefit for the year ended March 31, 2024 and 2023 amounted to $40,007 and nil, respectively. Significant components of the provision for income taxes are as follows:

	For the Year Ended March 31,
	2024	2023
Current
Federal	$-	$-
State	-	-
City	-	-
Deferred
Federal	(22,845)	-
State	(17,515)	-
City	353	-
Total	$(40,007)	$-

(b) Deferred Tax Assets (Liabilities)

Net DTAs as of March 31, 2024 amounted to $35,199, and as of March 31, 2023, net Deferred Tax Assets (the “DTLs”) amounted to $211,100. Significant components of DTAs (DTLs), net are as follows:

	As of March 31, 2024	As of March 31, 2023
Net operating loss carry forwards	$40,332	$93,800
Inventory reserve	186,000	155,400
Lease liability	5,810,000	3,702,500
Less: Valuation allowance	-	-
Total deferred tax assets (DTAs)	$6,036,332	$3,951,700
Accumulated depreciation	(482,133)	(230,600)
ROU asset	(5,519,000)	(3,510,000)
Total deferred tax liabilities (DTLs)	(6,001,133)	(3,740,600)
Total deferred tax assets, net	$35,199	$211,100
Deferred tax assets (liabilities) - U.S., net	$(5,000)	$211,100
Deferred tax assets - Canada, net	$40,199	-

As of March 31, 2024 and 2023, the Company had approximately $6.04 million and $3.95 million, respectively, in the DTAs, which respectively included approximately $0.04 million and $0.09 million related to net operating loss carryforwards that can be used to offset taxable income in future periods, $5.81 million and $3.70 million related to lease liability, and $0.19 million and $0.16 million related to inventory allowance.

As of March 31, 2024 and 2023, the Company had approximately $6.00 million and $3.74 million, respectively, which included $0.48 million and $0.23 million, respectively, in the DTLs that related to accumulated depreciation and $5.52 million and $3.51 million related to ROU asset.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. As of March 31, 2024 and 2023, the Company recorded approximately $0.04 million and $0.21 million, respectively, in the net DTAs. The tax losses in Canada can be carried forward for twenty years to offset future taxable profit. The tax losses of entities in Canada will begin to expire in 2044, if not utilized. As of March 31, 2024, management considered it more likely than not that the Company will have sufficient taxable income in the future that will allow the Company to realize these net DTAs.

For the year ended March 31, 2024 and 2023, the Company’s pre-tax book income in the U.S. was approximately $3.08 million and $2.20 million, respectively, and all of previous net tax loss carry forward was used to reduce taxable income in the current period. In addition, for the years ended March 31, 2024 and 2023, the Company’s pre-tax book loss in Canada was approximately $0.20 million and nil, respectively.

Uncertain Tax Positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions.

11 - LEASES

Effective on April 1, 2019, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. The leases of the Company mainly consisted of offices, retail stores and warehouses.

The Company’s operating right-of-use (“ROU”) assets and lease liabilities were as follows:

	March 31, 2024	March 31, 2023
Operating ROU:
ROU assets	$16,000,742	$10,261,556
Total operating ROU assets	$16,000,742	$10,261,556

	March 31, 2024	March 31, 2023
Operating lease obligations:
Current operating lease liabilities	$2,852,744	$1,836,737
Non-current operating lease liabilities	13,986,879	8,979,193
Total lease liabilities	$16,839,623	$10,815,930

The Company had 38 and 31 leases as of March 31, 2024 and 2023, respectively.

The weighted average lease term, discount rates, and remaining lease terms for the operating leases as of March 31, 2024 were as follows:

Remaining lease term and discount rate:

Weighted average discount rate	6.4%
Weighted average remaining lease term (years)	5.51 years

The weighted average lease term, discount rates, and remaining lease terms for the operating lease as of March 31, 2023 were as follows:

Remaining lease term and discount rate:

Weighted average discount rate	5%
Weighted average remaining lease term (years)	6.47 years

The Company leases its offices, warehouse, and retail stores under non-cancellable operating lease agreements. Lease expenses were $3.31 million, including $0.66 million cost of goods-occupancy cost, $2.42 million rent expense in selling expense, and $0.23 million rent expense in general and administrative expense for the year ended March 31, 2024. Lease expenses were $2.34 million, including $0.48 million cost of goods-occupancy cost, $1.74 million rent expense in selling expense, and $0.12 million rent expense in general and administrative expense for the year ended March 31, 2023.

As of March 31, 2024, future minimum lease liabilities, all under office and facilities non-cancellable operating lease agreements, were as follows:

As of March 31, 2024	Operating Lease Liabilities
2025	$3,818,603
2026	3,774,838
2027	3,666,143
2028	3,260,536
2029	2,678,719
Thereafter	2,889,477
Total lease payments	20,088,316
Less: interest	(3,248,693)
Present value of lease liabilities	$16,839,623

12 - COMMITMENTS AND CONTINGENCIES

Commitments

The Company has not entered any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. The Company has not entered any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, the Company does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Company does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to itself or engages in leasing, hedging or product development services with itself. As of March 31, 2024, the remaining commitment amount for purchase of software development is $946,000, and the Company will pay this amount within one year. As of March 31, 2024, the remaining commitment amount for purchase of office property is $3,144,000, and the Company will pay $1,589,700 within one year and mortgage the rest $1,554,300.

Contingencies

Legal

From time to time, the Company is a party to certain legal proceedings, as well as certain asserted and unasserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

The Company’s products and other production facilities as well as the packaging, storage, distribution, advertising and labeling of its products, are subject to extensive legal and regulatory requirements. For example, pursuant to the DMV registration requirement, the Company must satisfy the DMV Registration requirements and conduct required testing for all of its products sold in U.S. Loss of or failure to renew or obtain necessary permits, licenses, registrations, or certificates could prevent the Company from legally selling its products in the U.S. If the Company were found to be in violation of applicable laws and regulations, it could be subject to administrative punishment, including fines, injunctions, recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects. As of the date hereof, the Company believes it is in compliance with the relevant regulations in the U.S.

In March 2025, UL LLC filed a lawsuit in the U.S. District Court for the Southern District of New York against Fly-E Group Inc., its subsidiaries, and certain individuals, alleging unauthorized use of UL’s trademark and misrepresentation of product certification. The claims include trademark infringement, counterfeiting, unfair competition, unjust enrichment, and deceptive business practices. The Company is currently in settlement discussions with UL. If these discussions are not successful, the Company intends to defend the matter in court. Based on management’s assessment, the Company does not currently have strong defenses, and a material loss is considered reasonably possible. No accrual has been recorded as the outcome is not yet probable or reasonably estimable under applicable accounting guidance.

Inflation

Inflationary factors, such as increases in personnel and overhead costs, could impair the Company’s operating results. Although the Company does not believe that inflation has had a material impact on the Company’s financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on the Company’s ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

13 - RELATED PARTY TRANSACTIONS

(A) Related party balances

Accounts receivable - related parties

Name of Related Party	Relationship	Nature	March 31, 2024	March 31, 2023
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Accounts receivable	$326,914	$136,565
Accounts receivable - related parties			$326,914	$136,565

In June 2024, the Company received $282,814 from Fly E Bike SRL.

Prepayments and other receivables - related parties

Name of Related Party	Relationship	Nature	March 31, 2024	March 31, 2023
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Other receivables	$180,256	-
PJMG LLC	Ruifeng Guo (CFO), owns over 50% equity interest of this entity	Prepayments	$60,000	-
Prepayments and other receivables - related parties			$240,256	$-

During the year ended March 31, 2024, the Company advanced $291,756 to Fly E Bike SRL, a distributor the Company works with and in which Mr. Ou holds over 50% of the equity interest. This advance is unsecured, bears no interest and does not have a maturity date. During the year ended March 31, 2024, Fly E Bike SRL repaid $111,500 to the Company. On June 12, 2024, the Company received $180,256 from Fly E Bike SRL. For the prepayments to PJMG LLC, please refer to Note 13 - Loan payables - related party.

Long-term prepayment for software development - related parties, net

Name of Related Party	Relationship	Nature	March 31, 2024	March 31, 2023
DF Technology US Inc	Ruifeng Guo (CFO), owns over 50% equity interest of this entity	Long-term prepayment for software development	$1,279,000	$-
Long-term prepayment for software development - related parties, net			$1,279,000	$-

In December 2023, the Company engaged DFT for certain technology services. Mr. Guo, the Company’s CFO, owns over 50% of the equity interest in DFT. As of March 31, 2024, the Company paid $1,279,000 to DFT as prepayment for software development. As of March 31, 2024, construction in progress was $275,000 (see Note 5 - Property and Equipment).

Other payables - related parties

Name of Related Party	Relationship	Nature	March 31, 2024(i)	March 31, 2023(i)
Zhou Ou	Chairman, CEO of the Company	Other payable	$92,229	$332,481
Other Payables-related parties			$92,229	$332,481

(i)	Represents the remaining balance of the advance provided by the related party to the Company’s subsidiaries for the purpose of supporting their business operations.

All of the above payables are unsecured, non-interest bearing, and due on demand. the Company paid a total of $290,252 and $2,496,323 to Mr. Zhou Ou during the years ended March 31, 2024 and 2023, respectively.

Loan payables - related party

Name of Related Party	Relationship	Nature	March 31, 2024	March 31, 2023
PJMG LLC	Ruifeng Guo (CFO) owns over 50% equity interest of this entity	Loan payable	$-	$150,000
Loan Payables-related parties			$-	$150,000

On February 1, 2023, PJMG LLC (“PJMG”), a company in which Mr. Guo, the Company’s CFO, holds over 50% of the equity interests, provided a loan of $150,000 to the Company (the “PJMG Loan”). The PJMG Loan was unsecured, bore no interest and was set to mature on May 31, 2024. Furthermore, the Company has agreed to retain the services of PJMG as a consultant following the completion of its IPO. To secure these services, the Company prepaid a total of $210,000 to PJMG during the year ended March 31, 2024, of which $150,000 was applied to offset the PJMG Loan. The remaining prepayments balance was $60,000 as of March 31, 2024, and it will be used from June 2024. See Note 13 - Prepayments and other receivables - related parties.

(B) Related party transactions

Revenues - related party

			For the Years ended March 31,
Name of Related Party	Relationship	Nature	2024	2023
Fly E Bike SRL	Zhou Ou (CEO) owns over 50% equity interest of this entity	Product sales	$326,914	$136,565
Revenues-related parties			$326,914	$136,565

During the years ended March 31, 2024 and 2023, Fly E Bike SRL purchased certain EV products from the Company in the amount of $326,914 and $136,565, respectively.

(C) Other Related Party Transactions

(i) During the year ended March 31, 2024, Mr. Ou paid certain vendors of the Company to settle certain accounts payable balance on behalf the Company. On June 30, 2023, the Company transferred $2,263,630, a portion of the accounts payable balance, along with a cash contribution of $136,370 from Mr. Zhou Ou as capital contribution (see Note 9). On July 18, 2023, Mr. Ou paid $50,000 to one of the vendors on behalf the Company. As of March 31, 2024, a total of $2,400,000 were transferred and recorded as capital contribution (see Note 9).

(ii) On March 6, 2021, the Company and DGLG entered into an engagement letter, pursuant to which the Company engaged DGLG as a consultant to assist the Company in its IPO planning, financing and tax services. Mr. Guo, the Company’s CFO, is a partner at DGLG. Under the terms of the engagement agreement with DGLG, the Company has agreed to compensate DGLG for consulting services based on an hourly fee arrangement. DGLG’s consulting fees were $100,000 and $25,000 for the years ended March 31, 2024 and 2023, respectively. In addition, during the year ended March 31, 2024, the Company paid DGLG a total of $123,000 for tax services rendered by DGLG.

14 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events after March 31, 2024, up through June 27, 2024, the date at which the consolidated financial statements were issued, except for the event mentioned below the Company did not identify any subsequent events with material financial impact on the Company’s consolidated financial statements.

On April 25, 2024, the Company paid off the loan from Sinoelite Corp of $100,000.

On June 7, 2024, the Company completed its initial public offering and issued 2,250,000 shares of common stock, at a price of $4.00 per share. The gross proceeds of the offering were $9.0 million, prior to deducting the underwriting discounts, commissions and offering expenses payable by the Company. In addition, the Company granted the underwriters a 30-day option to purchase an additional 337,500 shares of common stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments. On June 25, 2024, the Company issued an additional 337,500 shares of common stock to the underwriters for gross proceeds of $1.4 million upon full exercise of the underwriters’ over-allotment option. Net proceeds received by the Company from the initial public offering, including the exercise of over-allotment option, were approximately $9.2 million. The Company also issued to The Benchmark Company, LLC, the representative of the underwriters, and its designees warrants to purchase 129,375 shares of its common stock.

On June 1, 2024, the Company engaged Taptalk LLC to promote the Company’s designated products or corporate image on the TikTok shop platform. The contract is valid from June 1, 2024 to June 2025. On June 14, 2024, the Company paid $160,500 to Taptalk LLC.

FLY-E GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars, except for the number of shares)

	December 31, 2024	March 31, 2024
ASSETS
Current Assets
Cash	$1,367,248	$1,403,514
Accounts receivable	305,157	212,804
Accounts receivable - related parties	88,885	326,914
Inventories, net	8,605,628	5,364,060
Prepayments and other receivables	2,306,692	588,660
Prepayments and other receivables - related parties	171,057	240,256
Total Current Assets	12,844,667	8,136,208
Property and equipment, net	7,232,689	1,755,022
Security deposits	851,994	781,581
Deferred IPO costs	-	502,198
Deferred tax assets, net	895,206	35,199
Operating lease right-of-use assets	14,318,422	16,000,742
Intangible assets, net	560,125	36,384
Long-term prepayment for property	-	450,000
Long-term prepayment for software development- related parties	536,580	1,279,000
Total Assets	$37,239,683	$28,976,334

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,277,716	$1,180,796
Short-term loan payables	4,909,982	-
Current portion of long-term loan payables	99,079	1,213,242
Accrued expenses and other payables	432,469	925,389
Other payables - related parties	-	92,229
Operating lease liabilities - current	3,151,171	2,852,744
Taxes payable	-	1,530,416
Total Current Liabilities	9,870,417	7,794,816
Long-term loan payables	2,090,734	412,817
Operating lease liabilities - non-current	12,153,196	13,986,879
Total Liabilities	24,114,347	22,194,512

Commitment and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 4,400,000 shares authorized and nil outstanding as of December 31, 2024 and March 31, 2024*	-	-
Common stock, $0.01 par value, 44,000,000 shares authorized and 24,587,500 shares outstanding as of December 31, 2024 and 22,000,000 shares outstanding as of March 31, 2024*	245,875	220,000
Additional Paid-in Capital	10,744,024	2,400,000
Shares Subscription Receivable	(219,998)	(219,998)
Retained Earnings	2,388,806	4,395,649
Accumulated other comprehensive loss	(33,371)	(13,829)
Total FLY-E Group, Inc. Stockholders’ Equity	13,125,336	6,781,822
Total Liabilities and Stockholders’ Equity	$37,239,683	$28,976,334

*	Shares and per share data are presented on a retroactive basis to reflect the stock split completed on April 2, 2024.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLY-E GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

(Expressed in U.S. dollars, except for the number of shares)

	For the Nine Months Ended December 31,
	2024	2023
Revenues	$20,375,842	$24,034,397
Cost of Revenues	11,810,684	14,577,570
Gross Profit	8,565,158	9,456,827

Operating Expenses
Selling Expenses	5,597,563	4,637,043
General and Administrative Expenses	5,184,432	2,773,626
Total Operating Expenses	10,781,995	7,410,669
Income (Loss) from Operations	(2,216,837)	2,046,158

Other Expenses, net	(64,110)	(24,123)
Interest Expenses, net	(247,550)	(82,150)
Income (Loss) Before Income Taxes	(2,528,497)	1,939,885
Income Tax Benefit (Expense)	521,654	(731,997)
Net Income (Loss)	$(2,006,843)	$1,207,888

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(19,542)	3,101
Total Comprehensive Income (Loss)	$(2,026,385)	$1,210,989

Earnings (Losses) per Share*	$(0.08)	$0.05
Weighted Average Number of Common Stock
- Basic and Diluted*	23,946,578	22,000,000

*	Shares and per share data are presented on a retroactive basis to reflect the stock split completed on April 2, 2024.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLY-E GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY

(Expressed in U.S. dollars, except for the number of shares)

	Preferred Stock		Common Stock		Additional Paid-in	Shares Subscription	Accumulated Other	Retained	Total Stockholders’
	Shares*	Amount	Shares*	Amount	Capital	Receivables	Comprehensive	Earnings	Equity

Balance at March 31, 2024	-	$-	22,000,000	$220,000	2,400,000	(219,998)	$(13,829)	$4,395,649	$6,781,822
Net Loss	-	-	-	-	-	-	-	(179,508)	(179,508)
Issuance of common stock upon initial public offering, net	-	-	2,587,500	25,875	8,344,024	-	-	-	8,369,899
Foreign currency translation adjustment	-	-	-	-	-	-	(1,324)	-	(1,324)
Balance at June 30, 2024	-	$-	24,587,500	$245,875	$10,744,024	$(219,998)	$(15,153)	$4,216,141	$14,970,889
Net Loss	-	-	-	-	-	-	-	(1,142,848)	(1,142,848)
Foreign currency translation adjustment	-	-	-	-	-	-	4,298	-	4,298
Balance at September 30, 2024	-	$-	24,587,500	$245,875	$10,744,024	$(219,998)	$(10,855)	$3,073,293	$13,832,339
Net loss	-	-	-	-	-	-	-	(684,487)	(684,487)
Foreign currency translation adjustment	-	-	-	-	-	-	(22,516)	-	(22,516)
Balance at December 31, 2024	-	$-	24,587,500	$245,875	$10,744,024	$(219,998)	$(33,371)	$2,388,806	$13,125,336

*	Shares and per share data are presented on a retroactive basis to reflect the stock split completed on April 2, 2024.

	Preferred Stock		Common Stock		Shares Subscription	Additional Paid-in	Accumulated Other	Retained	Total Stockholders’
	Shares*	Amount	Shares*	Amount	Receivables	Capital	Comprehensive	Earnings	Equity
Balance at March 31, 2023	-	$-	22,000,000	$220,000	$(219,998)	$-	$-	$2,500,427	$2,500,429
Net Income	-	-	-	-		-	-	440,443	440,443
Capital Contribution	-	-	-	-	-	2,400,000	-	-	2,400,000
Balance at June 30, 2023	-	$-	22,000,000	$220,000	$(219,998)	$2,400,000	$-	$2,940,870	$5,340,872
Net Income	-	-	-	-	-	-	-	746,556	746,556
Balance at September 30, 2023	-	$-	22,000,000	$220,000	$(219,998)	$2,400,000	$-	$3,687,426	$6,087,428
Net Income	-	-	-	-	-	-	-	20,889	20,889
Foreign currency translation adjustment	-	-	-	-	-	-	3,101	-	3,101
Balance at December 31, 2023	-	$-	22,000,000	$220,000	$(219,998)	$2,400,000	$3,101	$3,708,315	$6,111,418

*	Shares and per share data are presented on a retroactive basis to reflect the stock split completed on April 2, 2024.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLY-E GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars, except for the number of shares)

	For the Nine Months Ended December 31,
	2024	2023
Cash flows from operating activities
Net (loss) income	$(2,006,843)	$1,207,888
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation expense	310,910	203,788
Amortization expense	30,831	782
Deferred income taxes (benefits) expenses	(860,007)	225,506
Amortization of operating lease right-of-use assets	2,404,092	1,798,832
Inventories reserve	678,157	287,946
Changes in operating assets and liabilities:
Accounts receivable	(92,353)	(198,720)
Accounts receivable - related parties	238,029	(230,149)
Inventories	(3,985,343)	(1,827,543)
Prepayments and other receivables	(1,772,605)	(310,727)
Prepayments for operation services to related parties	(105,000)	-
Security deposits	(70,413)	(395,867)
Accounts payable	96,920	2,287,560
Accrued expenses and other payables	(492,920)	233,082
Operating lease liabilities	(2,257,028)	(1,651,005)
Taxes payable	(1,530,416)	112,614
Net cash (used in) provided by operating activities	(9,413,989)	1,743,987

Cash flows from investing activities
Purchases of equipment	(1,618,290)	(503,772)
Purchase of software from a related party	(500,000)	-
Prepayment for purchasing software from a related party	(892,580)	(350,000)
Repayment from a related party	660,256	-
Advance to a related party	(486,057)	-
Payments of property rights	-	(109,532)
Net cash used in investing activities	(2,836,671)	(963,304)

Cash flows from financing activities
Advance to a related party	-	(111,500)
Borrowing from loan payables	7,086,099	845,000
Repayments of loan payables	(3,632,031)	(362,583)
Repayments on other payables - related parties	(92,229)	(200,249)
Payments of related party loan	-	(150,000)
Capital Contributions from Stockholders	-	136,370
Payments of IPO cost	(282,403)	(126,488)
Net proceeds from issuance of common stock - IPO	9,154,500	-
Net cash provided by financing activities	12,233,936	30,550
Net changes in cash	(16,724)	811,233
Effect of exchange rate changes on cash	(19,542)	3,101
Cash at beginning of the period	1,403,514	358,894
Cash at the end of the period	$1,367,248	$1,173,228

Supplemental disclosure of cash flow information
Cash paid for interest expense	$227,679	$82,150
Cash paid for income taxes	$1,940,778	$435,881

Supplemental disclosure of non-cash investing and financing activities
Settlement of accounts payable by related parties	$-	$50,000
Settlement of accounts payable by capital contribution	$-	$2,263,630
Purchase of vehicle funded by loan	$219,668	$34,974
Purchase of office funded by loan	$1,800,000	$-
Purchase software and office by using previous prepayments	$2,085,000	$-
Purchase property rights by using previous prepayments	$54,572
Properties used for rental services	$65,618
Deferred IPO cost recognized as additional paid-in capital	$502,198	$-
Termination of operating lease right-of-use assets and operating lease liabilities	$(863,513)	$-
Right-of-use assets obtained in exchange for operating lease liabilities	$1,585,285	$3,579,568

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLY-E GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

1 - DESCRIPTION OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

Organization and principal activities

Fly-E Group, Inc. (the “Company” or “Fly-E Group”) was incorporated under the laws of the State of Delaware on November 1, 2022. The Company has no substantive operations other than holding all of the issued and outstanding shares of Fly E-Bike Inc. (“Fly E-Bike”) and Fly EV, Inc. (“Fly EV”). Fly E-Bike and Fly EV were incorporated under the laws of the State of Delaware on August 22, 2022 and November 1, 2022, respectively. Fly EV has no substantive operations. The Company, through its wholly owned subsidiaries, is principally engaged in designing, installing and selling smart electric bikes (“E-bikes”), electric motorcycles (“E-motorcycles”), electric scooters (“E-scooters”), and related accessories under the brand name of “Fly E-Bike.” The Company’s principal operations and geographic markets are mainly in the United States of America (the “U.S.”). During the nine months ended December 31, 2024, the Company closed four stores in the U.S. As of February 19, 2025, the Company has opened a total of 36 stores, including 35 retail stores in the U.S and one retail store in Canada. The Company offers rental services from selected locations. The Company also operates one online store, focusing on selling E-motorcycles, E-bikes, and E-scooters. The Company plans to open another online store focusing on selling gas bikes in the future.

The Company’s business was initially operated under Catate Inc. (“Ctate”), a corporation formed under the laws of the State of New York in 2018. Before merging with Fly E-Bike, Ctate owned 27 companies, each of which operated a Fly E-Bike store. On September 12, 2022, Ctate and Fly E-Bike, which was a wholly-owned subsidiary of Ctate, entered into an Agreement and Plan of Merger, pursuant to which Ctate merged into and with Fly E-Bike, with Fly E-Bike being the surviving corporation (the “Merger”). As a result of the Merger, the original shareholders of Ctate became the stockholders of Fly E-Bike and subsequently effectively controlled the combined entity.

On December 21, 2022, Fly-E Group and Fly E-Bike entered into a Share Exchange Agreement, pursuant to which Fly-E Group acquired all of the issued and outstanding shares of Fly E-Bike by issuing its shares to the stockholders of Fly E-Bike on a one-for-one basis (the “Share Exchange”). As a result of the Share Exchange, Fly E-Bike became a wholly owned subsidiary of Fly-E Group.

As a result of the Merger and the Share Exchange, Fly E-Bike and its subsidiaries are under common control of Fly-E Group, resulting in the consolidation of Fly E-Bike and its subsidiaries, which was accounted as a reorganization of entities under common control at carrying value. The unaudited condensed consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the unaudited condensed consolidated financial statements of Fly-E Group.

On June 7, 2024, the Company issued 2,250,000 shares of common stock, at a price of $4.00 per share in its initial public offering (“IPO”). The gross proceeds of the offering were $9.0 million, prior to deducting the underwriting discounts, commissions and offering expenses payable by the Company. In addition, the Company granted the underwriters a 30-day option to purchase an additional 337,500 shares of common stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments. On June 25, 2024, the Company issued an additional 337,500 shares of common stock to the underwriters of its IPO for gross proceeds of $1.4 million upon full exercise of the underwriters’ over-allotment option. Net proceeds received by the Company from its initial public offering, including the exercise of the over-allotment option, were approximately $9.2 million. The Company also issued to The Benchmark Company, LLC (“Benchmark”), the representative of the underwriters warrants to purchase 129,375 shares.

The unaudited condensed consolidated financial statements include the financial statements of the Company and each of the following subsidiaries as of December 31, 2024.

Name	Background	Ownership
FLY-E GROUP, INC.	● A Delaware corporation ● Incorporated on November 1, 2022 ● A holding company	Parent Company

FLY EV, INC.	● A Delaware corporation ● Incorporated on November 1, 2022 ● A holding Company	100% owned by Fly-E Group, Inc.

FLY E-BIKE, INC.	● A Delaware Company ● Incorporated on August 22, 2022 ● A holding Company	100% owned by Fly-E Group, Inc.

UNIVERSE KING CORP	● A New York corporation ● Incorporated on November 19, 2018 ● A retail store	100% owned by Fly E-Bike, Inc.

UFOTS CORP.	● A New York corporation ● Incorporated on May 2, 2019 ● A retail store	100% owned by Fly E-Bike, Inc.

ARFY CORP.	● A New York corporation ● Incorporated on April 29, 2020 ● A retail store	100% owned by Fly E-Bike, Inc.

TKPGO CORP.	● A New York corporation ● Incorporated on July 3, 2018 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYFLS INC	● A New York corporation ● Incorporated on October 13, 2020 ● A retail store and corporate office	100% owned by Fly E-Bike, Inc.

FLY37 INC	● A New York corporation ● Incorporated on October 14, 2020 ● No operation	100% owned by Fly E-Bike, Inc.

FIYET INC	● A New York corporation ● Incorporated on November 12, 2020 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY GC INC.	● A New York corporation ● Incorporated on November 13, 2020 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY MHT INC.	● A New York corporation ● Incorporated on December 15, 2020 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYAM INC	● A New York corporation ● Incorporated on February 19, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

OFLYO INC	● A New York corporation ● Incorporated on March 29, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKE INC	● A New York corporation ● Incorporated on March 30, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYCLB INC	● A New York corporation ● Incorporated on April 15, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKE NJ INC	● A New Jersey corporation ● Incorporated on June 8, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

ESEBIKE INC	● A New York corporation ● Incorporated on October 13, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKEMIAMI INC	● A Florida corporation ● Incorporated on June 30, 2021 ● No operation	100% owned by Fly E-Bike, Inc.

GOFLY INC	● A Texas corporation ● Incorporated on July 23, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY14 CORP.	● A New York corporation ● Incorporated on September 15, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

EDISONEBIKE INC.	● A New York corporation ● Incorporated on October 13, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYTRON INC.	● A New York corporation ● Incorporated on November 9, 2021 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYCYCLE INC.	● A New York corporation ● Incorporated on January 10, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYNJ2 INC.	● A New Jersey corporation ● Incorporated on February 10, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYBWY INC.	● A New York corporation ● Incorporated on March 2, 2022 ● No operation	100% owned by Fly E-Bike, Inc.

FLYCORONA INC.	● A New York corporation ● Incorporated on March 9, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

MEEBIKE	● A New York corporation ● Incorporated on March 25, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY6AVE, INC.	● A New York corporation ● Incorporated on April 16, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY E BIKE NJ3, INC	● A New Jersey corporation ● Incorporated on July 18, 2022 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKE BROOKLYN, INC.	● A New York corporation ● Incorporated on November 2, 2022 ● No operation	100% owned by Fly E-Bike, Inc.

FLY E-BIKE SAN ANTONIO INC	● A Texas corporation ● Incorporated on January 1, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYEBIKE WORLD INC.	● A New York corporation ● Incorporated on February 27, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLY DELIVERY INC.	● A New York corporation ● Incorporated on March 2, 2023 ● A delivery store	100% owned by Fly E-Bike, Inc.

FLYEBIKE MIAMI2 INC.	● A Florida corporation ● Incorporated on April 13, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYDC INC.	● A Washington, DC corporation ● Incorporated on May 31, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYMHT659 INC.	● A New York corporation ● Incorporated on June 2, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYBX745 INC.	● A New York corporation ● Incorporated on June 15, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYJH8509 INC.	● A New York corporation ● Incorporated on August 30, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYBX2381 INC.	● A New York corporation ● Incorporated on August 30, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYNJ4 INC.	● A New York corporation ● Incorporated on October 4, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYTORONTO Corp.	● A Toronto corporation ● Incorporated on October 18, 2023 ● A retail store	100% owned by Fly E-Bike, Inc.

FLYLA INC.	● A California corporation ● Incorporated on December 1, 2023 ● A retail and rental store	100% owned by Fly E-Bike, Inc.

FWMOTOR INC.	● A New York corporation ● Incorporated on April 3, 2024 ● A retail store	100% owned by Fly E-Bike, Inc.

DCMOTOR INC.	● A Maryland corporation ● Incorporated on April 9, 2024 ● A retail store	100% owned by Fly E-Bike, Inc.

AOFL LLC	● A New York corporation ● Incorporated on June 25, 2024 ● A holding company	100% owned by Fly E-Bike, Inc.

GOBIKE INC	● A New York corporation ● Incorporated on July 16, 2024 ● A rental store	100% owned by Fly E-Bike, Inc.

FLYEBIKE BOSTON INC.	● A Massachusetts corporation ● Incorporated on September 1, 2024 ● A retail store	100% owned by Fly E-Bike, Inc.

Liquidity and Going Concern

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Debt financing from financial institutions and equity financings have been utilized to finance the working capital requirements of the Company.

On June 7, 2024, the Company closed the IPO of 2,250,000 shares of the common stock at the price of $4.00 per share, resulting in net proceeds to the Company of $7.9 million after deducting underwriting discounts and commissions and offering expenses. On June 25, 2024, the Company sold an additional 337,500 shares of common stock to the underwriters of the IPO for gross proceeds of $1.4 million upon full exercise of the underwriters’ over-allotment option and received net proceeds of approximately $1.2 million.

As of December 31, 2024, the Company had working capital of approximately $3.0 million and cash of approximately $1.4 million. During the nine months ended December 31, 2024, the Company had net loss of approximately $2.0 million. During the nine months ended December 31, 2024, net cash used in operating activities of the Company was approximately $9.4 million. As of December 31, 2024, the Company had a current portion of contractual obligation of approximately $8.2 million. Management has determined there is substantial doubt about its ability to continue as a going concern. Management plans to alleviate the going concern risk through (i) equity financing to support the Company’s working capital; (ii) other available sources of financing (including debt) from banks and other financial institutions; and (iii) financial support from the Company’s related parties. There is no assurance that the Company will be successful in implementing the foregoing plans or that additional financing will be available to the Company on commercially reasonable terms, or at all. The Company’s inability to secure needed financing when required could require material changes to the Company’s business plans and could have a material adverse effect on the Company’s ability to continue as a going concern and results of operations. The unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of such uncertainties.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the U.S. (the “U.S. GAAP”) and regulations of the Securities Exchange Commission (the “SEC”). The accompanying unaudited condensed consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and its ability to attract investors and to borrow funds on reasonable economic terms. The results of operations for the nine months ended December 31, 2024 are not necessarily indicative of results to be expected for any other interim period or for the full fiscal year ending March 31, 2025. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements and note thereto as of and for the years ended March 31, 2024 and 2023.

(b) Principles of Consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c) Segment Information

The Company’s chief operating decision-makers (i.e., chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. The Company and its subsidiaries offer E-bikes, E-motorcycles, E-scooters and other items and services in its stores. The Company’s retail operating divisions are geographically based, have similar economic characteristics and similar expected long-term financial performance. Because substantially all of the Company’s long-lived assets and revenues are located in and derived from the U.S., geographical segments are not presented. The Company’s operating segments are reported in one reportable segment. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

(d) Use of Estimates

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Significant accounting estimates include, but not limited to, useful lives of depreciable property and equipment, impairment of long-lived assets, the realization of deferred income tax assets, allowance for inventories, and discount rate for operating leases. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements.

(e) Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters.

An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(f) Cash

Cash consists of cash on hand and cash deposited with banks. The Company’s cash is maintained at financial institutions in the U.S. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation’s (the “FDIC”) federally insured limit, which is $250,000. The Company has not incurred any losses in the past for amount over the FDIC limits. As of December 31, 2024 and March 31, 2024, nil and nil deposited with banks was uninsured, respectively.

(g) Accounts Receivable

Accounts receivable includes trade account due from customers. Accounts receivable is recorded at the invoiced amount less an allowance for any uncollectible accounts and does not bear interest, which is due after 30 to 90 days, depending on the credit term with the customers. Accounts receivable which is deemed to be uncollectible is charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The Company adopt the current expected credit loss model (“CECL model”) to estimate the expected credit losses, which is determined by multiplying the probability of default. In determining the probability of default, the Company mainly considers factors such as aging schedule of receivables, migration rate of receivables, assessment of receivables due from specific identifiable counterparties that are considered at risk or uncollectible, current market conditions, as well as reasonable and supportable forecasts of future economic conditions.

There was nil and nil allowance for credit losses as of December 31, 2024 and March 31, 2024, respectively.

(h) Inventories, Net

Inventories, consisting of products available for sale, are stated at the lower of cost or net realizable value using the first-in-first-out method. Adjustments to the carrying value are recorded for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Inventory cost consists of the direct cost of merchandise including freight. For the nine months ended December 31, 2024 and 2023, the impairment loss was $678,157  and $287,946, respectively.

(i) Prepayments and Other Receivables

Prepayments and other receivables are mainly prepayments to vendors, prepaid expenses paid to service providers, prepaid taxes, advances to employees, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes that the collection of amounts due is at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of December 31, 2024 and March 31, 2024, no allowance against prepayments and other receivables was recorded.

(j) Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment.

The estimated useful lives are as follows:

Machinery and equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	3 - 10 years (shorter of lease term or useful lives)
Motor vehicles	5 years
Buildings	30 years
Properties used for lease	2 years

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals, and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Construction in progress

Direct costs that are related to the construction of property, equipment and software and incurred in connection with bringing the assets to their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, equipment and software items and the depreciation of these assets commences when the assets are ready for their intended use. In December 2023, the Company engaged DF Technology US Inc (“DFT”), a related party, for certain technology services, such as enterprise resource planning system (“ERP system”). As of December 31, 2024 and March 31, 2024, construction in progress was $1,910,000  and $275,000, respectively, and primarily relating to the cost incurred to develop the software by DFT.

(k) Intangible Assets

Intangible asset is stated at cost less accumulated amortization and amortized in a method which reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used up. The balance of intangible asset represents internal use software and property rights. The software is acquired externally tailored to the Company’s requirements. The Company capitalizes the costs associated with design, development, acquisition and maintenance of its acquired intangible assets and amortizes these assets over their remaining useful lives on a straight-line basis. Any further payments made to maintain or develop these assets would be capitalized and amortized over the balance of the useful life for the assets. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in the estimate being accounted for on a prospective basis.

The estimated useful lives of intangibles assets are as follows:

Property rights	5-20 years
Software	5 years

(l) Impairment of Long-lived Assets

At the end of each reporting period, the Company reviews the carrying amounts of its property, plant and equipment, intangible assets subject to amortization, and right-of-use assets, to determine whether there is any indication that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2024 and March 31, 2024, no impairment of long-lived assets was recognized.

(m) Deferred IPO Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs - SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Deferred IPO costs consist of underwriting, legal, accounting and other professional expenses incurred through the balance sheet date that are directly related to the initial public offering of the Company and that will be charged to additional paid in capital upon the completion of the offering. Total deferred offering cost of $502,198 was charged to additional paid-in-capital upon IPO.

(n) Fair Value Measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and consider assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

Level-1	-	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level-2	-	Include other inputs that are directly or indirectly observable in the marketplace.

Level-3	-	Unobservable inputs which are supported by little or no market activity.

The fair value for certain assets and liabilities such as cash, accounts receivable, other receivables, prepayments and other current assets, short-term loans, accounts payable, contract liabilities, accrued expenses and other payables, and tax payables have been determined to approximate carrying amounts due to the short maturities of these instruments. The Company believes that its long-term loan to a third party approximates the fair value based on current yields for debt instruments with similar terms. The Company and its subsidiaries did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2024 and March 31, 2024.

(o) Revenue Recognition

Product revenue

The Company follows the revenue accounting requirements of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The core principle underlying the revenue recognition of this ASC allows the Company to recognize revenue that represents the transfer of products and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of products and services transfers to a customer.

To achieve that core principle, the Company applies a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company generates substantially all its revenues from sales of products such as smart E-bikes, E-motorcycles, E-scooters and accessories to the retail and wholesale customers through its wholly owned subsidiaries stores. In accordance with ASC 606, the Company’s performance obligations are satisfied upon the control of products being passed to the customer, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the products or services. The transfer of control typically occurs at a point in time based on consideration of when the customer has an obligation to pay for the products, and physical possession of, legal title to, and the risks and rewards of ownership of the products have been transferred, and the customer has accepted the products. Revenue is recognized net of estimates of variable consideration, including product returns, customer discounts and allowance. which occurs at the point of sale, or the services have been rendered. Historically, the Company has not experienced any significant returns nor provided significant customer discounts.

The Company offers an assurance-type warranty to its customers. An assurance-type warranty guarantees that the product will perform as promised and is not a performance obligation. This type of warranty promises to repair or replace a delivered good or service if it does not perform as expected. Since an assurance-type warranty guarantees the functionality of a product, the warranty is not accounted for as a separate performance obligation, and thus no transaction price is allocated to it. Rather, to account for an assurance-type warranty the vendor should estimate and accrue a warranty liability when the promised good or service is delivered to the customer (see ASC 460-10).

Since the contract price and term are fixed and enforceable, and an assurance-type warranty guarantees the functionality of a product, and the warranty is not accounted for as a separate performance obligation, no transaction price is allocated to it. The Company recognizes sales in full at the point in time when the products are delivered or accepted by the customers, in accordance with the acceptance term specified in the contract. The Company records estimated future warranty costs under ASC 460. Such estimated costs for warranties are estimated at the time of delivery and these warranties are not service warranties separately sold by the Company. Generally, the estimated claim rates of warranty are based on actual warranty experience or the Company’s best estimate. The Company accrued $37,363 and $27,714 of warranty reserves under accrued expenses and other payables as of December 31, 2024 and March 31, 2024, respectively. The Company has no contract assets and contract liabilities balances as of December 31, 2024 and March 31, 2024, respectively.

Rental Revenue

The Company operates rental business primarily from the Go Fly rental mobile app and selected Fly E-Bike stores that provide users with a flexible and affordable e-bike rental option.

The Company offers rental services through its subsidiaries, GOBIKE INC and FLYLA INC. All the products available for rent are owned by the Company. The Company leases products to customers, and as a result, the Company considers itself to be the accounting lessor, as applicable, in these arrangements in accordance with ASC 842. Rental business operating costs include refunded products repair fee and other operating costs, as applicable.

Due to the short-term nature of the rental business, the Company classifies these rentals operating leases. Revenue generated from the rental services is recognized over the rental period, which is typically one day, one week or more.

Disaggregated information of revenues by business lines are as follows:

	For the Nine Months Ended December 31,
	2024	2023
Product revenues - retail (ASC 606)	$17,708,735	$19,229,491
Product revenues - wholesale (ASC 606)	2,618,146	4,804,906
Revenues - rental services (ASC 842)	48,961	-
Net revenues	$20,375,842	$24,034,397

(p) Selling Expenses

Selling expenses mainly consist of advertising costs, and payroll and related expenses for personnel engaged in selling and marketing activities. Advertising expenses, which consist primarily of online and offline advertisements, are expenses when the services are received. The advertising expenses were $230,742 and $32,695 for the nine months ended December 31, 2024 and 2023, respectively.

(q) Research and Development Expenses

Research and development expenses include salaries for the Company’s research and development personnel, as well as related development expenses paid to the third-party development team. The Company recognizes internal use software acquired and internally developed in accordance with ASC 350-40 “Software-internal use software”. The Company expenses all costs that are incurred in connection with the planning and implementation phases of development, and costs that are associated with maintenance of the existing software for internal use. Certain costs associated with developing internal-use software are capitalized when such costs are incurred within the application development stage of software development. As a result, the Company expensed the development costs of the Fly E-Bike app as they incurred. For the nine months ended December 31, 2024 and 2023, development costs amounted to $434,760 and $96,880, respectively, which were recorded under general and administrative expenses.

(r) Income Taxes

Current income taxes are provided based on net income/(loss) for financial reporting purposes and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets (the “DTAs”) are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. DTAs are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the DTAs will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The tax returns filed in 2018 to 2023 are subject to examination by any appropriate tax authorities. For the nine months ended December 31, 2024 and 2023, the Company accrued $63,812 and $55,604 income tax related penalty included in current income taxes expenses, respectively.

(s) Leases

The Company accounts for leases in accordance with ASC 842. The Company leases premises for offices, warehouses, and retail stores under non-cancellable operating leases, and the Company leases its products to customers under non-cancellable operating leases.

Lessor

The Company’s lease arrangements include products rentals to customers. The lease term is from one hour to one month. Due to the short-term nature of these arrangements, the Company classifies these leases as operating leases. The Company does not separate lease and non-lease components, such as insurance or roadside assistance provided to the lessee, in its lessor lease arrangements. Lease payments are primarily fixed and are recognized as revenue in the period over which the lease arrangement occurs. Taxes or other fees assessed by governmental authorities that are both imposed on and concurrent with each lease revenue-producing transaction and collected by the Company from the lessee are excluded from the consideration in its lease arrangements. The Company mitigates residual value risk of its leased assets by performing regular maintenance and repairs, as necessary, and through periodic reviews of asset depreciation rates based on the Company’s ongoing assessment of present and estimated future market conditions.

Lessee

The Company recognizes right-of-use assets and lease liabilities for all leases at the commencement date of a lease, except for short-term leases and low-value asset leases accounted for applying a recognition exemption where lease payments are recognized as expenses on a straight-line basis over the lease terms. Leases with an initial term of 12 months or less are short-term leases and not recognized as operating lease right-of-use assets and operating lease liabilities on the unaudited condensed consolidated balance sheets. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.

Right-of-use assets are initially measured at cost, which comprises the initial measurement of lease liabilities adjusted for lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs needed to restore the underlying assets, and less any lease incentives received. Right-of-use assets are subsequently measured at cost less accumulated depreciation and impairment losses and adjusted for any remeasurement of the lease liabilities. Right-of-use assets are presented on a separate line in the unaudited condensed consolidated balance sheets.

Right-of-use assets are depreciated using the straight-line method from the commencement dates to the earlier of the end of the useful lives of the right-of-use assets or the end of the lease terms.

Lease liabilities are initially measured at the present value of the lease payments, which comprise fixed payments, in-substance fixed payments, variable lease payments which depend on an index or a rate. The lease payments are discounted using the interest rate implicit in a lease if that rate can be readily determined. If that rate cannot be readily determined, the Company uses the lessee’s incremental borrowing rate. Subsequently, lease liabilities are measured at amortized cost using the effective interest method, with interest expense recognized over the lease terms. When there is a change in a lease term or a change in future lease payments resulting from a change in an index or a rate used to determine those payments, the Company remeasures the lease liabilities with a corresponding adjustment to the right-of-use-assets. However, if the carrying amount of the right-of-use assets is reduced to zero, any remaining amount of the remeasurement is recognized in profit or loss. Lease liabilities are presented on a separate line in the unaudited condensed consolidated balance sheets.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the periods in which they are incurred.

(t) Concentration Risk

Concentration of customers and suppliers

No customers individually represented greater than 10% of total net revenues of the Company for the nine months ended December 31, 2024 and 2023.

For the nine months ended December 31, 2024, the Company’s top three suppliers represented 45%, 29%, and 10% of total purchases of the Company, respectively. For the nine months ended December 31, 2023, the Company’s top three suppliers represented 35%, 20% and 13% of total purchases of the Company, respectively. As of December 31, 2024, two suppliers accounted for 58% and 24% of accounts payable balance, respectively. As of March 31, 2024, three suppliers accounted for 31%, 26%, and 23% of accounts payable balance, respectively.

Concentration of credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its account receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Historically, the Company did not have any bad debt on its account receivable.

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, term deposits, restricted cash, short-term investments, and accounts receivable, net. The Company’s investment policy requires cash and cash equivalents, term deposits, restricted cash, and short-term investments to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer. The Company regularly evaluates the credit standing of the counterparties or financial institutions.

(u) Related Parties

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management and/or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities. Transactions involving related parties cannot be presumed to be carried out on an arm’s length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s length transactions unless such representations can be substantiated.

(v) Earnings (Loss) Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common stock outstanding for the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. Potential shares of common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

For the nine months ended December 31, 2024, the Company had potential shares of common stock issuable upon the exercise of the Representative’s Warrants (as defined below). As the Company incurred losses for the nine months ended December 31, 2024, inclusion of these potential shares of common stock would have reduced the net loss per share. Therefore, these potential shares were excluded from the calculation of diluted net loss per share. For the nine months ended December 31, 2024, there were no dilutive shares.

(w) Foreign Currencies Translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations. The reporting currency of the Company is United States Dollar ($). The Company’s subsidiary in Canada maintains its books and records in its local currency, Canadian dollar (CAD), which is the functional currency for this subsidiary as it is the primary currency of the economic environment in which this entity operates.

In general, for consolidation purposes, assets and liabilities of subsidiaries whose functional currency is not United States Dollar are translated into United States Dollar in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

(x) Representative’s Warrants

Upon the closing of the IPO in June 2024, the Company issued to Benchmark underwriters warrants (the “Representative’s Warrants”) to purchase 129,375 shares of common stock which warrants are also exercisable on a cashless basis. The Company accounts for these warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The Company accounts for its warrants as equity that meet all of the criteria (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance and subsequent changes in fair value are not recognized as long as the warrants continue to be classified as equity.

(y) Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This guidance requires a public entity to disclose for each reportable segment, on an interim and annual basis, the significant expense categories and amounts that are regularly provided to the chief operating decision-maker (“CODM”) and included in each reported measure of a segment’s profit or loss. Additionally, it requires a public entity to disclose the title and position of the individual or the name of the group or committee identified as the CODM. This guidance is effective for fiscal years beginning after December 31, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted and the guidance should be applied retrospectively to all periods presented in the financial statements, unless it is impracticable. The Company plans to adopt the provisions of this guidance for the fiscal year ending March 31, 2025.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This guidance requires a public entity to disclose in their rate reconciliation table additional categories of information about federal, state and foreign income taxes and to provide more details about the reconciling items in some categories if the items meet a quantitative threshold. The guidance also requires all entities to disclose annually income taxes paid (net of refunds received) disaggregated by federal (national), state and foreign taxes and to disaggregate the information by jurisdiction based on a quantitative threshold. This guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted, and this guidance should be applied prospectively but there is the option to apply it retrospectively. The Company plans to adopt the provisions of this guidance for the fiscal year ending March 31, 2026.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated balance sheets, statements of operations and comprehensive loss and statements of cash flows.

3 - INVENTORIES, NET

Inventories, net consisted of the following:

	December 31, 2024	March 31, 2024
Batteries	$2,893,576	$1,009,228
Electric Vehicles	4,665,639	2,634,643
Tires	608,145	687,927
Accessories	1,374,298	1,546,283
Inventories	9,541,658	5,878,081
Inventory reserves	(936,030)	(514,021)
Inventories, net	$8,605,628	$5,364,060

Movements of inventory reserves are as follows:

	December 31, 2024	December 31, 2023
Beginning balance	$514,021	$431,363
Addition	678,157	287,946
Write off	(256,147)	(316,278)
Ending Balance	$936,030	$403,031

As of December 31, 2024 and March 31, 2024, the inventory allowance balance was $936,030 and $514,021, respectively. For the nine months ended December 31, 2024 and 2023, the impairment loss was $678,157 and $287,946, respectively.

4 - PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other current assets as of December 31, 2024 and March 31, 2024 consisted of the following:

	December 31, 2024	March 31, 2024
Prepaid rent	$70,766	$179,792
Prepayments to vendors	1,580,417	143,018
Prepaid iCloud Server	-	1,747
Prepaid insurance	293,294	237,207
Prepaid income tax	86,705	-
Prepayments to other service providers	275,510	26,896
Total Prepayment and Other Receivables	$2,306,692	$588,660

As of December 31, 2024 and March 31, 2024, the prepayments to vendors were $1.6 million and $0.1 million, respectively. The increase in prepayments to vendors was primarily due to the Company’s anticipation of growth in future sales and rental services. The Company plans to purchase more E-vehicles and related accessories from oversea vendors to support the expansion in retail and rental markets. These prepayments to vendors are expected to be settled by the end of March 2025.

5 - PROPERTY AND EQUIPMENT, NET

Property and equipment as of December 31, 2024 and March 31, 2024 consisted of the following:

	December 31, 2024	March 31, 2024
Furniture & Fixtures	$419,950	$400,558
Machinery & Equipment	267,477	212,317
Automobile	669,909	306,607
Leasehold improvements	963,759	976,870
Building	3,663,215	-
Construction in progress-Software	1,910,000	275,000
Properties for rental business	65,618	-
Property and Equipment	7,959,928	2,171,352
Less: Accumulated depreciation	(727,239)	(416,330)
Property and Equipment, net	$7,232,689	$1,755,022

For the nine months ended December 31, 2024 and 2023, the depreciation expenses were $310,910 and $203,788, respectively.

In December 2023, the Company engaged DFT, a former related party, for certain technology services, such as ERP system. The total contract price for the ERP system is $2,500,000, subject to adjustments. The final delivery of the ERP system is scheduled for May 10, 2025, subject to adjustments mutually agreed upon by the parties in response to any changes in project scope or unforeseen delays. As of December 31, 2024 and March 31, 2024, the accumulative payments to DFT for development of the ERP system were $2,446,580 and $1,554,000, respectively. As of December 31, 2024 and March 31, 2024, construction in progress was $1,910,000 and $275,000, respectively, and primarily relating to the cost incurred to develop the software by DFT. As of December 31, 2024 and March 31, 2024, the Company had a prepayment of $536,580 and $1,279,000, respectively, to DFT (see Note 13 - Long-term prepayment for software development - related parties, net).

On August 12, 2024, the Company entered into a purchase agreement with He’s Realty Holdings LLC (the “Seller”), a third party, to purchase an office property. The final purchase price of the property was $3,594,000 and closing cost was $69,215. The Company paid $628,211 in cash to the Seller, withdrew $1,235,004 from its line of credit with Peapack-Gladstone Bank, and financed the remaining $1,800,000. On August 13, 2024, the Company’s subsidiary, AOFL LLC, obtained a one-year short-term loan of $1,800,000 from He’s Realty Holdings LLC with an annual interest rate of 6.5%. The principal amount shall be paid to He’s Realty Holdings LLC in one or more installments on or before August 11, 2025, and during the one-year borrowing period, AOFL LLC only needs to pay interest of $9,750 to He’s Realty Holdings LLC on a monthly basis. The collateral provided was the office purchased by AOFL LLC. The loan was paid off in full on November 29, 2024.

In October 2024, the Company started to offer rental services through its subsidiaries, GOBIKE INC, in New York, and FLYLA INC, in Log Angeles. The rental term is from one hour to one month. In New York, the Company offers a single model of E-Bike for rent, FLY 11 PRO GOFLY as of the date of this report. In Log Angeles, the Company offers 31 types of E-Bikes and E-scooters for rent, including FLY AIR2, FLY TANK, and FLY 11 PRO.

6 - INTANGIBLE ASSETS, NET

Intangible assets as of December 31, 2024 and March 31, 2024 consisted of the following:

	December 31, 2024	March 31, 2024
Property rights	$92,604	$38,032
GO FLY App	500,000	-
Total Intangible assets	592,604	38,032
Less: Accumulated Amortization	(32,479)	(1,648)
Intangible assets, net	$560,125	$36,384

For the nine months ended December 31, 2024 and 2023, the amortization expenses were $30,831 and nil, respectively.

In July 2024, the Company engaged DFT, a related party, to develop a new APP, GO FLY APP, for the rental business. The total contract price for the GO FLY APP is $500,000, and the GO FLY APP was delivered on September 5, 2024.

7 - ACCRUED EXPENSES AND OTHER PAYABLES

	December 31, 2024	March 31, 2024
Accrued payroll	$42,196	$121,120
Advances from customers	26,445	25,099
Advances from IGH Holding Inc	49,000	49,000
Accrued warranty	37,363	27,714
Payroll tax and sales tax payable	112,068	245,226
Accrued store expenses	51,077	21,975
Accrued IPO offering cost	-	225,000
Accrued freight in cost	94,650	107,255
Accrued interest expense	19,670
Accrued professional fee	-	103,000
Accrued Expenses and Other Current Liabilities	$432,469	$925,389

8 - LOAN PAYABLE

A summary of the Company’s loans is listed as follows:

Lender	Due Date	December 31, 2024	March 31, 2024
Chase Bank(i)	October 25, 2027	-	176,366
Chase Bank(ii)	January 12, 2028	301	56,580
Chase Bank(vii)	September 28, 2028	-	221,197
Leaf Capital Funding, LLC(iii)	September 30, 2027	37,759	46,856
Sinoelite Corp(iv)	April 03, 2024	-	100,000
Automobile Loan - Honda(v)	June 25, 2027	22,506	28,833
Bank of Hope(vi)	September 15, 2024	-	391,227
Bank of Hope(vi)	September 22, 2024	-	400,000
Bank of Hope(vi)	December 12, 2024	-	205,000
Milea Truck Sales of Queens Inc. (viii)	August 22, 2027	115,694	-
Milea Truck Sales of Queens Inc. (viii)	July 26, 2027	84,285	-
Peapack-Gladstone Bank(ix)	August 31, 2025	4,909,982	-
Veiocity Commercial Capital, LLC (x)	December 1, 2054	1,929,268	-
Total loan payables		7,099,795	1,626,059
Short-term loan payables		(4,909,982)	-
Current portion of long-term loan payables		(99,079)	(1,213,242)
Long-term loan payables		$2,090,734	$412,817

(i)	On October 25, 2022, the Company’s subsidiary, Universe King Corp. obtained a five-year long-term loan of $230,000 from JPMorgan Chase Bank, N.A. with an annual interest rate of 10.35%. Mr. Ke Zhang, the Company’s Chief Human Resource Officer, provided a guarantee on this loan. To secure payment and performance of the liabilities, Universe King Corp. pledged to JPMorgan Chase Bank, N.A., a continuing security interest in all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. On August 9, 2024, the Company paid off this loan in full.

(ii)	On January 12, 2023, the Company’s subsidiary, Arfy Corp. obtained a five-year long-term loan of $70,000 from JPMorgan Chase Bank, N.A. with an annual interest rate of 9.8%. Mr. Tong Chen, an original stockholder of the Company, provided a guarantee on this loan. To secure payment and performance of the liabilities, Arfy Corp. pledged to JPMorgan Chase Bank, N.A., a continuing security interest in all of its right, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. On August 9, 2024, the Company paid $52,069 and as of December 31, 2024, the outstanding balance is $301.

(iii)	On August 24, 2022, Universe King Corp. obtained a five-year long-term loan of $63,674 from Leaf Capital Funding, LLC with an annual interest rate of 7.0%. The collateral provided included the Fuso trucks, whether now owned or hereafter acquired by Universe King Corp., and together with all accessories, accessions, attachments thereto, and all other substitutions, renewals, replacements and improvements and all proceeds of the foregoing. As of December 31, 2024, the outstanding balance is $40,845. From January 1 to February 19, 2025, the Company paid $2,523 on principal and interest of the loan.

(iv)	On January 3, 2023, Fly E-Bike, Inc. obtained a one-year and three-month long-term loan of $100,000 from Sinoelite Corp with no interest. On April 25, 2024, the Company paid off this loan in full.

(v)	On June 12, 2023, Flyebikemiami Inc obtained a four-year long-term loan of $34,974 from AutoNation Honda Miami Lakes with an annual interest rate of 3.98%. The collateral provided was the Honda vehicle purchased by Flyebikemiami Inc. As of December 31, 2024, the outstanding balance is $24,635. From January 1 to February 19, 2025, the Company paid $1,579 on principal and interest of the loan.

(vi)	On September 20, 2023, Fly-E Group, Inc obtained a line of credit of $1,000,000 from Bank of Hope with a floating annual interest rate, currently at 8.5%. On the same date, the Company withdrew $391,226 from Bank of Hope to pay off the loan balance with Flushing Bank as of September 15, 2023. On September 22, 2023 and December 12, 2023, the Company withdrew $400,000 and $205,000, respectively, from Bank of Hope to support its business operations. Mr. Zhou Ou, the Company’s Chief Executive Officer, and Mr. Ke Zhang, the Company’s Chief Human Resource Officer, provided a guarantee on this loan. To secure payment and performance of the liabilities, Fly-E Group pledged to Bank of Hope the following items: inventory, chattel paper, accounts, equipment, and general intangibles of first 29 incorporated subsidiaries of the Company. On August 9, 2024, the Company paid off this loan in full.

(vii)	On October 2, 2023, the Company’s subsidiary, Fly14 Corp. obtained a five-year long-term loan of $240,000 from JPMorgan Chase Bank, N.A. with an annual interest rate of 10.40%. To secure payment and performance of the liabilities, Fly14 Corp. pledged to JPMorgan Chase Bank, N.A., a continuing security interest in all of its rights, title and interest in all of its properties, whether now owned or hereinafter acquired and whether now existing or hereafter arising. On August 9, 2024, the Company paid off this loan in full.

(viii)

On August 22, 2024, Fly E-Bike, Inc. obtained a three-year long-term loan of $128,132 from Milea Truck Sales of Queens Inc. with an annual interest rate of 9.90%. The collateral provided was the FTR 2025 vehicle purchased by Fly E-Bike, Inc. As of December 31, 2024, the outstanding balance is $125,061. From January 1 to February 19, 2025, the Company paid $8,257 on principal and interest of the loan.

On July 26, 2024, Fly E-Bike, Inc. obtained a three-year long-term loan of $96,506 from Milea Truck Sales of Queens Inc. with an annual interest rate of 7.03%. The collateral provided was the NRR-CAB 2025 vehicle purchased by Fly E-Bike, Inc. As of December 31, 2024, the outstanding balance is $91,095. From January 1 to February 19, 2025, the Company paid $5,962 on principal and interest of the loan.

(ix)	On August 5, 2024, Fly-E Group, Inc obtained a line of credit of $5 million from Peapack-Gladstone Bank with a floating annual interest rate and the current annual interest rate is 8.8%. On August 5, 2024, the Company withdrew from this line of credit to pay off the outstanding principal and interest of loans from Bank of Hope in total of $996,476 and the loan from JPMorgan Chase Bank, N.A obtained by Fly14 Corp in total of $208,601. On August 6, 2024, the Company withdrew in total $214,905 from this line of credit to pay off the outstanding principal and interest of loans from JPMorgan Chase Bank, N.A. From August 7, 2024 to August 19, 2024, the Company withdrew $3,490,000 from the line of credit. Mr. Zhou Ou, the Company’s Chief Executive Officer, and Mr. Ke Zhang, the Company’s Chief Human Resource Officer, provided a guarantee on this loan. To secure payment and performance of the liabilities, Fly-E Group granted Peapack-Gladstone Bank a continuing lien on and security interest in all assets of the Company, including accounts, chattel paper, documents, instruments, inventory, general intangibles, equipment, fixtures, deposit accounts, goods, letter-of-credit rights, supporting obligations, investment property, commercial tort claims, property in the Lender’s possession, additions, and proceeds of first 39 incorporated subsidiaries of the Company. From January 1 to February 19, 2025, the Company paid $102,492 on interest of the line of credit.

(x)	On November 27, 2024, the Company’s subsidiary, AOFL LLC (the “borrower”) obtained four thirty-year long-term loans of $525,000, $560,000, $595,000, and $420,000, respectively, from Veiocity Commercial Capital, LLC (the “lender”) with an annual interest rate of 11.24%. The lender charged a total of $170,933 loan settlement fees for closing the loan which included attorney fee, escrow fee, origination fee, and so on. The Company amortized the $170,933 over the loan term. To secure payment and performance of the liabilities, AOFL LLC pledged to Veiocity Commercial Capital, LLC a continuing lien on and security interest in any and all deposits or other sums at any time credited by or due from lender to the borrower and any cash, securities, instruments or other property of the borrower in the possession of lender. From January 1 to February 19, 2025, the Company paid $40,761 on principal and interest of the loan.

On August 13, 2024, the Company’s subsidiary, AOFL LLC, obtained a one-year short-term loan of $1,800,000 from He’s Realty Holdings LLC with an annual interest rate of 6.5%. The principal amount shall be paid to He’s Realty Holdings LLC in one or more installments on or before August 11, 2025, and during the one-year borrowing period, AOFL LLC only needs to pay interest of $9,750 to He’s Realty Holdings LLC on a monthly basis. The collateral provided was the office purchased by AOFL LLC. The loan was paid off in full on November 29, 2024.

For the nine months ended December 31, 2024 and 2023, the total interest expenses on the Company’s outstanding loans amounted to $247,550 and $82,150, respectively.

9 - STOCKHOLDER’S EQUITY

Prior to the effectiveness of the stock split discussed below, the Company was authorized to issue 400 shares of common stock having a par value of $0.01 per share and 40 shares of preferred stock having a par value of $0.01 per share. There were 200 shares of common stock were issued and outstanding prior to the effectiveness of the stock split.

On March 27, 2024, the Company’s board of directors approved a 1-for-110,000 stock split of the Company’s capital stock. The stock split became effective on April 2, 2024. The par value of the Company’s common stock remained unchanged at $0.01 per share, and the number of authorized shares of the Company’s capital stock was increased from 440 to 48,400,000, with the number of authorized shares of common stock and preferred stock being increased from 400 to 44,000,000 and from 40 to 4,400,000, respectively.

On June 7, 2024, the Company completed its initial public offering and issued 2,250,000 shares of common stock, at a price of $4.00 per share. The gross proceeds of the offering were $9.0 million, prior to deducting the underwriting discounts, commissions and offering expenses payable by the Company. In addition, the Company granted the underwriters a 30-day option to purchase an additional 337,500 shares of common stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments. On June 25, 2024, the Company issued an additional 337,500 shares of common stock to the underwriters for gross proceeds of $1.4 million upon full exercise of the underwriters’ over-allotment option. Net proceeds received by the Company from the initial public offering, including the exercise of over-allotment option, were approximately $9.2 million.

Upon the closing of IPO offering in June 2024, the Company issued to Benchmark the representative of the underwriters warrants to purchase 129,375 shares of common stock. The Representative’s Warrants have an exercise price equal to $4.00 per share and are exercisable until the date on June 7, 2029, after the date of commencement on December 7, 2024. The Representative’s Warrants are also exercisable on a cashless basis. As the Representative’s Warrants are considered indexed to the Company’s own stock and meet the criteria for equity classification according to ASC:815-40, the Representative’s Warrants are classified as equity. None of the Representative’s Warrants were exercised as of December 31, 2024.

The fair value of the warrant, using the Black-Scholes Model on the date of issuance was $274,472. The key inputs into the Black-Scholes Model variables were as follows at measurement date:

June 7, 2024
Stock price	$4.00
Risk-free interest rate	4.46%
Volatility	56.52%
Exercise price	$4.00
Dividend yield	$-

The following table summarizes the Company’s activities and status of the Representative’s Warrants:

	Number of Warrant	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Outstanding as of March 31, 2024	-	-	-
Issued	129,375	$4.00	4.5
Exercised	-	-	-
Forfeited or expired	-	-	-
Outstanding as of December 31, 2024	129,375	$4.00	4.4

As of December 31, 2024 and March 31, 2024, the subscription receivable represents the unpaid capital contribution of $219,998 by the stockholders.

During the nine months ended December 31, 2023, Mr. Ou paid certain vendors of the Company to settle certain accounts payable balance on behalf the Company. On June 30, 2023, the Company transferred $2.26 million, a portion of the accounts payable balance, along with a cash contribution of $0.14 million from Mr. Zhou Ou as capital contribution (see Note 13). As of June 30, 2023, a total of $2.4 million were transferred and recorded as capital contribution (see Note 13).

10 - INCOME TAX

(a) Income Tax Expense

Income tax benefit for the nine months ended December 31, 2024 was $0.5 million, and income tax expense for the nine months ended December 31, 2023 amounted to $0.7 million. Significant components of the provision for income taxes are as follows:

	For the Nine Months Ended December 31,
	2024	2023
Current
Federal	$101,808	$183,590
State	120,932	182,860
City	119,766	139,903
Deferred
Federal	(508,000)	166,500
State	(202,000)	42,300
City	(128,000)	24,500
Foreign	(26,160)	(7,656)
Total	$(521,654)	$731,997

The provision for income taxes is based on the following pretax income (loss):

	For the Nine Months Ended December 31,
	2024	2023
U.S.	$(2,412,980)	$1,973,031
Canada	(115,517)	(33,146)
Total	$(2,528,497)	$1,939,885

For the nine months ended December 31, 2024, the total pre-tax loss was $2.5 million, which included $2.4 million pre-tax loss in the U.S. and $0.1 million pre-tax loss in Canada. For the nine months ended December 31, 2023, the total pre-tax income was $1.9 million, which included $2.0 million pre-tax income in the U.S. and $$0.1 million pre-tax loss in Canada.

The following table reconciles to the Company’s effective tax rate:

	For the Nine Months Ended December 31
	2024	2023
Pre-tax book (loss) income	$(2,528,497)	$1,939,885
Federal Statutory rate	21.0%	21.0%
State income tax rate, net of federal income tax benefit	4.3%	8.0%
City income tax rate, net of federal income tax benefit	3.7%	5.0%
Foreign statutory rate	0.4%	(0.4)%
Permanent differences	(4.0)%	5.3%
Return to project adjustment	(4.8)%	(1.4)%
Total	20.6%	37.5%

Penalties and interest incurred related to underpayment of income tax are classified as income tax expenses in the period incurred. For the nine months ended December 31, 2024 and 2023, the Company accrued $63,812 and $55,604 income tax related penalty included in taxes payable in the unaudited condensed consolidated balance sheets, respectively.

United States

Income tax benefit for the nine months ended December 31, 2024 amounted to $0.5 million and income tax expense for the nine months ended December 31, 2023 amounted to $0.7 million.

Significant components of the provision for income taxes are as follows:

	For the Nine Months Ended December 31,
	2024	2023
Current
Federal	$101,808	$183,590
State	120,932	182,860
City	119,766	139,903
Deferred
Federal	(508,000)	166,500
State	(202,000)	42,300
City	(128,000)	24,500
Total	$(495,494)	$739,653

Canada

Fly Toronto Corp, a subsidiary of the Company, was formed under the laws of Canada and conducts its business primarily in Canada.

Income tax benefit for the nine months ended December 31, 2024 and 2023 amounted to $26,160 and $7,656, respectively. Significant components of the provision for income taxes are as follows:

	For the Nine Months Ended December 31
	2024	2023
Current
Federal	$-	$-
State	-	-
City	-	-
Deferred
Federal	(14,807)	(4,334)
State	(11,353)	(3,322)
City	-	-
Total	$(26,160)	$(7,656)

(b) Deferred Tax Assets (Liabilities)

Net DTAs as of December 31, 2024 and March 31, 2024 amounted to $497,939 and $35,199, respectively. Significant components of DTAs (DTLs), net are as follows:

	As of December 31, 2024	As of March 31, 2024
Net operating loss carry forwards	$716,087	$40,332
Inventory reserve	330,000	186,000
Lease liability	5,216,000	5,810,000
Less: Valuation allowance	-	-
Total deferred tax assets (DTAs)	$6,262,087	$6,036,332
Accumulated depreciation	(493,881)	(482,133)
ROU asset	(4,873,000)	(5,519,000)
Total deferred tax liabilities (DTLs)	(5,366,881)	(6,001,133)
Total deferred tax assets, net	$895,206	$35,199

Deferred tax assets (liabilities) - U.S., net	$833,000	$(5,000)
Deferred tax assets - Canada, net	$62,206	40,199

As of December 31, 2024 and March 31, 2024, the Company had approximately $6.3 million and $6.0 million, respectively, in the DTAs, which respectively included approximately $0.7 million and $40,332 related to net operating loss carryforwards that can be used to offset taxable income in future periods, $5.2 million and $5.8 million related to lease liability, and $0.3 million and $0.2 million related to inventory allowance.

As of December 31, 2024 and March 31, 2024, the Company had approximately $5.4 million and $6.0 million, respectively, which included $0.5 million and $0.5 million, respectively, in the DTLs that related to accumulated depreciation and $4.9 million and $5.5 million related to ROU assets.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. As of December 31, 2024 and March 31, 2024, the Company recorded approximately $62,206 and $40,199, respectively, in the net DTAs. The tax losses in Canada can be carried forward for twenty years to offset future taxable profit. The tax losses of entities in Canada will begin to expire in 2044, if not utilized. As of December 31, 2024, management considered it more likely than not that the Company will have sufficient taxable income in the future that will allow the Company to realize these net DTAs.

As a result of the Tax Cuts and Jobs Act (TCJA), US NOLs arising after December 31, 2017, may be carried forward indefinitely and can offset only up to 80% of taxable income in any future year.

Uncertain Tax Positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2024 and March 31, 2024, the Company did not have any significant unrecognized uncertain tax positions.

11 - LEASES

The Company adopted Topic 842 for all periods presented. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. The leases of the Company mainly consisted of offices, retail stores, and warehouses.

The Company’s operating right-of-use (“ROU”) assets and lease liabilities were as follows:

	December 31, 2024	March 31, 2024
Operating ROU:
ROU assets	$14,318,422	$16,000,742
Total operating ROU assets	$14,318,422	$16,000,742

	December 31, 2024	March 31, 2024
Operating lease obligations:
Current operating lease liabilities	$3,151,171	$2,852,744
Non-current operating lease liabilities	12,153,196	13,986,879
Total lease liabilities	$15,304,367	$16,839,623

The Company had 34 and 38 leases as of December 31, 2024 and March 31, 2024, respectively.

The weighted average lease term, discount rates, and remaining lease terms for the operating leases as of December 31, 2024 were as follows:

Remaining lease term and discount rate:

Weighted average discount rate	6.8%
Weighted average remaining lease term (years)	4.79 years

The weighted average lease term, discount rates, and remaining lease terms for the operating leases as of March 31, 2024 were as follows:

Remaining lease term and discount rate:

Weighted average discount rate	6.4%
Weighted average remaining lease term (years)	5.51 years

The Company leases its offices, warehouse, and retail stores under non-cancellable operating lease agreements.

Lease expenses were $3.26 million for the nine months ended December 31, 2024, including $1.00 million in cost of goods-occupancy cost, $2.16 million in rent expense in selling expense, and $0.09 million rent expense in general and administrative expense. Lease expenses for the nine months ended December 31, 2023 were $2.33 million, including $0.39 million in goods-occupancy cost, $1.73 million in rent expense in selling expense, and $0.21 million in rent expense in general and administrative expense. For the nine months ended December 31, 2024, the Company terminated six leases.

As of December 31, 2024, future minimum lease liabilities, all under office and facilities non-cancellable operating lease agreements, were as follows:

As of December 31, 2024	Operating Lease Liabilities
2025	$4,065,892
2026	3,957,134
2027	3,629,042
2028	3,001,292
2029	1,500,384
Thereafter	1,821,813
Total lease payments	17,975,557
Less: interest	(2,671,190)
Present value of lease liabilities	$15,304,367

12 - COMMITMENTS AND CONTINGENCIES

Commitments

The Company has not entered any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. The Company has not entered any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its unaudited condensed consolidated financial statements. Furthermore, the Company does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Company does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to itself or engages in leasing, hedging or product development services with itself.

Contingencies

Legal

From time to time, the Company is a party to certain legal proceedings, as well as certain asserted and unasserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited condensed consolidated financial statements.

The Company’s products and other production facilities as well as the packaging, storage, distribution, advertising and labeling of its products, are subject to extensive legal and regulatory requirements. For example, pursuant to the DMV registration requirement, the Company must satisfy the DMV Registration requirements and conduct required testing for all of its products sold in U.S. Loss of or failure to renew or obtain necessary permits, licenses, registrations, or certificates could prevent the Company from legally selling its products in the U.S. If the Company were found to be in violation of applicable laws and regulations, it could be subject to administrative punishment, including fines, injunctions, recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects. As of the date hereof, the Company believes it is in compliance with the relevant regulations in the U.S.

On or about March 12, 2025, UL LLC (“UL”) filed the Complaint against the Company, along with the Company’s certain subsidiaries and certain individuals, in the Eastern District of New York . The Complaint alleges that the Company improperly used UL’s trademark by claiming certain products were certified by UL. The Complaint seeks $2,000,000 for each instance an allegedly counterfeit UL mark was used and asserts claims for federal trademark infringement and counterfeiting, unfair competition and false designations of the origin and false and misleading representations, common law unfair competition, common law unjust enrichment, and unlawful deceptive acts and practices. The response to the Complaint is due on May 8, 2025. The Company and UL are in the process of discussing settlement. If settlement efforts are unsuccessful, the Company intends to defend itself against the lawsuit.

Inflation

Inflationary factors, such as increases in personnel and overhead costs, could impair the Company’s operating results. Although the Company does not believe that inflation has had a material impact on the Company’s financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on the Company’s ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

13 - RELATED PARTY TRANSACTIONS

(A) Related party balances

Accounts receivable - related parties

Name of Related Party	Relationship	Nature	December 31, 2024	March 31, 2024
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Accounts receivable	$88,885	$326,914
Accounts receivable - related parties			$88,885	$326,914

During the nine months ended December 31, 2024, the Company received $285,814 from Fly E Bike SRL.

Prepayments and other receivables - related parties

Name of Related Party	Relationship	Nature	December 31, 2024	March 31, 2024
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Other receivables	$6,057	$180,256
PJMG LLC	Ruifeng Guo (former CFO who resigned on November 6, 2024), owns over 50% equity interest of this entity	Prepayments	165,000	60,000
Prepayments and other receivables - related parties			$171,057	$240,256

During the nine months ended December 31, 2024, the Company advanced $6,057 to Fly E Bike SRL, a distributor the Company works with and in which Mr. Ou holds over 50% of the equity interest. This advance is unsecured, bears no interest and does not have a maturity date. On June 12, 2024, the Company received $180,256 from Fly E Bike SRL. On April 1, 2023, the Company agreed to retain the services of PJMG, a company in which Mr. Guo, the Company’s former CFO who resigned on November 6, 2024, holds over 50% of the equity interests as a consultant following the completion of its IPO. PJMG was engaged to provide compliance consulting services related to accounting, finance, and management, as well as to oversee market planning and development, follow-on fundraising, and investor relationship management from June 2024 to May 2025. The service fee is $45,000 for the first month and from the second month the fees will be $15,000 per month. To secure these services, the Company prepaid a total of $165,000 to PJMG as of December 31, 2024. From August 9, 2024 to September 17, 2024, the Company advanced $477,771 to Mr. Ou, Chairman and CEO of the Company, for personal use. This advance is unsecured, bears no interest and does not have a maturity date. As of December 31, 2024, the advance was paid back in full.

Long-term prepayment for software development - related parties, net

Name of Related Party	Relationship	Nature	December 31, 2024	March 31, 2024
DF Technology US Inc	Ruifeng Guo (former CFO who resigned on November 6, 2024), owns over 50% equity interest of this entity	Long-term prepayment for software development	$536,580	$1,279,000
Long-term prepayment for software development - related parties, net			$536,580	$1,279,000

In December 2023, the Company engaged DFT for development of certain technology services. Mr. Guo, the Company’s former CFO who resigned on November 6, 2024, owns over 50% of the equity interest in DFT. As of December 31, 2024 and March 31, 2024, the Company paid $536,580 and $1,279,000 to DFT as prepayment for software development, respectively. As of December 31, 2024 and March 31, 2024, construction in progress was $1,910,000 and $275,000, respectively (see Note 5 - Property and Equipment).

Other payables - related parties

Name of Related Party	Relationship	Nature	December 31, 2024(i)	March 31, 2024(i)
Zhou Ou	Chairman, CEO of the Company	Other payable	$-	$92,229
Other Payables-related parties			$-	$92,229

(i)	Represents the remaining balance of the advance provided by the related party to the Company’s subsidiaries for the purpose of supporting their business operations.

All of the above payables are unsecured, non-interest bearing, and due on demand. The Company paid a total of $92,229 and $198,615 to Mr. Zhou Ou during the nine months ended December 31, 2024 and 2023, respectively.

(B) Related party transactions

Revenues - related parties

			For the Nine Months Ended December 31
Name of Related Party	Relationship	Nature	2024	2023
Fly E Bike SRL	Zhou Ou (CEO), owns over 50% equity interest of this entity	Product sales	$47,785	$309,484
Revenues - related parties			$47,785	$282,814

During the nine months ended December 31, 2024 and 2023, Fly E Bike SRL, a distributor the Company works with and in which Mr. Ou holds over 50% of the equity interest, purchased certain EV products from the Company in the amount of $47,785 and $309,484, respectively.

Purchase of Intangible Assets - related parties

Name of Related Party	Relationship	Nature	December 31, 2024	March 31, 2024
DF Technology US Inc	Ruifeng Guo (former CFO who resigned on November 6, 2024), owns over 50% equity interest of this entity	Purchase of Software	$500,000	$-
Purchase of Intangible Assets - related parties			$500,000	$-

In December 2023, the Company engaged DFT for development of certain technology services. Mr. Guo, the Company’s former CFO who resigned on November 6, 2024, owns over 50% of the equity interest in DFT. In July 2024, the Company engaged DFT for development of a new APP, GO FLY APP, for the rental business. The total contract price for the GO FLY APP is $500,000, and the GO FLY APP was delivered on September 5, 2024.

(C) Other Related Party Transactions

On March 6, 2021, the Company and DGLG entered into an engagement letter, pursuant to which the Company engaged DGLG as a consultant to assist the Company in its IPO planning, financing and tax services. Mr. Guo, the Company’s former CFO who resigned on November 6, 2024, is a partner at DGLG. Under the terms of the engagement agreement with DGLG, the Company has agreed to compensate DGLG for consulting services based on an hourly fee arrangement. DGLG’s consulting fees were $225,000 and $100,000 for the nine months ended December 31, 2024 and 2023, respectively. In addition, during the nine months ended December 31, 2024, the Company paid DGLG a total of $37,400 for tax services, including sales tax services, payroll tax services, and income tax services, rendered by DGLG.

On April 1, 2023, the Company agreed to retain the services of PJMG, a company in which Mr. Guo, the Company’s former CFO who resigned on November 6, 2024, holds over 50% of the equity interests as a consultant following the completion of its IPO. To secure these services, the Company prepaid a total of $165,000 to PJMG as of December 31, 2024. $165,000 was expensed as consulting expenses during the nine months ended December 31, 2024. During the nine months ended December 31, 2024, the Company paid PJMG a total of $232,547 for consulting services.

14 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events after December 31, 2024, up through February 19, 2025, the date at which the unaudited condensed consolidated financial statements were issued. Except for the events mentioned below, the Company did not identify any subsequent events with material financial impact on the Company’s unaudited condensed consolidated financial statements.

On January 29, 2025, the Company opened a new store at 369 Central Ave, Jersy City, NJ 07307.

Fly-E Group, Inc.

Up to 38,095,238 Shares of Common Stock

Up to 76,190,476 Warrants to Purchase Common Stock

Up to 76,190,476 Shares of Common Stock Underlying the Warrants

Prospectus

___________, 2025

American Trust Investment Services, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, excluding discounts and commissions of the Placement Agent, all of which will be paid by us. All amounts are estimated except the SEC registration fee and FINRA filing fee.

Amount
SEC registration fee	$4,165
FINRA filing fee	4,100
Printing and EDGAR expenses	5,000
Legal fees and expenses	150,000
Accounting fees and expenses	12,360
Transfer agent and registrar fees and expenses	3,000
Miscellaneous fees and expenses	0
Total	178,625

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote and agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. In connection with this offering, the registrant will obtain liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Our amended and restated certificate of incorporation requires us to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee, or, while a director or officer, is or was serving at our request as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding.

In addition, under our amended and restated certificate of incorporation, in certain circumstances, we are required to pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that we are not required to advance any expenses to a person against whom we directly bring an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to us of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act:

On December 21, 2022, the Company and Fly E-Bike entered into a Share Exchange Agreement, pursuant to which the Company acquired 200 shares of Common Stock of Fly E-Bike, representing all of the issued and outstanding shares of Fly E-Bike, by issuing its shares of Common Stock to the stockholders of Fly E-Bike on a one-for-one basis. Such share issuance was deemed to be exempt under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof as transactions not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Placement Agency Agreement, dated April 22, 2025, by and between the Company and American Trust Investment Services, Inc.
3.1	Amended and Restated Certificate of Incorporation of Fly-E Group, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on June 7, 2024)
3.2	Amended and Restated Bylaws of Fly-E Group, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the registrant on June 7, 2024)
3.3	Certificate of Amendment to the amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on March 14, 2025)
4.1	Specimen certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-1 (File No. 333-276830) filed by the registrant on April 4, 2024)
4.2	Representative’s Warrant, dated June 7, 2024 (incorporated by reference to Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-276830) filed by the registrant on May 3, 2024)
4.3*	Form of Warrant
5.1**	Opinion of Ellenoff Grossman & Schole LLP
10.1†	Employment agreement dated April 1, 2023 by and between FLYEBIKE Inc and Zhou Ou (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K filed by the registrant on June 27, 2024)
10.2†	Employment agreement dated November 7, 2024 by and between FLYEBIKE Inc and Shiwen Feng (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on November 8, 2024)
10.3^	Loan and Security Agreement dated as of August 5, 2024, by and among the registrant, Fly-E-Bike Inc., Fly EV, Inc. and Peapack-Gladstone Bank (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the registrant on August 16, 2024)
10.4†	Fly-E Group, Inc. 2024 Omnibus Incentive Plan, as amended (incorporated by reference to Appendix A to the Proxy Statement on Form 14-A filed by the registrant on February 21, 2025)
10.5*	Form of Securities Purchase Agreement
21.1*	Subsidiaries of the registrant
23.1***	Consent of Marcum Asia CPAs LLP
23.2**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1 )
24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement on Form S-1)
101.INS***	Inline XBRL Instance Document.
101.SCH***	Inline XBRL Taxonomy Extension Schema Document.
101.CAL***	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF***	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB***	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE***	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104***	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table

*	Previously filed.

**	To be filed by amendment.

***	Filed herewith.

†	Compensatory plan or arrangement.

^	The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.

(b) Financial Statement Schedules: None.

Item 17. Undertakings

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on May 2, 2025.

FLY-E GROUP, INC.

By:	/s/ Zhou Ou
Zhou Ou
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Zhou Ou	Chairman of the Board of Directors and Chief Executive Officer	May 2, 2025
Zhou Ou	(Principal Executive Officer)

/s/ Shiwen Feng	Director and Chief Financial Officer	May 2, 2025
Shiwen Feng	(Principal Financial and Accounting Officer)

*	Director	May 2, 2025
Bin Wang

*	Director	May 2, 2025
Zanfeng Zhang

*	Director	May 2, 2025
Lun Feng

*By:	/s/ Zhou Ou
Zhou Ou, Attorney-in-Fact